EXHIBIT 10.1
EXECUTION COPY
PURCHASE AND SALE AGREEMENT
BETWEEN
THE GOODYEAR TIRE & RUBBER COMPANY
AND
EPD, INC.

Dated as of March 23, 2007

PURCHASE AND SALE AGREEMENT

(i)

(ii)

(iii)

Exhibit A:	Acquired Entities
Exhibit B:	[Intentionally Omitted]
Exhibit C:	Affiliated Sellers
Exhibit D:	Knowledge of Parent
Exhibit E:	[Intentionally Omitted]
Exhibit F:	Manufacturing Facilities
Exhibit G:	Form of Plant Services Agreement
Exhibit H:	Pre-Closing Reorganization
Exhibit I:	Form of Raw Materials Agreement
Exhibit J:	Form of Supply Agreement
Exhibit K:	Form of Trademark License Agreement
Exhibit L:	Form of Transition Services Agreement

(iv)

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated March 23, 2007, is entered into by and between THE GOODYEAR TIRE & RUBBER COMPANY, an Ohio corporation (“Parent”), and EPD, Inc., a Delaware corporation (“Buyer”).
     WHEREAS, Parent, either directly or by virtue of its direct or indirect ownership interests in the Affiliated Sellers (as defined below), owns and operates the Business (as hereinafter defined);
     WHEREAS, certain assets, rights and properties of the Business are owned by the respective Affiliated Sellers;
     WHEREAS, Buyer, directly and indirectly through the Affiliated Buyers, desires to purchase the Business by purchasing substantially all of the assets of the Business from Parent and the Affiliated Sellers and assuming certain related liabilities as more fully described in this Agreement;
     WHEREAS, on and subject to the terms and conditions set forth in this Agreement, Parent agrees to sell and cause the Affiliated Sellers to sell to Buyer and/or the Affiliated Buyers, and Buyer agrees to purchase and cause the Affiliated Buyers to purchase, for the Purchase Price, from Parent and the Affiliated Sellers substantially all of the assets of the Business, and, in connection therewith, Buyer is willing to assume and to cause the Affiliated Buyers to assume certain liabilities of Parent and the Affiliated Sellers relating thereto (the “Acquisition”); and
     WHEREAS, in connection with the purchase and sale of the Business, Buyer and Parent desire to enter into and cause their respective Affiliates to enter into each of the Other Agreements (as defined below).
     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties, covenants and provisions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Parent, intending to be legally bound, hereby agree as follows:
ARTICLE 1. DEFINITIONS
     Section 1.01. Terms and Definitions. Terms used in the Agreement shall have the following meanings:
“Accounts Receivable” means all of the trade and other accounts receivable attributable exclusively to the Business, excluding all Intergroup Receivables.
“Acquired Equity Interests” means the shares of capital stock, partnership interests, limited liability company membership interests or other ownership interests in the Acquired Entities, as the case may be.
“Acquired Entities” means the EPD Group Members listed on Exhibit A.
“Acquired Entity Benefit Plan” has the meaning set forth in Section 4.14(a).
“Acquisition” has the meaning set forth in the recitals.
“Adjustment” has the meaning set forth in Section 6.03 (k)(i).

“Affiliate” means, as to any specified Person, any other Person which directly or indirectly controls, is controlled by or is under common control with, such specified party through one or more intermediaries or otherwise. For purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Transfer Agreement” means one or more agreements in such form and having such terms consistent with this Agreement and customary for such agreements as Parent and Buyer deem reasonably necessary to consummate the sale, assignment or transfer of Other Acquired Assets and the Acquired Equity Interests and the assumption of the Other Assumed Liabilities as contemplated by this Agreement.
“Affiliated Buyer” means each of the Affiliates of Buyer that acquires any Purchased Assets at the Closing and “Affiliated Buyers” means all of such Affiliates.
“Affiliated Seller” means each of the Affiliates of Parent that have any right, title or interest in (i) any assets used in the Business or (ii) any equity interest in the Acquired Entities, including such Affiliates as are listed on Exhibit C, and “Affiliated Sellers” means all of such Affiliates.
“Agreed Pre-Closing Period Income Tax Liability Amount” has the meaning set forth in Section 6.03(c)(iii).
“Agreements” means all contracts, agreements, leases, licenses, guarantees, notes, instruments and other binding commitments (whether written or oral). A purchase order under an Agreement shall not constitute a separate Agreement, but shall be a part of the Agreement to which it relates.
“This Agreement” has the meaning set forth in the recitals.
“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), Council Regulation No. 139/2004 and implementing regulations of the European Community (the “EC Regulation”), and any other domestic or foreign antitrust law, merger regulation, competition law or other Applicable Legal Requirement designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
“Applicable Condition” has the meaning set forth in Section 7.03(b).
“Applicable Legal Requirements” means all applicable international, federal, national, regional, state, provincial, or local laws, including common law, statutes, regulations, rules, ordinances, codes, permits, Judgments, directives and other requirements imposed by any Governmental Authority having jurisdiction over Parent, Buyer, their respective Affiliates, the Business, the Purchased Assets, the Excluded Assets, or any operations thereof.
“Assigned Contracts” has the meaning set forth in Section 2.01(f).
“Assigned Purchase Orders” has the meaning set forth in Section 2.01(g).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Audited Financial Statements” has the meaning set forth in Section 4.05(a).
“Bank Rate” means the prime lending rate of JPMorgan Chase Bank, N.A. at its principal office in New York City, as in effect from time to time.

“Basket Amount” has the meaning set forth in Section 10.05(a).
“Benchmark Net Working Capital” means $250,000,000 (Two-Hundred Fifty Million Dollars), but if the ISF Business is acquired prior to Closing, the Benchmark Net Working Capital means $251,800,000.
“Bill of Sale” has the meaning set forth in Section 2.08(a)(xii).
“Books and Records” means all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings and other similar materials related to the Business, including (i) all lists, including lists of customers, suppliers or personnel, (ii) all product, business and marketing plans, (iii) operating and personnel records, and (iv) all Tax-related records and receipts, but limited, in the case of any of the foregoing that are not exclusively related to the Business, Purchased Assets or Assumed Liabilities, to the portion thereof related to the Business, Purchased Assets or Assumed Liabilities.
“Business” means the business activities and operations of the engineered products division of Parent and/or its Affiliates, including the business of researching, patenting, developing, designing, testing, processing, manufacturing, packaging, marketing, selling and distributing engineered products for industrial, consumer, transportation original equipment and military end-markets, including hoses, conveyor belts, power transmission products, molded rubber products and air springs, and, so long as a definitive agreement with respect to such acquisition is entered into prior to the Closing Date, shall include the ISF Business from the date Specialty Fabrics acquires the ISF Business (retroactively to the Closing for purposes of Sections 2.01 and 2.04 if such acquisition occurs following the Closing) for purposes of this Agreement (other than Sections 2.05 through 2.11 and Articles 4, 5 and 9) and, if the closing of the acquisition of the ISF Business occurs prior to the Closing, all sections of this Agreement other than Article 4. For the avoidance of doubt, the Business does not include (i) Parent’s and its Affiliates’ trademark licensing (except for rights granted under the Trademark License Agreement) and (ii) the PVC, Wingfoot, Reneer and other films businesses of Parent and/or its Affiliates.
“Business Day” means any day other than Saturday or Sunday on which commercial banks are not required or authorized by law to close in the City of New York, State of New York, USA.
“Business Employees” means (A) employees of the Business employed by any EPD Group Member on the date hereof, and (B) persons whose employment with the Business commences after the date of this Agreement but prior to the Closing Date excluding, in each case in clause (A) and (B), (i) consultants and other contract laborers not deemed “employees” of the EPD Group Member under the law of the jurisdiction in which they perform their services and (ii) persons whose employment is terminated prior to the Closing Date other than (X) any such person with a right to recall or to reinstatement under any applicable collective bargaining Agreement, and (Y) any such person whose continuous service with all EPD Group Members has not ended.
“Business Financial Statements” has the meaning set forth in Section 4.05(b).
“Business Intellectual Property” means the Intellectual Property (i) owned by any EPD Group Member on the date hereof or acquired by such party prior to Closing, in each case, used or held for use primarily or exclusively in the Business; or (ii) owned by third parties, certain rights of which are used or held for use by an EPD Group Member primarily or exclusively in the Business, to the extent of such rights.
“Buyer” has the meaning set forth in the recitals.
“Buyer Consents” has the meaning set forth in Section 3.03(b)(ii).

“Buyer EPD VEBA Contribution Amount” has the meaning set forth in Section 2.06(c).
“Buyer Group” means Buyer and the Affiliated Buyers, and, from and after the Closing, the Acquired Entities.
“Buyer Group Member” means any Person in the Buyer Group.
“Buyer Indemnified Parties” has the meaning set forth in Section 10.02.
“Buyer’s 401(k) Plan” has the meaning set forth in Section 7.04(e).
“Cash” has the meaning set forth in Section 2.06(a).
“Cash Purchase Price” has the meaning set forth in Section 2.05.
“Closing” has the meaning set forth in Section 2.08.
“Closing Date” has the meaning set forth in Section 2.08.
“Closing Balance Sheet” has the meaning set forth in 2.06(b).
“Closing Net Working Capital” means Net Working Capital as reflected on the Closing Schedule.
“Closing Schedule” has the meaning set forth in Section 2.06(b).
“COBRA” has the meaning set forth in Section 7.04(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means, with respect to Parent and its Affiliates, any information concerning their business and affairs (including with respect to the Business) that is not already generally available to the public; provided, however, that Confidential Information does not include information that (i) becomes generally available to the public other than in violation of the confidentiality provisions of this Agreement or the Confidentiality Agreement, (ii) was or becomes available to one party on a non-confidential basis from a third party, provided that such third party is not (at the time of transmission from such third party) bound by a confidentiality agreement relating to such information or otherwise known to such party to be prohibited from transmitting the information by a contractual, legal or fiduciary obligation, or (iii) was or is independently developed by a party without reference to Confidential Information of the other party.
“Confidentiality Agreement” has the meaning set forth in Section 5.05(a).
“Consent” means any consent, approval, authorization, waiver, Permit, or exemption.
“Contest Notice” has the meaning set forth in Section 10.04(a).
“Continuing Matter” has the meaning set forth in Section 10.07.
“Counsel to Parent” has the meaning set forth in Section 2.08.
“Damages” has the meaning set forth in Section 10.02.

“Debt” has the meaning set forth in Section 2.06(a).
“Debt Commitment Letters” has the meaning set forth in Section 3.05.
“Deeds” has the meaning set forth in Section 2.08(a)(xi).
“Disclosed Personal Information” has the meaning set forth in Section 5.11.
“Dollars” or “$” means United States dollars.
“Domain Name Transfer Agreement” means an agreement in such form and having such terms consistent with this Agreement and customary for such agreements as Parent and Buyer deem reasonably necessary to effect the transfer of the domain names included in the Purchased Assets as contemplated by this Agreement.
“Downward Adjustment for Working Capital” has the meaning set forth in Section 2.06(c).
“EC Regulation” has the meaning set forth in the definition of Antitrust Laws.
“Embedded Manufacturing Campuses” means those Manufacturing Facilities embedded within the manufacturing operations of other businesses conducted by Parent or its Affiliates as set forth on Schedule 4.11(a)(i) under the heading “Embedded Manufacturing Campuses”.
“Employee Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject thereto, and (ii) any other pension, profit-sharing, deferred compensation, stock option, stock purchase, share appreciation right, fringe benefit, employment, change in control, severance, group or individual health, dental, medical, life insurance, post-retirement, scholarship, disability, sick leave, vacation, retention, survivor benefit, compensation, or similar plan, policy, agreement or arrangement (whether written or unwritten), for the benefit of any employee, consultant or independent contractor of the Business, whether active or terminated, maintained or contributed to by an EPD Group Member or an Affiliate of such EPD Group Member or with respect to which Buyer, any Buyer Affiliate or any Acquired Entity may have any liability or obligation.
“Employees on Protected Leave” has the meaning set forth in Section 7.01(b).
“Encumbered Cash” means Cash that cannot be dividended or otherwise distributed by an Acquired Entity due to Applicable Legal Requirements or that is subject to Tax (including withholding or other similar Tax) or any other adverse Tax consequences on the Buyer Group (including, in the case of any Acquired Entity that is owned directly or indirectly by any other Acquired Entity, any such Applicable Legal Requirements, Tax or other adverse Tax consequences resulting from distributions or dividends by such other Acquired Entity).
“End Date” has the meaning set forth in Section 11.01(b).
“Environment” means all air (including indoor air and ambient air), surface water, groundwater, soil, surface or subsurface land, river sediment, plant or animal life, and natural resources.
“Environmental Law” means, as of the Closing Date, any applicable international, federal, national, regional, state, provincial or local laws, including common law, order, consent order, consent decree, Environmental Permit, statute, ordinance, code, judgment, decree, injunction, rule or regulation relating to (i) pollution control, protection of the Environment, and pollution, contamination, cleanup, preservation, protection, and reclamation of the Environment; (ii) any Release or threatened Release of any Substance, including investigation, monitoring, clean up, removal, treatment, or any other action to address such Release or threatened Release; and (iii) the Handling of Substances, in each case, as in effect on the date hereof or on the Closing Date.
“Environmental Permit” means any and all federal, state or local, licenses, permits, certificates, registrations and other authorizations and approvals required under any and all applicable Environmental Laws to carry on the Business as it is currently conducted.
“EPD Group” means collectively, Parent, the Affiliated Sellers and the Acquired Entities; and “EPD Group Member” means any of Parent, the Affiliated Sellers and the Acquired Entities.
“EPD VEBA” means the voluntary employee beneficiary association trust that may be established by Parent, Buyer or another Person for the benefit of certain retirees of the Business pursuant to the terms described in the Memorandum of Understanding dated December 22, 2006, which was reached in connection with entering into the Master CBA (the “MOU”).
“Equity Commitment Letter” has the meaning set forth in Section 3.05.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Cash Amount” has the meaning set forth in Section 2.06(a).
“Estimated Debt Amount” has the meaning set forth in Section 2.06(a).
“Excess Encumbered Cash” shall mean the excess, if any, of the aggregate amount of Encumbered Cash as of the Closing over $8,000,000.
“Excluded Agreements” has the meaning set forth in Section 2.02(g).
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Intellectual Property” has the meaning set forth in Section 2.02(c).
“Facility” means any real property or facility owned, leased or operated by the Business or any EPD Group Member.
“Final Determination” shall mean a final settlement, compromise, or other agreement by or on behalf of an Acquired Entity with the relevant Governmental Authority, or the issuance of a notice of deficiency (or other comparable notice or document under state or local law) with respect to which the period for filing a petition with the United States Tax Court (or the relevant state or local tribunal) has expired, or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.
“Final Net Working Capital” means Net Working Capital as reflected on the Final Schedule.
“Final Schedule” has the meaning set forth in Section 2.06(a).
“Final Tax Liability Amount” has the meaning set forth in Section 2.04(b).
“Financing” means the debt and equity financing arrangements contemplated by the Financing Commitments.

“Financing Commitments” means, collectively, the Debt Commitment Letters and the Equity Commitment Letter.
“Future Acquired Business” has the meaning set forth in Section 6.09(b).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Goodyear Name and Marks” has the meaning set forth in Section 6.07.
“Governmental Authority” means: (i) the United States of America, any State, municipality or other political subdivision thereof, or any court, department, committee, commission, board, official, agency or instrumentality of any of them, or (ii) any transnational or foreign government or governmental authority comparable to any of the foregoing.
“Government Contract” means any Agreement (whether prime contract, subcontract, grant, subgrant, cooperative agreement, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement) between any EPD Group Member, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Guarantee” means the guarantee of Guarantor in favor of Parent, executed and delivered by Guarantor to Parent as of the date hereof.
“Guarantor” means Carlyle Partners IV, L.P. a Delaware limited partnership.
“Handling of Hazardous Substances” means the production, use, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling, disposal, discharge, release or other handling or disposition of Hazardous Substances.
“Hazardous Substance” means any material, chemical, pollutant, contaminant, waste or otherwise toxic, hazardous, extremely hazardous, infectious, explosive, corrosive, flammable, carcinogenic, mutagenic, sanitary, solid or radioactive waste, or otherwise hazardous substance, waste or material, that, in each case, is regulated under any Environmental Law, including petroleum, petroleum derivatives, petroleum by-products or other hydrocarbons, asbestos-containing materials, polychlorinated biphenyls and urea formaldehyde, and also including any hazardous material or substance within the meaning of Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC Section 9601(14) (“CERCLA”).
“HSR” has the meaning set forth in the definition of Antitrust Laws.
“Inactive Business Employees” has the meaning set forth in Section 7.01(b).
“Indebtedness” means, with respect to any Person, (i) all indebtedness for borrowed funds of such Person including all obligations evidenced by notes, loans, mortgages, bonds, debentures or other similar instruments or agreements, including any prepayment penalty and similar amounts in connection with the repayment thereof on the Closing Date, (ii) reimbursement obligations with respect to letters of credit that are drawn prior to the Closing, (iii) obligations in respect of the deferred purchase price of property or services (other than current trade payables incurred in the Ordinary Course of Business), (iv) obligations under conditional sale or other title retention agreements, (v) obligations under capital leases (which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP), (vi) obligations (including, without limitation, breakage costs) under interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts and (vii) any guarantee of the obligations of another Person with respect to any of the foregoing.
“Indemnifiable Claim” has the meaning set forth in Section 10.04(a).
“Indemnified Party” has the meaning set forth in Section 10.04(a).
“Indemnifying Party” has the meaning set forth in Section 10.04(a).
“Indemnity Cap” has the meaning set forth in Section 10.05(c).
“Indemnity Notice” has the meaning set forth in Section 10.04(a).
“Independent Auditor” has the meaning set forth in Section 2.06(a).
“Intellectual Property” means any U.S. or foreign patents and patent applications; trademarks, trademark registrations and applications; trade names (registered and unregistered); service marks (registered and unregistered); logos; registered and unregistered copyrights; trade secrets; domain names; data-including materials, notes, designs, technical data, ideas, research reports, testing and development results, and documentation; know-how; products, compounds, processes, and quality control procedures; inventions; improvements and discoveries patentable or unpatentable; and any other intellectual property rights, which are conceived and/or reduced to practice.
“Intergroup Payables” means all amounts owed by (x) any Acquired Entity or (y) Parent or any of its other Affiliates with respect to the Business, on the one hand, to Parent or any Affiliate of Parent (other than an Acquired Entity) other than on behalf of the Business, on the other hand.
“Intergroup Receivables” means all amounts owed by Parent or any of its Affiliates (other than an Acquired Entity) other than on behalf of the Business, on the one hand, to (x) any Acquired Entity or (y) Parent or any of its other Affiliates on behalf of the Business, on the other hand.
“Inventory” means all of the inventory of raw materials, work-in-process, finished goods, packaging, supplies and spare parts, used or held for use exclusively in connection with the Business, whether in possession of the Business, in transit to or from the Business or held by any third party, provided, however, that “Inventory” shall not include the inventory described in Section 2.02(j).
“IRS” has the meaning set forth in Section 4.14(a).
“ISF Business” means the business of the manufacture and sale of wide, treated fabrics for use in the production of conveyor belts or other industrial products at the Industrial Specialty Fabrics, Inc. facilities, certain assets of which Parent may cause to be acquired or leased by Specialty Fabrics after the date hereof on substantially the terms disclosed to Buyer prior to the date hereof.
“ISF Note” means a note to be held by Industrial Specialty Fabrics, Inc. or its Affiliate in an original principal amount not to exceed $1,800,000 expected to be issued by Specialty Fabrics as part of the consideration paid in connection with the acquisition of certain assets of the ISF Business.

“ISF Real Property” means the real property in Hogansville, Georgia and Porterdale, Georgia used as of the date hereof by the ISF Business and to be leased by Specialty Fabrics in connection with the acquisition of the ISF Business.
“Judgments” means any judgments, orders, rulings, awards, decrees, directives, writs, injunctions or administrative acts of any Governmental Authority.
“Knowledge” means a fact, event, circumstance or occurrence actually known, after due inquiry (i) in the case of Parent, by any of the individuals set forth on Exhibit D, or any other Person succeeding to any of the positions named on Exhibit D after the date of this Agreement and prior to the Closing and (ii), in the case of Buyer, by Daniel Pryor or Sameer Bhargava as of the date hereof.
“Lease” means any of the leases to be entered into in connection with the transactions contemplated hereby having such economic terms as have been agreed by the parties prior to the date hereof and having such other terms consistent with this Agreement and customary for such leases as Parent, Buyer and/or the parties thereto deem reasonably necessary to effect the lease of certain areas of the Embedded Manufacturing Campuses by Parent or one of its Affiliates to Buyer or one of its Affiliates.
“Lease Assignments” has the meaning set forth in Section 2.08(a)(xiv).
“Leased Real Property” has the meaning set forth in Section 4.11(a)(ii).
“Lien” means any lien, mortgage, security interest, pledge, deed of trust, option, restriction on transfer on voting, easement, right of first refusal, building or use restriction, right of way, adverse claim or other charge or encumbrance upon or with respect to any real or personal, tangible or intangible, right or property (including any lien imposed under ERISA or the Code).
“Manufacturing Facilities” means the facilities of the EPD Group listed on Exhibit F.
“Master CBA” means the master collective bargaining agreement between The Goodyear Tire & Rubber Company and the United Steel, Paper and Forestry, Rubber Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO CLC and the local unions thereof dated December 22, 2006.
“Material Adverse Effect” means a change, event or occurrence which has had, or would reasonably be expected to have, a material adverse effect on the assets, business, financial condition or results of operations of the Business taken as a whole, other than any change, event or occurrence to the extent relating to (A) changes, events, conditions, or occurrences in economic, regulatory or political conditions or financial markets generally, except if such changes, events, conditions or occurrences disproportionately impact the Business relative to other engineered rubber products participants, (B) changes, events, conditions, or occurrences in the engineered rubber products industry generally, except to the extent such changes, events, conditions or occurrences disproportionately impact the Business relative to other engineered rubber products participants, (C) the transactions contemplated by this Agreement and the Other Agreements, including the public announcement thereof, (D) any change in Applicable Legal Requirements or GAAP, (E) the announcement, declaration, commencement, occurrence, continuation or threat of any war or armed hostility, act of terrorism or public health or other public emergency, (F) the failure of the Business to meet any analyst estimates or internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the reason or matter that caused such failure shall not be disregarded), (G) any actions taken, or failure to take action, or such other changes, in each case which Buyer has requested or (H) solely for the purposes of Section 4.19, Section 9.01(f) and references to “Material Adverse Effect”

in the Debt Commitment Letters, the strike by the United Steel Workers against Parent that commenced in October 2006, or any event, occurrence, or change to the extent arising out of or relating to such strike, its settlement and termination and the Master CBA.
“Material Contracts” has the meaning set forth in Section 4.15(b).
“MOU” has the meaning set forth in the definition of EPD VEBA.
“Multiemployer Plan” means a plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA.
“Net Cash Schedule” has the meaning as set forth in Section 2.06.
“Net Working Capital” means current Purchased Assets (other than (i) Cash and deferred Tax assets, (ii) current Tax assets of the EPD Group Members other than Acquired Entities, and (iii) any current asset with respect to any Indebtedness owed by any Buyer Group Member to any other Buyer Group Member immediately following the Closing) less current Assumed Liabilities (other than (i) Indebtedness and deferred Tax liabilities, (ii) current Tax liabilities of the EPD Group Members other than Acquired Entities and (iii) current liabilities for any declared and unpaid dividend payable by any Acquired Entity to Parent or any Affiliated Seller)). Net Working Capital shall be determined in accordance with the Specified Accounting Policies on a combined basis for the Business.
“Notice” has the meaning set forth in Section 12.01.
“OPEB Liability” means the “accumulated postretirement benefit obligations” (as defined in Paragraph 4.a of Financial Accounting Standards Board Statement No. 158), as of the Closing Date, associated with the obligation of the Acquired Entities set forth on Schedule 7.03(c) to provide Retiree Benefits to (i) any present or former employee of such Acquired Entity (or any eligible spouse, surviving spouse or dependent thereof) who does not become a Transferred Employee on the Closing Date and (ii) any Transferred Employee of such Acquired Entity eligible to retire on the Closing Date (or any eligible spouse, surviving spouse or dependent thereof); provided, that with respect to the Acquired Entities located outside of Canada, such accumulated postretirement benefit obligations shall be reduced by the accumulated postretirement benefit obligations for such non-Canadian Acquired Entities reflected on the most recent balance sheet included in the Business Financial Statements.
“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business consistent with such Person’s past practice.
“Other Acquired Assets” means the Purchased Assets that, immediately prior to the Closing, are owned by the Affiliated Sellers (or any other subsidiary of Parent other than the Acquired Entities).
“Other Agreements” means collectively, the Affiliate Transfer Agreements, the Patent Assignment Agreement, the Plant Services Agreement, the Domain Name Transfer Agreement, the Raw Materials Agreement, the Reciprocal Easement Agreement, the Supply Agreement, the Trademark License Agreement, the Trademark Transfer Agreement, the Deeds, the Bills of Sale, the Parent Assignment and Assumption Agreement, the Lease Assignments, the Transition Services Agreement, the Leases, the Guarantee, the Software License Agreement, and the respective exhibits and schedules attached thereto.
“Other Assumed Liabilities” means the Assumed Liabilities that, immediately prior to the Closing, are liabilities or obligations of any of the Affiliated Sellers.

“Owned Real Property” has the meaning set forth in Section 4.11(a)(i).
“Parent” has the meaning set forth in the recitals.
“Parent Assignment and Assumption Agreement” has the meaning set forth in Section 2.08(a)(xiii).
“Parent Consents” has the meaning set forth in Section 4.03.
“Parent Deferred Compensation Plans” has the meaning set forth in Section 7.04(c).
“Parent Guarantees” has the meaning set forth in Section 5.15(b).
“Parent Hourly Plan” has the meaning set forth in Section 7.04(d)(i).
“Parent Indemnified Parties” has the meaning set forth in Section 10.03.
“Parent Pension Plans” has the meaning set forth in Section 7.04(d)(i).
“Parent Salaried Plan” has the meaning set forth in Section 7.04(d)(i).
“Parent’s 401(k) Plans” has the meaning set forth in Section 7.04(e).
“Parent’s Excess Pension Plan” means The Goodyear Tire & Rubber Company Excess Benefit Plan.
“Parent’s SUCB Plan” means The Goodyear Tire & Rubber Company Supplemental Unemployment Compensation Benefits Plan.
“Patent Assignment Agreement” means a patent assignment agreement in such form and having such terms consistent with this Agreement and customary for such agreements as Parent and Buyer deem reasonably necessary to effect the assignment of the patents included in the Purchased Intellectual Property as contemplated by this Agreement.
“PBGC” has the meaning set forth in Section 4.14(b)(i).
“Permit” means any permit, franchise, approval, registration, authorization, license or certificate issued by any Governmental Authority.
“Permitted Liens” means (i) the items set forth under the heading “Permitted Liens” in Schedule 4.10(a), (ii) Liens for Taxes and other similar charges and assessments not yet due and payable, (iii) easements, licenses, covenants, conditions, rights-of-way and other similar restrictions (including zoning or building restrictions) that do not materially detract from the value of the Transferred Real Property as now used, or materially interfere with the present use thereof, (iv) those matters, if any, described on Schedule 4.11(b), (v) matters noted on the title insurance commitments and surveys listed on Schedule 5.09, (vi) Liens disclosed on the balance sheets contained in the Audited Financial Statements or the Business Financial Statements or the notes thereto or securing liabilities reflected thereon and Liens incurred in the Ordinary Course of Business since December 31, 2006, in each case that are not incurred in connection with the borrowing of money, (vii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business, in each case for sums that are not yet due and payable or are being contested in good faith, (viii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and (ix) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate.

“Person” means any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, estate, trust, organization, labor union, workers council, Governmental Authority or other legal entity of any kind, foreign or domestic.
“Personal Information” means personal information as defined by the applicable Privacy Laws of the relevant jurisdiction which is collected, used, disclosed, retained or processed by Parent or an Affiliated Seller in connection with the Business.
“Plant Services Agreement” means an agreement to be entered into in connection with the transactions contemplated hereby for the Embedded Manufacturing Campuses in substantially the form attached hereto as Exhibit G.
“Post-Closing Asbestos Matters” means any and all Damages (including but not limited to, any actual or alleged personal injury (including death) or property damage) to the extent relating to, incurred in connection with or arising out of: (i) the actual or alleged manufacture, processing, marketing, distribution, sale, assembly, transportation, installation, handling, use, treatment, storage, removal or transport of any asbestos or asbestos-containing product (or any component or ingredient thereof) or material by or on behalf of the Business or the Buyer Group, their respective successors and assigns, after the Closing Date; or (ii) the actual or alleged presence of or exposure to any asbestos or asbestos-containing product (or any component or ingredient thereof) or material at the Transferred Real Property after the Closing Date, in each case, regardless of when any such Damages become known or manifest, or when any claim accrues. Notwithstanding the foregoing, Post-Closing Asbestos Matters shall not include Post-Closing Exposure Matters, Post-Closing Product Liability Matters or Post-Closing Workers Compensation Matters and shall not include any Damages to the extent such Damages arise out of the actual or alleged exposure on or prior to the Closing Date to asbestos or asbestos-containing product (or any component or ingredient thereof) or material at any Transferred Real Property.
“Post-Closing Exposure Matters” means any and all Damages (including, but not limited to, any actual or alleged personal injury (including death)) relating to, incurred in connection with or arising out of the actual or alleged exposure of any Person to any Hazardous Substance, in each case, relating to or in connection with: (i) the actual or alleged manufacture, processing, marketing, distribution, sale, assembly, transportation, installation, handling, use, treatment, storage, removal or transport of a Hazardous Substance or material or product (or any component or ingredient thereof) containing any Hazardous Substance by or on behalf of the Business or Buyer or its Affiliates in connection with the Business after the Closing Date; or (ii) the actual or alleged Release of any Hazardous Substance or material or product (or any component or ingredient thereof) containing a Hazardous Substance at, in, on, under, to or from the Transferred Real Property after the Closing Date. Notwithstanding the foregoing, Post-Closing Exposure Matters shall not include (x) Post-Closing Asbestos Matters, Post-Closing Product Liability Matters or Post-Closing Workers Compensation Matters, (y) any Damages to the extent such Damages arise out of the actual or alleged exposure on or prior to the Closing Date to any Hazardous Substance located at any Transferred Real Property or otherwise in connection with the Business, or (z) any Damages arising out of the actual or alleged exposure, after the Closing, to any Hazardous Substance that was first present at any Transferred Real Property prior to the Closing, provided that any portion of Damages arising out of the exposure of any Person to Hazardous Substances that first came to be located at the Transferred Real Property after the Closing Date shall be deemed to be a Post-Closing Exposure Matter.
“Post-Closing Period” means the portion of the Split Tax Period beginning on the day following the Closing Date.

“Post-Closing Product Liability Matters” means any and all Damages to the extent relating to, in connection with or arising out of any actual or alleged, product liability, personal injury (including death), property damage, diminution in property value claims or other claims of any Person relating to, involving or arising out of (i) the actual or alleged manufacture, processing or assembly of any product (or any component or ingredient thereof) by the Buyer Group, its successors and assigns, or (ii) the actual or alleged marketing, distribution, transportation or sale of any product (or any component or ingredient thereof) manufactured, processed or assembled after the Closing Date, in each case by or on behalf of the Business, the Buyer Group, its successors or assigns in connection with the Business after the Closing Date. Notwithstanding the foregoing, Post-Closing Product Liability Matters do not include Post-Closing Asbestos Matters, Post-Closing Exposure Matters, Post-Closing Workers Compensation Matters or any other claims arising out of or relating to Environmental Law.
“Post-Closing Workers Compensation Matters” means any and all Damages to the extent relating to, in connection with or arising out of any actual or alleged workers compensation claims (or similar claims in foreign jurisdictions), incurred with respect to events occurring or conditions arising after the Closing Date. Notwithstanding the foregoing, Post-Closing Workers Compensation Matters do not include Post-Closing Product Liability Matters, Post-Closing Asbestos Matters, Post-Closing Exposure Matters or any other claims arising out of or relating to Environmental Law.
“Pre-Closing Asbestos Matters” means any and all Damages (including but not limited to, any actual or alleged personal injury (including death) or property damage) to the extent relating to, incurred in connection with or arising out of: (i) the actual or alleged manufacture, processing, marketing, distribution, sale, assembly, transportation, installation, handling, use, treatment, storage, removal or transport of any asbestos or asbestos-containing product (or any component or ingredient thereof) or material by or on behalf of the Business or any predecessor thereof on or prior to the Closing Date, regardless of when any such actual or alleged Damages become known or manifest, or when any claim accrues; or (ii) the actual or alleged presence of or exposure to any asbestos or asbestos-containing product (or any component or ingredient thereof) or material at any location or facility currently or previously owned, leased, operated or used by or on behalf of the Business, any Acquired Entity or any predecessor thereof, including the Transferred Real Property, on or prior to the Closing Date, in each case, regardless of when any such actual or alleged Damages become known or manifest, or when any claim accrues. Notwithstanding the foregoing, Pre-Closing Asbestos Matters shall not include Pre-Closing Exposure Matters, Pre-Closing Product Liability Matters, or Pre-Closing Workers Compensation Matters and shall not include any Damages to the extent such Damages arise out of the actual or alleged presence of or exposure after the Closing Date to asbestos or asbestos-containing product (or any component or ingredient thereof) or material located at any Transferred Real Property.
“Pre-Closing Environmental Matters” means (i) the Handling of Hazardous Substances on or prior to the Closing Date either in, on, under or from any Facility including the effects of such Handling of Hazardous Substances on resources, Persons or real or personal property within or outside the boundaries of any Facility, (ii) the presence or Release as of or prior to the Closing Date of Hazardous Substances in, on or under any Facility regardless of how the Hazardous Substances came to rest at, on or under such Facility, (iii) the failure on or prior to the Closing Date of any Facility or any operations of the Business or any EPD Group Member or their Affiliates to be in compliance with any Environmental Laws, (iv) any actual or potential liability pursuant to CERCLA or any similar Environmental Laws related to any Release of Hazardous Substances or any other act or omission on or prior to the Closing Date with respect to the Business, (v) the presence or Release as of or prior to the Closing Date of Hazardous Substances at any off-site locations where any EPD Group Member, the Business, their predecessors and Affiliates transported, disposed of or arranged for the treatment, storage, disposal or handling of Hazardous Substances on or prior to the Closing Date, (vi) the presence or Release as of or prior to the Closing Date of Hazardous Substances at any location previously owned, leased or operated by the Business, any EPD

Group Member, their predecessors or Affiliates in connection with the Business other than the Transferred Real Property, or (vii) any other act, omission or condition existing with respect to any Purchased Assets or other assets of the Business or any EPD Group Member or their Affiliates, or any Facility, existing or occurring on or prior to the Closing Date which give rise to liability under any Environmental Laws. Notwithstanding the foregoing, Pre-Closing Environmental Matters shall not include Pre-Closing Asbestos Matters or Pre-Closing Exposure Matters.
“Pre-Closing Exposure Matters” means any and all Damages (including but not limited to any actual or alleged personal injury (including death)) to the extent relating to, incurred in connection with or arising out of the actual or alleged exposure of any Person to any Hazardous Substance, in each case, relating to or in connection with: (i) the actual or alleged manufacture, processing, marketing, distribution, sale, assembly, transportation, installation, handling, use, treatment, storage, removal or transport of a Hazardous Substance or material or product (or any component or ingredient thereof) containing any Hazardous Substance by or on behalf of the Business, or any predecessors thereof on or prior to the Closing Date, in each case regardless of when the actual or alleged exposure or injury of such Person occurs or occurred, when any such actual or alleged Damages become known or manifest, or when any claim accrues; or (ii) the actual or alleged presence or Release, in both cases either on, prior to or after the Closing Date, of any Hazardous Substance or material or product (or any component or ingredient thereof) containing a Hazardous Substance at, in, on, under, to or from any location or facility currently or previously owned, leased, operated or used by or on behalf of the Business, any Acquired Entity or any predecessor thereof, including the Transferred Real Property, to the extent such Hazardous Substance was present at such location or facility on or prior to the Closing Date, in each case, regardless of when the actual or alleged injury of such Person or alleged Damages become known or manifest, or when any claim accrues. Notwithstanding the foregoing, Pre-Closing Exposure Matters shall not include Pre-Closing Product Liability Matters, Pre-Closing Asbestos Matters or Pre-Closing Workers Compensation Matters and shall not include any Damages to the extent such Damages arise out of the actual or alleged exposure after the Closing Date to any Hazardous Substances located at any Transferred Real Property (except with respect to, and to the extent of, any such Hazardous Substances that first came to be located at the Transferred Real Property prior to the Closing Date, provided that any portion of Damages arising out of the exposure of any Person to Hazardous Substances that first came to be located at the Transferred Real Property after the Closing Date shall be deemed to be a Post-Closing Exposure Matter), and, for purposes of this definition Hazardous Substances, shall not include Asbestos.
“Pre-Closing Period” means the portion of the Split Tax Period ending on the Closing Date.
“Pre-Closing Product Liability Matters” means any and all Damages to the extent relating to, in connection with or arising out of any actual or alleged product liability, personal injury (including death), property damage, diminution in property value claims or other claims of any Person relating to, involving or arising out of the actual or alleged manufacture, processing, assembly, marketing, distribution, transportation or sale of any product (or any component or ingredient thereof) by or on behalf of the Business or any Acquired Entity, or any predecessors thereof, on or prior to the Closing Date, regardless of when the actual or alleged exposure, Damages or injury occurs or occurred, when any such actual or alleged Damages become known or manifest, or when any claim accrues. Notwithstanding the foregoing, Pre-Closing Product Liability Matters do not include Pre-Closing Asbestos Matters, Pre-Closing Exposure Matters, Pre-Closing Workers Compensation Matters or any other claims arising out of or relating to Environmental Law.
“Pre-Closing Reorganization” means, collectively, the transactions set forth on Exhibit H.
“Pre-Closing Workers Compensation Matters” means any and all Damages to the extent relating to, in connection with or arising out of any actual or alleged workers compensation claims (or similar claims in foreign jurisdictions) incurred with respect to events occurring or conditions arising on or before the Closing Date. Notwithstanding the foregoing, Pre-Closing Workers Compensation Matters do not include Pre-Closing Product Liability Matters, Pre-Closing Asbestos Matters, Pre-Closing Exposure Matters or any other claims arising out of or relating to Environmental Law
“Pre-Judgment Transition Period” has the meaning set forth in the MOU.
“Privacy Laws” means all applicable international, federal, national, regional, state, provincial or local laws governing the collection, use, disclosure, retention and processing of Personal Information.
“Proceeding” means any claim, charge, action, suit or other proceeding of or before any Governmental Authority or arbitration body.
“Pro Forma Adjustments” has the meaning set forth in Section 4.05(b).
“Prohibited Activities” shall have the meaning set forth in Section 6.09(c).
“Pro Rata Share” of a party means, as to each payment of Damages to a claimant in respect of a particular Continuing Matter, the product of (i) the amount of such Damages multiplied by (ii) a fraction (x) the numerator of which is the number of months (rounded up to the nearest whole month) that such claimant was exposed or subject to the circumstances giving rise to such Continuing Matter on or prior to the Closing Date (in the case of Parent or its Affiliates) or after the Closing Date (in the case of Buyer or its Affiliates) and (y) the denominator of which is the total number of months (rounded up to the nearest whole month) that such claimant was exposed or subject to the circumstances giving rise to such Continuing Matter, on, prior to, and after the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.05.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Purchased Intellectual Property” has the meaning set forth in Section 2.01(e).
“Raw Materials Agreement” means an agreement in substantially the form attached hereto as Exhibit I.
“Real Property Leases” has the meaning set forth in Section 4.11(a)(ii).
“Reciprocal Easement Agreement” means an agreement to be entered into in such form and having such terms consistent with this Agreement and customary for such agreements as Parent and Buyer deem reasonably necessary to consummate the granting of reciprocal easements and related matters in connection with the transactions contemplated hereby with respect to certain areas of the Embedded Manufacturing Campus in Slovenia.
“Related Persons” has the meaning set forth in Section 10.08.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the Environment, including movement or migration through or in the Environment, whether sudden or non-sudden and whether accidental or non-accidental.
“Remedial Action” means any action to investigate, evaluate, assess, including risk assessment of, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate the Release or presence of any Hazardous Substance under this Agreement and includes any period of post-closure or remediation monitoring and any operation and maintenance relating to such remedial activities.
“Retained Liabilities” has the meaning set forth in Section 2.04.
“Retired Employee” means any employee of the Business who retired or retires from any EPD Group Member prior to the Closing Date, who is entitled to Retiree Benefits.
“Retiree Benefits” has the meaning set forth in Section 7.03(c).
“Retirees” means present and former employees of the Business who have retired or will retire from a USW-represented bargaining unit at any time and their eligible spouses, dependents and surviving spouses.
“Schedules” means the disclosure schedules and related exhibits attached thereto of Parent or Buyer, as the case may be, delivered with this Agreement.
“Software License Agreement” means a software license agreement, in such form and having such terms consistent with this Agreement and customary for such agreements as Parent and Buyer deem reasonably necessary to effect the license by Parent and its Affiliates party thereto to the Buyer Group Members of certain of Parent’s or its Affiliates’ rights in the proprietary computer software listed on Schedule 2.01(e) as “Proprietary Software.”
“Specified Accounting Policies” means GAAP applied consistent with the preparation of the Business Financial Statements but in any event in accordance with the principles and practices described in Schedule 4.05(b).
“Specified Representations” has the meaning set forth in Section 10.05(a).
“Specialty Fabrics” means Specialty Fabrics and Converting Inc., a Delaware corporation, formed by Parent to acquire the ISF Business.
“Split Tax Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Supply Agreement” means the Supply Agreement, substantially in the form of Exhibit J, pursuant to which Parent and its Affiliates party thereto will agree to supply certain products to the Buyer Group Members party thereto and such Buyer Group Members will agree to purchase such products from Parent and such Affiliates.
“Tax or Taxes” means all taxes, levies, imposts, fees, duties and other like charges of any nature whatsoever imposed by a Governmental Authority responsible for the imposition of any such Tax (“Taxing Authority”), including, without limiting the generality of the foregoing, all income, gross receipts, commercial activity, sales, use, ad valorem, value-added, stamp, transfer, payroll, franchise, withholding, social security and intangible taxes and fees of any nature upon properties or assets, whether tangible or intangible, or upon the income, receipts, payrolls, transactions, net worth, capital, investment or franchise of a Person (including all sales, use, withholding and other taxes which a Person is required by law to collect and pay over to, or to pay to, any Taxing Authority), together with any and all additions thereto and penalties and interest payable with respect thereto or to any assessment or collection thereof.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Applicable Legal Requirement relating to any Tax.
“Taxing Authority” has the meaning set forth in the definition of Taxes.
“Termination Fee” has the meaning set forth in Section 11.04(b).
“Territory” has the meaning set forth in Section 6.09(c).
“Third Party Claim” has the meaning set forth in Section 10.04(b).
“Trademark License Agreement” means the Trademark License Agreement in substantially the form attached hereto as Exhibit K.
“Trademark Transfer Agreement” means a trademark transfer agreement in such form and having such terms consistent with this Agreement and customary for such agreements as Parent and Buyer deem reasonably necessary to effect the transfer to Buyer or the appropriate Buyer Group Member(s) of the trademarks and tradenames included in the Purchased Intellectual Property as contemplated by this Agreement.
“Transfer Taxes” has the meaning set forth in Section 6.03(a).
“Transferred Employee” has the meaning set forth in Section 7.01(a).
“Transferred Real Property” has the meaning set forth in Section 2.01(a).
“Transition Services Agreement” has the meaning set forth in Section 2.08(a)(xv).
“Treasury Regulations” means final or temporary regulations promulgated under the Code.
“Unencumbered Cash” means all Cash other than Encumbered Cash.
“U.S. Subsidiaries” means Belt Concepts of America, Inc., Cosmoflex, Inc., Goodyear Engineered Products International Inc., Goodyear Engineered Products Thailand, Inc and Specialty Fabrics and Converting Inc.
“USW” means United Steelworkers of America.
“Upward Adjustment for Working Capital” has the meaning set forth in Section 2.06(c).
“WARN” has the meaning set forth in Section 7.02(a).
ARTICLE 2. PURCHASE AND SALE
     Section 2.01. Assets Purchased. Except as otherwise set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase or cause an Affiliated Buyer to purchase from Parent or an Affiliated Seller, and Parent shall sell, convey, transfer, assign and deliver (in the case of the Purchased Assets (as defined below) that are held by Parent), or shall cause an Affiliated Seller to sell, convey, transfer, assign and deliver (in the case of the Purchased Assets that are held by the Affiliated Sellers), to Buyer or an Affiliated Buyer, free and clear of all Liens other than Permitted Liens, all of the respective right, title and interest of the EPD Group Members in and to the following assets, properties and rights used or held for use by any EPD Group Member in the Business (collectively, the “Purchased Assets”) (provided that neither Buyer nor Affiliated Buyers will be required to purchase Purchased Assets to the extent held by Acquired Entities, but such Purchased Assets will or shall constitute Purchased Assets for all other purposes of this Agreement), including:
     (a) (i) Other than the Embedded Manufacturing Campuses, the Owned Real Property, (ii) the Leased Real Property, (iii) all rights, easements and privileges appurtenant or relating to the Owned Real Property and the Leased Real Property, and all buildings, fixtures and improvements located thereon and all such items under construction thereon, and (iv) with respect to the Embedded Manufacturing Campuses, certain rights and interests as more fully described on Schedule 4.11(a)(i) under the heading “Transferred Interests In Embedded Manufacturing Campuses” (collectively, the “Transferred Real Property”);
     (b) All machinery, tools, equipment, computers, hardware, gauges, parts, furniture, office equipment, supplies, vehicles and other tangible personal property (other than as specifically set forth below with respect to Inventory and Books and Records) owned or leased by any EPD Group Member, that is (i) located on the Transferred Real Property (other than the Embedded Manufacturing Campuses) as of the date hereof or any subsequent time prior to Closing, other than any such tangible personal property described on Schedule 2.01(b); (ii) used or held for use by any EPD Group Member primarily in connection with the Business or (iii) reflected on the most recent balance sheet included in the Business Financial Statements, except for items sold, transferred or disposed of in the Ordinary Course of Business since December 31, 2006;
     (c) The Inventory;
     (d) To the extent transferable, all rights under Permits (including Environmental Permits), used or held for use by any EPD Group Member pertaining primarily to the Business or the Purchased Assets and all applications and renewals for any of the same;
     (e) (i) The Business Intellectual Property (including the Intellectual Property listed or described on Schedule 2.01(e)) (collectively, the “Purchased Intellectual Property”) including the rights to use the Goodyear Name and Marks and other names and marks as provided in Section 6.07 and in the Trademark License Agreement, and (ii) the right to use certain software developed internally by Parent and/or its Affiliates used or held for use primarily or exclusively in the Business as described on Schedule 2.01(e) under the heading “Proprietary Software”, in addition to any rights provided to the Buyer Group pursuant to the Other Agreements; provided, however, that all Business Intellectual Property, including the rights to use the Goodyear Names and Marks, held as of the date hereof or as of the Closing Date (x) by Parent or any of the Affiliated Sellers that is organized in any state of the United States shall be acquired by or licensed to a Buyer Group Member that is organized in any state of the United States and (y) by Goodyear Canada Inc. shall be acquired by or licensed to a Buyer Group Member that is organized in Canada;
     (f) All rights of any EPD Group Member under (A) except as set forth on Schedule 2.02(g), the Material Contracts, (B) any other Agreements relating primarily or exclusively to the Business and (C) any confidentiality Agreements entered into by Parent or any of its Affiliates with third Persons regarding the sale of the Business (collectively, the “Assigned Contracts”); provided, however, notwithstanding any other provision contained herein, in no event shall Parent be required to provide copies of any Agreements described in clause (C) prior to the Closing Date;

     (g) All rights under purchase orders pertaining to the Business for deliveries of products or services sold by or to the Business scheduled to take place after the Closing Date (the “Assigned Purchase Orders”);
     (h) All prepayments (including security deposits) of any EPD Group Member to the extent pertaining to the Business or the Purchased Assets;
     (i) In the manner described in Section 6.06, (A) the Books and Records pertaining solely to the Business or the Purchased Assets in the possession, custody or control of Parent or any of its Affiliates, and (B) copies of all other Books and Records to the extent relating to the Business in the possession, custody or control of Parent or any of its Affiliates;
     (j) The Accounts Receivable;
     (k) The applicable portion of all rights under warranties, guarantees, and indemnities, to the extent pertaining to the Business, the Purchased Assets or the Assumed Liabilities;
     (l) Except as provided in Section 2.02(e), any foreign, federal, state or local Tax refunds and duty draw backs on export sales;
     (m) The goodwill of Parent or the Affiliated Sellers pertaining to (i) the Business and (ii) the Purchased Intellectual Property;
     (n) All assets and rights under and relating to the Acquired Entity Benefit Plans and the Canadian pension plans described on Schedule 2.03(d) and all assets and rights transferring to Buyer as provided for in Article 7;
     (o) Cash;
     (p) All claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind to the extent pertaining to or arising out of the Business or the Purchased Assets;
     (q) The Acquired Equity Interests; and
     (r) All assets, properties and rights used or held for use exclusively or primarily in the Business of a type and class that are not covered in clauses (a) through (q) above.
     Section 2.02. Excluded Assets. All assets of Parent or any of its Affiliates that are not included in the Purchased Assets as described under Section 2.01 and that are not assets of an Acquired Entity as of the Closing, shall be retained by Parent or such Affiliate, and are referred to herein collectively, as the “Excluded Assets.” Notwithstanding Section 2.01, “Excluded Assets” shall include:
     (a) All cash or cash equivalents in hand or in bank accounts held by Parent or any Affiliate (other than Cash);
     (b) Other than as provided in Article 7 and other than pursuant to Section 2.01(n), all rights under Employee Benefit Plans of any EPD Group Member that is not an Acquired Entity and all assets, records and vendor arrangements associated with such Employee Benefit Plans, whether held by Parent or any of its Affiliates (other than an Acquired Entity) in trust or otherwise;

     (c) Any and all Intellectual Property of Parent and its Affiliates not described in clause (i) or (ii) of Section 2.01(e) and all trademarks licensed to Buyer under the Trademark License Agreement except for such rights as are licensed pursuant thereto (collectively, the “Excluded Intellectual Property”);
     (d) All casualty, liability or other insurance policies related to the Business and all claims or rights under any such insurance policies (other than those relating to any Employee Benefit Plan of an Acquired Entity);
     (e) Any foreign, federal, state or local Tax refunds or credits and duty draw backs on export sales for Taxes and duties originally paid by Parent or any of its Affiliates (including Acquired Entities) and any foreign, federal, state or local anti-dumping duty claims, to the extent attributable to any Tax period ending on or prior to the Closing Date or to any Pre-Closing Period, but only to the extent a Tax refund or credit, duty draw back, or anti-dumping duty claim is not included in the calculation of Closing Net Working Capital on the Final Schedule; provided, however, that any refund or credit of a Mexican “asset tax” attributable to any Tax period ending on or prior to the Closing Date or to any Pre-Closing Period shall be an Excluded Asset, but only to the extent such credit is not included in the calculation of Closing Net Working Capital on the Final Schedule;
     (f) All real property interests of Parent or any of its Affiliates other than the Transferred Real Property;
     (g) All rights (other than rights of the Buyer Group, including the Acquired Entities) under this Agreement, the Other Agreements, the Agreements listed or described on Schedule 2.02(g) (collectively, all such excluded Agreements, the “Excluded Agreements”);
     (h) All computer software related to the Business, except to the extent included among the Purchased Assets described in Section 2.01(e) or Section 2.01(f);
     (i) Any Intergroup Receivables;
     (j) Any Purchased Assets sold or otherwise disposed of in the Ordinary Course of Business and in compliance with Section 5.03 hereof from the date hereof to the Closing Date;
     (k) All books, records, files and papers prepared in connection with this Agreement or the Other Agreements and the transactions contemplated hereby and thereby and all minute books and corporate records of Parent or its Affiliates (other than the Acquired Entities); and
     (l) Any and all claims or causes of action under Antitrust Laws to the extent arising and attributable to the period before the Closing Date, whether or not currently pending.
     Section 2.03. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer will assume (or will cause an Affiliated Buyer to assume) and thereafter pay, discharge or perform when due all of the EPD Group Members’ liabilities and obligations of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise), to the extent arising out of or pertaining to the Business (as currently or formerly conducted) or the Purchased Assets other than the Retained Liabilities (the “Assumed Liabilities”) (provided that neither Buyer nor any Affiliated Buyer will be required to assume, pay, discharge or perform the Assumed Liabilities of the Acquired Entities, but such Assumed Liabilities will constitute Assumed Liabilities for all other purposes of this Agreement, including Section 10.03(b)), including the following:

     (a) All obligations and liabilities of any EPD Group Member under the Assigned Contracts (to the extent they relate to the Business) and Assigned Purchase Orders;
     (b) Subject to any indemnification obligations and covenants of Parent pursuant to Article 8, any and all liabilities, whether accrued, contingent, absolute, determined, determinable, known, unknown or otherwise, arising under or relating to Environmental Laws or relating to Hazardous Substances and arising from events occurring or conditions existing after the Closing Date in connection with the Business, except with respect to, and to the extent of (i) any Hazardous Substance that first came to be located at the Transferred Real Property prior to the Closing Date and (ii) any actual or alleged violations of Environmental Law arising from events occuring or conditions existing prior to the Closing Date;
     (c) All liabilities and obligations arising after Closing that relate to a Buyer Group Member’s employment or termination of Transferred Employees or compensation or employee benefits provided by a Buyer Group Member to Transferred Employees, but excluding any liabilities and obligations arising from an EPD Group Member’s (other than an Acquired Entity) employment or termination of a Transferred Employee and except as provided in Article 7;
     (d) All liabilities and obligations relating to or arising under the Employee Benefit Plans of each Acquired Entity and the liabilities under the Canadian pension plans described on Schedule 2.03(d), except as provided in Article 7;
     (e) Liabilities for all Taxes of the Acquired Entities other than those Taxes included in Retained Liabilities pursuant to Section 2.04(b);
     (f) All obligations and liabilities of the Business to the extent included or reflected in Final Net Working Capital;
     (g) Up to $6.0 million of Indebtedness described on Schedule 2.03(g); and
     (h) All Post-Closing Asbestos Matters, Post-Closing Exposure Matters, Post-Closing Product Liability Matters, and Post-Closing Workers Compensation Matters.
     Section 2.04. Retained Liabilities. All liabilities of Parent or any Affiliate of Parent, whether contingent, accrued or absolute, known or unknown, that are not included in the Assumed Liabilities are referred to herein as the “Retained Liabilities”. Retained Liabilities shall not be assumed hereunder and shall include, notwithstanding Section 2.03:
     (a) Intergroup Payables (other than the Purchased Intergroup Notes) and any other obligations or liabilities of the Business to Parent or any Affiliate of Parent that is not an Acquired Entity;
     (b) (i) Any Tax liabilities for taxable periods ending on or prior to the Closing Date or for Pre-Closing Periods other than Tax liabilities for which an Acquired Entity is legally responsible and (ii) any Tax liabilities for which an Acquired Entity is legally responsible that concern taxable periods ending on or prior to the Closing Date or for Pre-Closing Periods, but only to the extent that the aggregate amount of all such Tax liabilities described in this Section 2.04(b)(ii) exceeds the Tax liability amount included or reflected in Final Net Working Capital on the Final Schedule (such amount included in such calculation, the “Final Tax Liability Amount”);
     (c) Any liabilities for checks written by the Business but not cleared as of the Closing Date;
     (d) Any obligations and liabilities for Pre-Closing Workers Compensation Matters;

     (e) Any liabilities for third-party Indebtedness, other than such Indebtedness that may result from Agreements specified on Schedule 2.03(g) assumed by any Buyer Group Member pursuant to Section 2.03(g);
     (f) Any liabilities retained pursuant to Article 7 and any liabilities related to obligations under Employee Benefit Plans of any EPD Group Member that is not an Acquired Entity (whether pursuant to the terms of any Employee Benefit Plan or ERISA (including Title IV of ERISA));
     (g) Except as described in Section 2.03(c) or as otherwise provided in Article 7, all liabilities and obligations relating to the employment, employee benefits, compensation or termination of employment of (i) any present of former employee other than a Business Employee, and (ii) subject to compliance by Buyer with its obligations under Article 7, each non-union Business Employee who does not accept employment with a Buyer Group Member upon the Closing;
     (h) Any other liabilities of Parent or its Affiliates that are related to Excluded Assets or any business, activity or operation (other than the Business) of Parent or any of its Affiliates, including any business, operations or facilities divested by Parent or any of its Affiliates prior to Closing;
     (i) All obligations and liabilities relating to Pre-Closing Asbestos Matters;
     (j) All obligations and liabilities relating to Pre-Closing Product Liability Matters;
     (k) All obligations and liabilities relating to Pre-Closing Exposure Matters;
     (l) Any and all liabilities, whether accrued, contingent, absolute, determined, determinable, known, unknown or otherwise, arising on or prior to the Closing Date under or relating to Environmental Laws or relating to Hazardous Substances and arising from events occurring or conditions arising at any location other than the Transferred Real Property, including (i) any off-site locations where any EPD Group Member, the Business, their predecessors and Affiliates transported, disposed of or arranged for the treatment, storage, disposal or handling of Hazardous Substances prior to the Closing Date; and (ii) any location previously owned, leased or operated by the Business, any EPD Group Member, their predecessors or Affiliates in connection with the Business other than the Transferred Real Property and the Leased Real Property;
     (m) All obligations and liabilities of Parent and its Affiliates under Agreements and purchase orders other than the Assigned Agreements and Assigned Purchase Orders;
     (n) All obligations and liabilities for which Parent or any of its Affiliates is responsible under Article 7;
     (o) All obligations and liabilities resulting from or arising out of the retained Proceedings included on Schedule 2.04(o) and, in all cases, any additional Proceedings to the extent resulting from or arising out of the subject matter of any retained Proceedings or (to the extent arising out of the operation of the Business or ownership of Purchased Assets prior to the Closing) any claim based on substantially similar or related factual or legal allegations or claims;
     (p) All obligations and liabilities to the extent related to, resulting from or arising out of alleged or actual violation of or any liability (including civil liability) under Antitrust Laws in connection with the Business to the extent arising and attributable to the period before the Closing Date including any such obligations and liabilities in connection with the matters described in Schedule 2.04(p);

     (q) All liabilities and obligations resulting from or arising out of the operation of the Business in Brazil prior to the Closing Date, including any liabilities and obligations of Goodyear do Brasil Produtos de Borracha Ltda., other than (i) any liabilities under any Assigned Contract or Assigned Purchase Order to which such entity is a party to the extent such liability or obligation is to be performed after the Closing Date and (ii) liabilities to the extent included or reflected in Final Net Working Capital; and
     (r) All liabilities and obligations under any Agreement relating to Parent’s first, second and third lien credit facilities.
     Section 2.05. Purchase Price. Buyer (on its own behalf and as agent for Affiliated Buyers) agrees to pay to Parent (for its benefit and as agent for the benefit of Affiliated Sellers) for the Purchased Assets $1,475,000,000 (One Billion Four Hundred Seventy Five Million Dollars) (the “Cash Purchase Price” and, including the assumption of the Assumed Liabilities, collectively, the “Purchase Price”), subject to any adjustment pursuant to Section 2.06. The Cash Purchase Price (excluding any adjustment pursuant to Section 2.06) shall be paid to Parent at Closing in immediately available funds by wire transfer to an account or accounts designated by Parent prior to the Closing.
     Section 2.06. Purchase Price Adjustment.
     (a) Estimated Net Cash Adjustment. On or before the date that is sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Parent a statement (the “Net Cash Schedule”) setting forth Buyer’s best estimate as of the Closing with respect to (i) the amount (the “Estimated Cash Amount”) of cash and cash equivalents of the Acquired Entities as of the Closing (“Cash”) other than (x) any Excess Encumbered Cash (other than any such Cash with respect to which a dividend has been declared but not paid at Closing) and (y) the amount of any declared but unpaid dividend by any Acquired Entity that was not paid as of the Closing Date or any other payment by an Acquired Entity to Parent or any of its Affiliates in accordance with Section 6.10, in each case that has been, or will be paid to Parent or any of its Affiliates in accordance with Section 6.10, and (ii) the amount (the “Estimated Debt Amount”) of Indebtedness of the Acquired Entities as of the Closing (“Debt”) other than (A) up to $1,800,000 of Indebtedness outstanding under the ISF Note and (B) any Indebtedness owed by any Acquired Entity to (1) any other Acquired Entity or (2) any Buyer Group Member immediately following the Closing. In the event the Estimated Cash Amount exceeds the Estimated Debt Amount, Buyer (on its own behalf and as agent for the Affiliated Buyers) shall, within five (5) Business Days after its delivery of the Estimated Net Cash Schedule, make payment by wire transfer of immediately available funds to an account designated by Parent (for its benefit and as agent for the benefit of the Affiliated Sellers) in an amount equal to the amount of such excess, together with interest thereon at a rate equal to the Bank Rate in effect on the date of such payment for the period from the Closing Date to the date of payment, calculated on the basis of a 365-day year. In the event the Estimated Debt Amount exceeds the Estimated Cash Amount, Parent (on its own behalf and as agent for the Affiliated Sellers) shall, within five (5) Business Days after the receipt of the Estimated Net Cash Schedule, make payment by wire transfer of immediately available funds to an account or accounts designated by Buyer (for its benefit and as agent for the benefit of the Affiliated Buyers) in an amount equal to the amount of such excess, together with interest thereon at a rate equal to the Bank Rate from the Closing Date to the date of payment, calculated on the basis of a 365-day year.
     (b) Closing Schedule. As promptly as practicable after the Closing Date (but in no event later than ninety (90) days after the Closing Date), Parent shall prepare and deliver to Buyer, and Buyer shall offer the full cooperation of Buyer and its Affiliates and their personnel in connection with such preparation, an unaudited combined balance sheet of the Business as of the Closing (the “Closing Balance Sheet”) and a schedule (the “Closing Schedule”) of (i) the amount of Debt other than (A) up to

$1,800,000 of Indebtedness outstanding under the ISF Note and (B) any Indebtedness owed by any Acquired Entity to (1) any other Acquired Entity or (2) any Buyer Group Member immediately following the Closing, (ii) the amount of Cash other than (x) any Excess Encumbered Cash (other than any such Cash with respect to which a dividend has been declared but not paid at Closing) and (y) the amount of any declared but unpaid dividend by any Acquired Entity that was not paid as of the Closing Date or any other payment by an Acquired Entity to Parent or any of its Affiliates in accordance with Section 6.10, in each case, and that has been, or will be paid to Parent or any of its Affiliates in accordance with Section 6.10, (iii) the OPEB Liability and (iv) Closing Net Working Capital, in each case as reflected on the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with the Specified Accounting Policies applied on a consistent basis with the preparation of the Business Financial Statements. Buyer shall have forty-five (45) days after its receipt of the Closing Schedule to notify Parent of any good faith dispute of any item contained in the calculation of Debt, Cash or Closing Net Working Capital as set forth in the Closing Schedule, which notice shall set forth in reasonable detail the basis for such dispute and Buyer’s calculation of the disputed amount. Buyer shall be deemed to have agreed with all other amounts contained in the Closing Schedule. In the event that Buyer notifies Parent on or before the last day of Buyer’s 45-day review period of any dispute regarding the calculation of Debt, Cash, the OPEB Liability and Closing Net Working Capital as set forth in the Closing Schedule (provided that such a dispute may allege only that the calculation of Debt, Cash, the OPEB Liability or Closing Net Working Capital involved mathematical error or was not performed in accordance with this Section 2.06 or the definition of Debt, Cash, the OPEB Liability or Net Working Capital, as applicable), Parent and Buyer and their respective accountants and advisors shall cooperate in good faith to resolve such dispute as promptly as possible. If Buyer fails to notify Parent of any such good faith dispute on or before the last day of such 45 day period, the Closing Schedule shall be deemed to be final and binding on the parties and shall be deemed the “Final Schedule”. If Parent and Buyer shall fail to reach an agreement with respect to any matters relating to the Debt, Cash, the OPEB Liability and Closing Net Working Capital as set forth in the Closing Schedule within thirty (30) days from the date on which Buyer provides written notice of a dispute (or such longer period as they may mutually agree), then either Parent or Buyer may request in writing that such unresolved disagreements shall be resolved by Deloitte & Touche or, if they are unavailable, another jointly selected certified public accounting firm of international standing (in either case, the “Independent Auditor”), which shall be selected as promptly as practicable, but in no event later than ten (10) days following the expiration of such 30 day period. The Independent Auditor shall have up to thirty (30) days after its appointment to resolve the disputes submitted to it by Parent and Buyer. The Independent Auditor shall, acting as an expert and not as an arbitrator, determine on the basis of this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, Debt, Cash, OPEB Liability or Closing Net Working Capital set forth in the Closing Schedule requires adjustment in order to conform with this Section 2.06(b) and the definitions of Debt, Cash, the OPEB Liability and Net Working Capital. Any fees and expenses of or relating to the engagement of the Independent Auditor shall be allocated between Parent and Buyer based on their relative success with respect to the disputed items as determined by the Independent Auditor. The Closing Schedule, as modified by resolution of any disputes with respect to any matters relating to the Debt, Cash, the OPEB Liability and Closing Net Working Capital by Parent and Buyer or by the Independent Auditor, shall be the Final Schedule. The Final Schedule shall be deemed final for this Section 2.06(b) on the earliest of (i) the failure of Buyer to notify Parent of a dispute within forty-five (45) days after Buyer’s receipt of the Closing Schedule from Parent, (ii) the resolution of all disputes with respect to any matters relating to the Debt, Cash, the OPEB Liability and Closing Net Working Capital set forth in the Closing Schedule by Parent and Buyer and their respective accountants pursuant to this Section 2.06(b) or by the Independent Auditor. The determinations of the Independent Auditor shall be final and binding on the parties. The calculations and adjustment to be made pursuant to this Section 2.06(b) are intended only to reflect Debt, Cash and the OPEB Liability and changes in Net Working Capital from Benchmark Working Capital to the Closing Date, and not to adjust for any other matters that may be found with respect to the Audited Financial Statements, or the Business Financial Statements. In

addition to the covenants set forth in Section 6.02, Buyer shall and shall cause its Affiliates and their respective personnel to cooperate in connection with Parent’s preparation of the Closing Schedule, including (i) participation by the relevant Transferred Employees in closing the financial books of the Business and the preparation of financial data and financial statements of the Business following the Closing and (ii) cooperation in furnishing access to the Books and Records of the Business as may be reasonably requested by Parent and its personnel and advisors in connection with the preparation of the Closing Schedule. Furthermore, Buyer shall and shall cause its Affiliates and their respective personnel to refrain from taking, directly or indirectly, any action that would reasonably be expected to interfere with or delay Parent’s timely preparation of the Closing Schedule. In addition to the covenants set forth in Section 6.02, Parent shall and shall cause its Affiliates and their respective personnel to cooperate in connection with Buyer’s review of the Closing Balance Sheet and Closing Schedule, including providing access to the Books and Records of the Business as may be reasonably requested by Buyer and its personnel and advisors and providing Buyer with all data used by Parent and its personnel and advisors to determine the OPEB Liability (including without limitation, the complete data regarding all retirees and potential retirees used by Parent’s actuary). Buyer and its personnel and advisors shall have a right to review the OPEB Liability determination and data to determine whether the determination made by Parent was reasonable, true and accurate (including without limitation the assumptions and methodologies applicable thereto). Furthermore, Parent shall and shall cause its Affiliates and their respective personnel to refrain from taking, directly or indirectly, any action that would reasonably be expected to interfere with or delay Buyer’s timely review of the Closing Balance Sheet and Closing Schedule.
     (c) Working Capital Purchase Price Adjustment. Upon determination of the Final Net Working Capital in accordance with the provisions of Section 2.06(b), the Cash Purchase Price (and, consequently, the Purchase Price) shall be adjusted upward by (i) the amount, if any, by which the amount of Cash set forth on the Final Schedule exceeds the Estimated Cash Amount, (ii) the amount, if any, by which the Estimated Debt Amount exceeds the amount of Debt set forth on the Final Schedule, and (iii) the amount, if any, by which the Final Net Working Capital exceeds the Benchmark Net Working Capital, (an “Upward Adjustment for Working Capital”) and downward by (w) the amount of the OPEB Liability, (x) the amount, if any, by which the Estimated Cash Amount exceeds the amount of Cash set forth on the Final Schedule, (y) the amount, if any, by which the amount of Debt set forth on the Final Schedule exceeds the Estimated Debt Amount, and (z) the amount, if any, by which the Benchmark Net Working Capital exceeds the Final Net Working Capital (a “Downward Adjustment for Working Capital”). The amount of the Upward Adjustment for Working Capital and the Downward Adjustment for Working Capital shall be netted so that only one such adjustment shall be made under this Section 2.06(c). In the case of a net Downward Adjustment for Working Capital, Parent (on its own behalf and as agent for the Affiliated Sellers) shall, within five (5) Business Days after determination of the Final Net Working Capital, make payment by wire transfer of immediately available funds to an account or accounts designated by Buyer (for its benefit and as agent for the benefit of the Affiliated Buyers) in an amount equal to the net Downward Adjustment for Working Capital, together with interest thereon at a rate equal to the Bank Rate from the Closing Date to the date of payment, calculated on the basis of a 365-day year. In the case of a net Upward Adjustment for Working Capital, Buyer (on its own behalf and as agent for the Affiliated Buyers) shall, within five (5) Business Days after determination of the Final Net Working Capital, make payment by wire transfer of immediately available funds to an account designated by Parent (for its benefit and as agent for the benefit of the Affiliated Sellers) in an amount or accounts equal to the net Upward Adjustment for Working Capital, together with interest thereon at a rate equal to the Bank Rate in effect on the date of such payment for the period from the Closing Date to the date of payment, calculated on the basis of a 365-day year.
     (d) VEBA Purchase Price Adjustment. If the Judgment (as defined in the MOU) permits the EPD VEBA to be funded by Buyer or another Buyer Group Member after the Closing, if Parent gives its prior written consent to such funding by Buyer or another Buyer Group Member, and if the EPD VEBA is so funded by Buyer or another Buyer Group Member, then the Cash Purchase Price shall be adjusted downward in an amount equal to the amount of cash contributed by Buyer or any Buyer Group Member to the EPD VEBA up to the amount required by the MOU or the Judgment (as defined in the MOU). Buyer shall send Parent a written notice of the funding of such EPD VEBA and Parent shall, within five (5) Business Days from the date of such notice, make payment by wire transfer of immediately available funds to an account or accounts designated by Buyer in an amount equal to the amount so contributed.
     Section 2.07. Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated as indicated on Schedule 2.07. With regard to sales by Parent and by Affiliated Sellers organized in the U.S., Buyer and Parent shall jointly prepare Forms 8594 under Section 1060 of the Code and Forms 8883 under Section 338 of the Code relating to this transaction based on this agreed allocation and under the procedures described in Section 6.03(f) hereof. Buyer and Parent agree to file such forms with each relevant Taxing Authority. Buyer and Parent each agree to file (or cause the Affiliated Sellers, the Affiliated Buyers or the Acquired Entities, as the case may be, to file) all income, franchise and other Tax Returns, and execute such other documents as may be required by any Taxing Authority, in a manner consistent with the agreed allocation and such forms and to refrain from taking any position inconsistent with such forms or agreed allocation with any Taxing Authority; provided, however that nothing contained herein shall prevent the parties hereto from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the allocation and none of the parties hereto shall be required to litigate before any court, any proposed deficiency or adjustment by any Taxing Authority challenging such allocation. If the Cash Purchase Price (and, consequently, the Purchase Price) is adjusted pursuant to Section 2.06, the allocation shall be adjusted in accordance with Sections 1060 and 338 of the Code as mutually agreed by the parties.
     Section 2.08. Closing. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the Cleveland offices of Thompson Hine LLP (“Counsel to Parent”) located at 3900 Key Tower, 127 Public Square, Cleveland, Ohio, on the later of (x) the third Business Day after the date on which all of the conditions to the parties’ obligations hereunder (other than such conditions that by their terms are satisfied at the Closing but subject to satisfaction or waiver of such conditions) have been satisfied or waived by the appropriate party, and (y) the date that is 45 days after the date hereof, or such other place and date as shall be agreed upon by the parties (the “Closing Date”). The Closing shall be effective at the close of business on the Closing Date or such other time as agreed by the Parties.
     (a) Deliveries at the Closing by Parent. At or prior to the Closing Date, Parent shall deliver or cause to be delivered to Buyer the following certificates, instruments and documents which shall be duly executed by Parent or an Affiliated Seller (or Acquired Entity), where appropriate:
     (i) The Affiliate Transfer Agreements and all documents ancillary thereto or named therein as the parties shall deem reasonably necessary to consummate the sale of Other Acquired Assets and the Acquired Equity Interests and the assumption of the Other Assumed Liabilities;
     (ii) The Patent Assignment Agreement;
     (iii) The Trademark License Agreement;
     (iv) The Trademark Transfer Agreement;
     (v) The Software License Agreement;
     (vi) The Reciprocal Easement Agreement and the Leases;

     (vii) The Plant Services Agreement;
     (viii) The Domain Name Transfer Agreement;
     (ix) The Raw Materials Agreement;
     (x) The Supply Agreement;
     (xi) Deeds for the Transferred Real Property, with limited or special warranty and otherwise in such form and having such terms consistent with this Agreement and customary for such documents as Parent and Buyer deem reasonably necessary to vest title to the Transferred Real Property in the Buyer Group Member designated by Buyer in the respective jurisdictions in which the Transferred Real Property is located, subject only to the Permitted Liens (collectively, the “Deeds”);
     (xii) One or more bills of sale in such form and having such terms consistent with this Agreement and customary for such documents as Parent and Buyer deem reasonably necessary in order to effect the transfer to the Buyer Group Member designated by Buyer of the Purchased Assets (other than the Transferred Real Property and other than Purchased Assets to the extent held by Acquired Entities) (each a “Bill of Sale”);
     (xiii) One or more assignment and assumption agreements in such form and having such terms consistent with this Agreement and customary for such agreements as Parent and Buyer deem reasonably necessary in order to effect the assignment to the Buyer Group Member designated by Buyer of the Assigned Contracts and the Assigned Purchase Orders, and the assumption by the Buyer Group Member designated by Buyer of the Assumed Liabilities (other than Purchased Assets held by and Assumed Liabilities of the Acquired Entities) (the “Parent Assignment and Assumption Agreement”);
     (xiv) One or more assignment and assumption agreements for the Leased Real Property in such form and having such terms consistent with this Agreement and customary for such agreements as Parent and Buyer deem reasonably necessary to vest leasehold title to the Leased Real Property in the Buyer Group Member designated by Buyer in the respective jurisdictions in which the Leased Real Property is located, subject only to the Permitted Liens, and to effect the assumption by the Buyer Group Member designated by Buyer of the corresponding Assumed Liabilities (the “Lease Assignments”);
     (xv) The Transition Services Agreement, substantially in the form of Exhibit L (the “Transition Services Agreement”);
     (xvi) A certificate of the Secretary or an Assistant Secretary of Parent certifying: (A) the good standing of Parent in Ohio and (to the extent such concept is recognized) the other EPD Group Members in their respective jurisdictions of organization, (B) resolutions of the Board of Directors of Parent authorizing the execution and delivery of this Agreement by it and the performance of its obligations hereunder, and (C) the incumbency and signature of the officer of Parent executing this Agreement;
     (xvii) A certificate executed by an officer of Parent certifying that the conditions set forth in Sections 9.01(a) and (b) have been satisfied;
     (xviii) An affidavit of non-foreign ownership for the Transferred Real Property in the United States;
     (xix) One or more assignments for the Purchased Intellectual Property, in recordable form;

     (xx) An executed affidavit in accordance with Section 1445(b)(2) of the Code and Treasury Regulations Section 1.1445-2(b), certifying under penalty of perjury that Parent is not a foreign Person and setting forth the Parent’s name, tax identification number and address;
     (xxi) Resignations of all directors (or the equivalent) of each of the Acquired Entities;
     (xxii) certificates (where applicable) representing the Acquired Equity Interests, duly endorsed (or accompanied by a duly executed stock power) and in form for transfer to the Buyer Group Member designated by Buyer;
     (xxiii) the stock books, stock ledgers, minute books and corporate seals of the Acquired Entities as of the Closing Date; provided, however, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section if such item is located at the offices of any of the Acquired Entities as of the Closing Date;
     (xxiv) documentation of the cost of acquisition of the stock of EPD Brazil Co. as registered before the Brazil Central Bank;
     (xxv) a receipt for the Cash Purchase Price paid in accordance with Section 2.08(b); and
     (xxvi) Such additional certificates, receipts, documents and instruments as shall be reasonably necessary or appropriate in order to perfect, confirm or evidence title in accordance with this Agreement to all or any part of the Purchased Assets.
     (b) Deliveries at the Closing by Buyer. At or prior to the Closing Date, Buyer shall deliver or cause to be delivered to Parent the following certificates, instruments and documents which shall be duly executed by Buyer or an Affiliated Buyer, where appropriate:
     (i) The Cash Purchase Price in accordance with Section 2.05;
     (ii) The Affiliate Transfer Agreements and all documents ancillary thereto or named therein as the parties shall deem reasonably necessary to consummate the sale of Other Acquired Assets and the Acquired Equity Interests and the assumption of the Other Assumed Liabilities;
     (iii) The Patent Assignment Agreement;
     (iv) The Trademark License Agreement;
     (v) The Trademark Transfer Agreement;
     (vi) The Software License Agreement;
     (vii) The Reciprocal Easement Agreement and the Leases;
     (viii) The Plant Services Agreement;
     (ix) The Domain Name Transfer Agreement;
     (x) The Raw Materials Agreement;
     (xi) The Supply Agreement;

     (xii) The Parent Assignment and Assumption Agreement;
     (xiii) The Lease Assignments;
     (xiv) The Transition Services Agreement;
     (xv) A certificate of the Secretary of Buyer certifying: (A) the good standing of Buyer and (to the extent such concept is recognized) the Affiliated Buyers in their respective jurisdictions of organization, (B) resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement by it and the performance of its obligations hereunder, and (C) the incumbency and signature of the officer of Buyer executing this Agreement;
     (xvi) A certificate executed by an officer of Buyer certifying that the conditions set forth in Sections 9.02(a) and (b) have been satisfied; and
     (xvii) Such additional certificates, receipts, documents and instruments as shall be reasonably necessary or appropriate in order to transfer and evidence the assignment and assumption of the Assumed Liabilities (other than Assumed Liabilities of the Acquired Entities) in accordance with this Agreement.
     Section 2.09. Non-Assignable Contracts. To the extent that the assignment by any EPD Group Member to any Buyer Group Member of its rights under any Purchased Asset pursuant to this Agreement is not permitted without the Consent of another party and such Consent shall not have been obtained, this Agreement shall not be deemed to constitute an undertaking to assign such Purchased Asset without such Consent if an attempted assignment would constitute a breach thereof or adversely affect the rights of any EPD Group Member thereunder. Other than with respect to any obligations expressly undertaken to be performed by Parent pursuant to this Section 2.09, Buyer agrees that neither Parent nor any Affiliated Seller shall have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such Consent, and no representation, warranty or covenant of Parent herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of such failure or any Proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent. Parent shall use reasonable best efforts to secure such Consent (not including the payment of any consideration) prior to the Closing and Buyer shall provide or cause to be provided all commercially reasonable assistance to Parent (not including the payment of any consideration) reasonably requested by Parent to secure such Consent. If any such Consent is not obtained prior to the Closing, subject to satisfaction of the conditions to Closing set forth in Article 9, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, Buyer shall use commercially reasonable efforts to secure such Consent as promptly as practicable after the Closing and Parent shall provide or cause to be provided all commercially reasonable assistance to Buyer (not including the payment of any consideration) reasonably requested by Buyer to secure such Consent, and cooperate with Buyer in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which Buyer would obtain the benefits of and assume the obligations related to any such Purchased Asset to which such Consent relates including (i) to the extent not prohibited by law or contract, continuing to hold, and to the extent required by the terms applicable to such Purchased Asset, operate such Purchased Asset, in the case of real or personal property and be bound thereby in the case of Agreements, and (ii) enforcing at Buyer’s request, or allowing Buyer and its Affiliates to enforce in a commercially reasonable manner, any rights of Parent and its Affiliates under such Purchased Asset against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of Buyer); provided, however, that the reasonable costs and expenses (including reasonable professional fees and expenses) incurred by Parent or its Affiliates at Buyer’s request, and incurred by Buyer or its Affiliates, in each case, with respect to any of the actions contemplated under (ii) above, shall be borne equally by Buyer and Parent, except to the extent such costs and expenses would have been Buyer’s obligation had such Purchased Asset been properly transferred to the Buyer Group at Closing, in which case such costs and expenses shall be borne solely by Buyer. Parent shall, and shall cause its Affiliates to, without further consideration therefor, and without right of set-off (other than against obligations of Buyer and its Affiliates under this Section 2.09), pay and remit to Buyer promptly all monies, rights and other considerations received in respect of such performance. To the extent that Buyer or any of its Affiliates (including the Acquired Entities) are provided the benefits of any Purchased Asset pursuant to this Section 2.09, Buyer or such Affiliate shall pay, perform and discharge fully, promptly when due, for the benefit of the issuer thereof, or the other party or parties thereto, the obligations of Parent or its relevant Affiliate, as the case may be, thereunder or in connection therewith or, if more advantageous to the parties, to take actions to enable Parent or its Affiliates to pay, perform and discharge fully such obligations, but only to the extent that (i) such action by Buyer would not result in any default thereunder or in connection therewith and (ii) such performance pertains to, or is related to, the providing (past, present or future) of benefits to Buyer or its Affiliates (including the Acquired Entities). Nothing in this Section 2.09 shall be deemed to constitute an agreement to exclude from the Purchased Assets any Agreement or any other right, title or interest in or to any asset or property.
     Section 2.10. Withholding. Except as otherwise provided in Section 6.03(a), Buyer and its Affiliates shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement and in connection with the transactions contemplated herein to any of Parent or the Affiliated Sellers such amounts that any of Buyer or its Affiliates is required to deduct or withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law; provided, however, that Buyer shall take such actions as may be reasonably requested by Parent to avoid the need for such deduction and withholding subject to Buyer consent not to be unreasonably withheld. Buyer shall promptly remit any refunds of such Taxes that it may receive to Parent within seven (7) days of receipt.
     Section 2.11. Termination of Intergroup Liabilities. Except for Intergroup Payables set forth on Schedule 2.11 (the “Purchased Intergroup Notes”) as outstanding immediately after Closing, on or prior to the Closing Date, all Intergroup Payables and all Intergroup Receivables shall in each case be paid in full or otherwise extinguished in a manner that does not increase any Tax liability or decrease any Tax asset of any Acquired Entity, such that immediately prior to the Closing all such liabilities shall have been extinguished. For the avoidance of doubt, if (i) the payment of dividends by an Acquired Entity to satisfy an Intergroup Payable owed by such Acquired Entity or (ii) the cancellation without receipt of payment by an Acquired Entity of an Intergroup Receivable held by such Acquired Entity (which cancellation is treated as a deemed dividend for U.S. federal income tax purposes) were to create a deemed paid tax credit, the creation of such deemed paid tax credit will not result in the decrease of a Tax asset of any such Acquired Entity for purposes of this Section 2.11. Schedule 2.11 sets forth any Intergroup Payable and Intergroup Receivables that shall be extinguished other than through payment in full and reasonable detail of the method by which it shall be extinguished.
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER
     Except as set forth in the Schedules, Buyer hereby represents and warrants to Parent as follows:
     Section 3.01. Corporate Organization and Qualification. Each Buyer Group Member is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate or other power and authority to own, lease and operate its property and otherwise conduct its business as now being conducted. Each Buyer Group Member is duly qualified to do business and in good standing in each jurisdiction where failure to be so qualified or in good standing could reasonably be expected to, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transaction.
     Section 3.02. Authorization of Transaction. Buyer has all requisite corporate or other power and authority to enter into this Agreement, and each Buyer Group Member has the requisite corporate or other power and authority to enter into the Other Agreements to which it is a party and the other documents to be executed by it in connection with this Agreement and the Other Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All necessary and appropriate corporate action has been taken by each Buyer Group Member with respect to the execution, delivery and performance of this Agreement and the Other Agreements. This Agreement has been, and at the Closing, the Other Agreements will be, duly executed, and, assuming due authorization, execution and delivery by the appropriate EPD Group Member, constitute or will constitute, as applicable, legal, valid and binding obligations of Buyer and/or the Affiliated Buyers, as the case may be, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity.
     Section 3.03. No-Conflict; Consents. Buyer’s execution, delivery and performance of this Agreement and the execution, delivery and performance by each Buyer Group Member of the Other Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not, and will not, directly or indirectly (with or without notice or lapse of time or both), (a) (i) violate any Buyer Group Member’s organizational documents, (ii) violate any Applicable Legal Requirement to which any Buyer Group Member is subject (assuming the receipt of all Consents set forth in (b) below), or (iii) materially breach or result in a default or termination or acceleration right, or the loss of any benefit, under any material Agreement to which any Buyer Group Member is a party or by which any Buyer Group Member is bound (assuming the receipt of all Consents set forth in (b) below) or (b) require any Consent of, notice to, or declaration, filing or registration by any Buyer Group Member with, any Governmental Authority or other Person other than (i) any Consent, notice or filing required by any Antitrust Law, which Consents, notices and or filings are described on Schedule 3.03(b), (ii) such additional Consents, notices or filings set forth on Schedule 3.03(b) (collectively, the “Buyer Consents”), or (iii) Consents, notices or filings the failure of which to obtain or make would not, individually or in the aggregate, materially prevent or delay consummation of the transactions contemplated hereby or by the Other Agreements.
     Section 3.04. Finders, Brokers. Except as set forth on Schedule 3.04, neither Buyer nor any Affiliate of Buyer is a party to any agreement with any finder, broker, investment bank or other agent, or in any way obligated to such Person, for any commissions, fees or expenses incurred in connection with the origin, negotiation, execution or performance of this Agreement or the Other Agreements or the transactions contemplated hereby or thereby. Buyer and its Affiliates shall be responsible for all amounts payable to the Persons set forth on Schedule 3.04.
     Section 3.05. Financing. Concurrently with the execution of this Agreement, Buyer has delivered correct and complete copies of (a) an executed equity commitment letter dated the date hereof from Carlyle Partners IV, L.P. (the “Equity Commitment Letter”) to provide equity financing in an aggregate amount of $468,900,000, and (b) an executed debt commitment letter dated the date hereof from Lehman Brothers Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A, and J.P. Morgan Securities Inc. (the “Debt Commitment Letter”) to provide debt financing in an aggregate amount of $1,160,000,000 which consists of $1,060,000,000 under a term loan to be drawn at the Closing and $100,000,000 under a revolving loan. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Buyer and its Affiliates and the other parties thereto, each Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Buyer and its Affiliates and, to the knowledge of Buyer, the other parties thereto, and the financing commitments thereunder have not been amended, rescinded or terminated. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default, a breach or an event of default in any case in any material respect on the part of Buyer or any of its Affiliates under any term of the Financing Commitments. The aggregate proceeds contemplated by the Financing Commitments, if obtained, will be sufficient to pay the Cash Purchase Price, after adjustment pursuant to Section 2.06, and to satisfy and perform the other obligations of Buyer hereunder and pursuant to the Other Agreements that are to be satisfied or performed at Closing, including the payment of all costs and fees to be borne by Buyer and its Affiliates. As of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing within Buyer’s control will not be satisfied on a timely basis. Buyer and its Affiliates have paid all commitment fees or other fees required by the Debt Commitment Letter to be paid by them on or prior to the date of this Agreement and agree to pay any additional fees as they become due. The obligations to make the Financing available to Buyer and its Affiliates pursuant to the terms of the Financing Commitments are not subject to any terms or conditions other than those set forth in the Financing Commitments and the payment of certain fees and expenses related thereto as set forth in a fee letter that has been executed by Buyer and the other parties to the Debt Commitment Letter, and there are no express contractual contingencies under any Agreement relating to the transactions contemplated by this Agreement to which Buyer or any of its Affiliates is a party that would permit the counterparties to the Financing Commitments to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the financing contemplated by the Financing Commitments. As of the date hereof, Buyer has no Agreements with any Person concerning the contributions to be made to Buyer in connection with the transactions contemplated by this Agreement other than as set forth in the Financing Commitments. As of the date of this Agreement, the Guarantee is in full force and effect and is a legal, valid and binding obligation of Guarantor.
     Section 3.06. Litigation. As of the date hereof, there is no Proceeding, in law or in equity, pending nor, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, the Other Agreements, the Debt Commitment Letters or the Equity Commitment Letter.
     Section 3.07. Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including the Financing), assuming (w) that immediately prior to the Closing, each of the Acquired Entities, the Business taken as a whole, and the portion of the Business held by each EPD Group Member meets the solvency tests set forth below, (x) the satisfaction of the conditions to Buyer’s obligation to consummate the Acquisition, (y) the accuracy and completeness in all respects (without regard to qualifications for Knowledge, materiality or Material Adverse Effect) of the representations and warranties of Parent contained herein, and (z) solely for the purposes of this Section 3.07, that the most recent financial forecasts relating to the Business made available to Buyer by Parent prior to the date of this Agreement are substantially achieved in the amounts and at the times set forth therein, (i) none of Buyer, the Acquired Entities or their respective subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due in the normal course of business, (ii) the then present fair salable value of the assets of each of Buyer, the Acquired Entities or their respective subsidiaries (determined on a going concern basis) will exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured in the normal course of business, and (iii) none of the Buyer, the Acquired Entities and their respective subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. For purposes of this Section 3.07, no Person will have “an unreasonably small amount of capital” or be unable to pay amounts as they mature or become due so long as such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Business, Buyer, the Acquired Entities or their respective subsidiaries.
     Section 3.08. Inspections. Buyer has been provided with access to such information, documents and other materials relating to the Business as it has deemed necessary to enable it to make an informed decision, has had such time as Buyer deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and has been provided an opportunity to ask questions of Parent with respect to such information, documents and other materials and has received satisfactory answers to such questions. Buyer acknowledges that Parent has not made any representations or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials other than the representations and warranties contained in this Agreement or the Other Agreements. As of the date of this Agreement, neither Daniel Pryor nor Sameer Bhargava actually knows that any of the representations or warranties of Parent made in this Agreement or in the Other Agreements are not true and correct in any material respect.
     Section 3.09. Purchase for Investment. Buyer is purchasing the Acquired Equity Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Equity Interests and is capable of bearing the economic risks of such investment.
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PARENT
     Except as set forth in the Schedules, Parent hereby represents and warrants to Buyer, as follows:
     Section 4.01. Corporate Organization and Qualification. Each EPD Group Member is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate or other power and authority to own, lease, license and operate its property and otherwise conduct the Business as now being conducted. Each EPD Group Member is duly qualified to do business and in good standing in each jurisdiction where failure to be so qualified or in good standing could reasonably be expected to have a Material Adverse Effect. Parent has previously made available to Buyer copies of the organizational documents of each EPD Group Member. Such copies are true, correct and complete in all material respects as of the date hereof.
     Section 4.02. Authorization of Transaction. Parent has all requisite corporate power and authority to enter into this Agreement, and each EPD Group Member has all requisite corporate power and authority to enter into the Other Agreements to which it is a party and the other documents to be executed by it in connection with this Agreement and the Other Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Other than by the Affiliated Sellers and Acquired Entities with respect to certain actions required in connection with the Pre-Closing Reorganization, which actions will be taken prior to Closing, all necessary and appropriate corporate action has been taken by Parent with respect to the execution, delivery and performance of this Agreement and any Other Agreement to which it is a party and will be taken prior to the Closing by each EPD Group Member with respect to the execution, delivery and performance of the Other Agreements, no other action or proceedings on the part of any EPD Group Member or its equity holders being necessary. This Agreement has been, and at Closing the Other Agreements will be, duly executed and delivered, and, assuming due authorization, execution, and delivery by the appropriate Buyer Group Member, constitute or will constitute, as applicable, legal, valid and binding obligations of Parent or the relevant EPD Group Member, as the case may be, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity.
     Section 4.03. No-Conflict; Consents. Parent’s execution, delivery and performance of this Agreement and each EPD Group Member’s execution, delivery and performance of the Other Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not, and will not, directly or indirectly (with or without notice or lapse of time or both), (a) (i) violate any EPD Group Member’s organizational documents, (ii) violate any Applicable Legal Requirement to which it or any of the Purchased Assets is subject (assuming the receipt of all Consents set forth in (b) below), (iii) result in the creation of any Lien (other than a Permitted Lien) upon any of the Purchased Assets (assuming the receipt of all Consents set forth in (b) below), or (iv) breach or result in a default or termination or acceleration right, or in the loss of any benefit, under any Agreement or permit to which it is a party or by which it or any of the Purchased Assets is bound (assuming the receipt of all Consents set forth in (b) below), except in the case of (ii), (iii), and (iv) above for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (b) require any Consent of, notice to, or declaration, filing or registration by any EPD Group Member with, any Governmental Authority or other Person other than: (i) any Consent, notice or filing required by any Antitrust Law, which Consents, notices and filings are described on Schedule 4.03(b), (ii) such additional Consents, notices and filings set forth on Schedule 4.03(b) (the “Parent Consents”), or (iii) Consents, notices and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     Section 4.04. Capitalization of the Acquired Entities. Schedule 4.04 sets forth, with respect to each Acquired Entity, (i) its name, (ii) its type of entity and jurisdiction of organization, (iii) the number (other than for equity interests denominated in percentages), type and par value (where applicable) of each class of its authorized capital stock (or other equity interests), (iv) the number (other than for equity interests denominated in percentages) of each class of equity interests that is issued and outstanding, (v) the record and (with respect to beneficial holders other than Parent and its Affiliates, to the Knowledge of Parent) beneficial holders of such equity interests and the number or percentage, as applicable, of each class held by each of them. All outstanding shares of capital stock or other equity interests of each Acquired Entity were duly authorized and validly issued in compliance with all Applicable Legal Requirements, and are, where applicable, fully paid, nonassessable, and free of pre-emptive or other similar rights. Except as set forth on Schedule 4.04, Parent or one or more of the Affiliated Sellers owns of record and beneficially all the issued and outstanding shares of capital stock or other equity interests of all the Acquired Entities free and clear of any Liens. Except as set forth on Schedule 4.04, there are no outstanding options, warrants, rights or other securities exercisable, convertible or exchangeable for any capital stock or other equity interests of any Acquired Entity, any other commitments, agreements or other obligations providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of any capital stock or other equity interests of any Acquired Entity, or any agreements of any kind which may obligate any Acquired Entity to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock or other equity interests. Except as set forth on Schedule 4.04, the Acquired Entities do not own, directly or indirectly, any equity or voting interest in, or otherwise control, any Person, and have no agreement or commitment to acquire any such interest. Except as set forth in Schedule 4.04, there are no voting trusts, stockholder agreements, proxies or other Agreements in effect with respect to the voting or transfer of the equity interests in Acquired Entities held by Parent or any of its Affiliates or, to the Knowledge of Parent, the equity interests in Acquired Entities held by any other Person.

     Section 4.05. Financial Statements.
     (a) Attached to Schedule 4.05(a) are true and complete copies of the audited combined balance sheets as of December 31, 2004, 2005 and 2006 and the audited combined statements of income, divisional equity and cash flows for each of the one-year periods then ended of Parent’s engineered products division, together with any related notes or schedules and accompanied by the auditor’s report thereon (the “Audited Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of Parent’s engineered products division at the respective dates of and for the periods referred to therein as more fully described in the notes to such financial statements.
     (b) Attached to Schedule 4.05(b) are true and complete copies of the unaudited combined balance sheet as of December 31, 2004, 2005 and 2006 and the unaudited combined statements of income for the one-year periods then ended of the Business (collectively, the “Business Financial Statements”). The Business Financial Statements have been prepared in accordance with GAAP , except as outlined in and in any case more fully described in Schedule 4.05(b), applied on a consistent basis and fairly present in all material respects the combined financial condition and results of operations of the Business at the respective dates of and for the periods referred to therein. The Business Financial Statements reflect certain pro forma adjustments to the Audited Financial Statements, which are described in reasonable detail on Schedule 4.05(b) (the “Pro Forma Adjustments”). The Pro Forma Adjustments represent Parent’s best estimate of the material adjustments that are required to be made to the Audited Financial Statements in order to fairly present the financial position and results of operations of the Business.
     Section 4.06. Absence of Undisclosed Liabilities. The Acquired Entities and (with respect to the Business or the Purchased Assets) the other EPD Group Members have no liability (whether absolute or contingent), that would be required to be accrued or reserved for on, or discussed in the footnotes to, a combined balance sheet of the Business prepared in accordance with GAAP, except for liabilities (i) described and disclosed in this Agreement or in Schedule 4.06, (ii) included, reserved or reflected in the Audited Financial Statements (or the notes thereto), or the Business Financial Statements, (iii) arising in the Ordinary Course of Business since December 31, 2006, (iv) that are the Retained Liabilities, and (v) that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.
     Section 4.07. Taxes. With respect to Taxes or Tax Returns arising out of or relating to the Business or the Purchased Assets, except as set forth on Schedule 4.07:
     (a) All Tax Returns required to be filed by Parent (or an EPD Group Member) with any Taxing Authority have been filed in accordance with all Applicable Legal Requirements and are true, correct and complete in all material respects;
     (b) With regard to Parent (or an Affiliated Seller), all Taxes the non-payment of which would result in a Lien on any Purchased Asset have been paid or are not yet due and payable;
     (c) With regard to the Acquired Entities, all Taxes have been paid or, if not yet due and payable, are fully and adequately accrued for and reflected as liabilities in the most recent balance sheet in the Business Financial Statements, and the unpaid Taxes of the Acquired Entities for taxable periods ending on or prior to the closing date and Pre-Closing Periods will not, as of the Closing Date, exceed the reserve for Tax liabilities included in the calculation of Closing Net Working Capital on the Final Schedule;

     (d) There is no material audit, action, suit or proceeding now pending against Parent or an Affiliated Seller with respect to any Tax and neither Parent nor any Affiliated Seller has received a notice of any material deficiencies, pending audits, assessments or proceedings;
     (e) There is no audit, action, suit or proceeding now pending against any Acquired Entity with respect to any Tax and no Acquired Entity has received a notice of any deficiency, pending audit assessment or proceeding;
     (f) No material deficiency for any Tax or claim for additional Taxes by any Taxing Authority has been assessed or is pending against Parent (or an EPD Group Member) or to the Knowledge of Parent, is threatened;
     (g) No deficiency for any Tax or claim for additional Taxes by any Taxing Authority has been assessed or is pending against any Acquired Entity or to the Knowledge of Parent, is threatened;
     (h) There is no extension or waiver of the limitation period applicable to any Tax or Tax Return of Parent (or an EPD Group Member);
     (i) Each of the Acquired Entities (i) has withheld from any employee, customer, independent contractor, creditor, shareholder and any other applicable payee proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of Applicable Legal Requirements and (ii) has remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority;
     (j) There are no Tax liens on the Purchased Assets or the assets of the Acquired Entities other than Permitted Liens;
     (k) No Acquired Entity has (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of any assets, (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, (iii) made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, (iv) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code, (v) distributed the stock of any corporation or had its stock distributed by another person in a transaction satisfying or intending to satisfy the requirements of Section 355 of the Code, or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision;
     (l) No Acquired Entity has made any payments, is obligated to make any payments or is a party to any agreement or agreements that, individually or collectively, provide for the payment by any Acquired Entity of any amount of salaries or other compensation for services (i) that is not deductible under Sections 162(a)(1) or 404 of the Code or (ii) that is an “excess parachute payment” pursuant to Section 280G of the Code;
     (m) No Acquired Entity is a party to any Tax sharing or Tax indemnity agreements or similar arrangements pursuant to which Buyer Group would have any obligation to make payments after Closing;
     (n) No Acquired Entity has been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary state or local return (other than a member of an affiliated group of which the common parent is or was Parent (such affiliated group, the “Group”)). No Acquired Entity has any liability for the Taxes of any other person under Treasury Regulation Sections 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise (other than for Taxes of other members of the Group);
     (o) No Acquired Entity is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Acquired Entity incorporated outside of the United States (a “Non-U.S. Acquired Entity”) has made an election under Section 897(i) of the code to be treated as a United States corporation for purposes of Section 897, 1445 and 6039C of the Code;
     (p) No Acquired Entity shall be required to include in a Post-Closing Period or taxable period beginning after the Closing Date taxable income attributable to income of any Acquired Entity that accrued in a Pre-Closing Period or taxable period ending on or before the Closing Date but was not recognized in any such period for any reason, including (i) the installment method of accounting, (ii) the long-term contract method of accounting, or (iii) a “closing agreement” as described in Section 7121 of the Code (or any provision of any foreign, state or local Tax law having similar effect);
     (q) No Acquired Entity has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), and each Acquired Entity has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code;
     (r) No Non-U.S. Acquired Entity (i) has an investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a United States trade or business for U.S. federal income Tax purposes, or (iii) is a passive foreign investment company within the meaning of the Code; and
     (s) No Non-U.S. Acquired Entity is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.
     (t) At Closing, Parent’s tax basis in the stock of EPD Brazil Co. for Brazil tax purposes will be equal to the cost of acquisition of the stock of EPD Brazil Co. as registered before the Brazil Central Bank.
     Section 4.08. Legal Proceedings. Except as set forth on Schedule 4.08, as of the date hereof there is no pending or, to the Knowledge of Parent, threatened Proceeding by or against Parent or any of its Affiliates in respect of the Business or the Purchased Assets that involves one or more claims for (x) injunctive relief that would materially hinder or impair the operation of the Business or the use of the Purchased Assets or (y) monetary damages exceeding $5,000,000 individually or in the aggregate.
     (a) Except as disclosed on Schedule 4.08, there are no material unsatisfied Judgments outstanding against any Acquired Entity, Purchased Asset or (with respect to the Business or the Purchased Assets) other EPD Group Member.
     (b) The representations and warranties in this Section 4.08 shall not be deemed to apply to any Proceeding relating to any Environmental Law or any matter otherwise covered by Article 8.
     (c) The representations and warranties in this Section 4.08 shall not be deemed to apply to any Proceeding relating to any Taxes or any matter otherwise covered by Section 4.07.

     Section 4.09. Compliance with Laws and Permits.
     (a) As of the date hereof, except as set forth on Schedule 4.09, to the Knowledge of Parent, no Acquired Entity or (with respect to the Business or the Purchased Assets) other EPD Group Member is, or during the past three years, has been, the subject of any pending or threatened investigation of or by any Governmental Authority with respect to any actual or alleged material violation of Applicable Legal Requirements.
     (b) Except as set forth on Schedule 4.09, Parent and its Affiliates (with respect to the Business and the Purchased Assets) and each of the Acquired Entities are, and at all times during the past three (3) years have been, in compliance with all Applicable Legal Requirements, other than where the failure to comply with such Applicable Legal Requirements would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. During the past three (3) years through the date hereof, neither Parent nor any of its Affiliates has received any written (or to the Knowledge of Parent oral) notice, charge, claim or assertion from any Governmental Authority to the effect that any Acquired Entity or (with respect to the Business or the Purchased Assets) Parent or any of its other Affiliates is not in compliance with any such Applicable Legal Requirement, other than where the failure to comply with such Applicable Legal Requirements would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
     (c) Each EPD Group Member is in material compliance with all material Permits and has not received, at any time during the past three (3) years, any written notice (including any citations, notices of violations, complaints or consent orders) that the Business is not or was not in compliance with any material Permit with respect to the conduct of the Business, which noncompliance, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect. The Acquired Entities or (with respect to the Business or the Purchased Assets) other EPD Group Members hold all Permits necessary to carry on the Business as conducted on the date hereof and to own the Purchased Assets, other than where the failure to hold such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and each such Permit so held is in full force and effect. As of the date hereof, there are no Proceedings pending, or to the Knowledge of Parent, threatened that seek the revocation, cancellation, suspension or material adverse modification of any such Permit. Except as set forth in Schedule 4.09, all required filings with respect to such Permits have been timely made and all required applications for renewal thereof have been timely filed.
     (d) Except as set forth on Schedule 4.09, as of the date hereof no Acquired Entity nor (with respect to the Business or the Purchased Assets) Parent or any of its other Affiliates has, during the past three (3) years, conducted any material internal investigation concerning any alleged violation of any Applicable Legal Requirements by any Acquired Entity or (with respect to the Business or the Purchased Assets) Parent or any of its Affiliates or any of their respective employees, officers, directors, or agents (regardless of the outcome of such investigation) in each case in which they have engaged the services of an outside law firm or accounting firm.
     (e) The representations and warranties in this Section 4.09 shall not be deemed to apply to compliance with any Environmental Law or any matter otherwise covered by Article 8.
     Section 4.10. Title to Tangible Personal Property; Sufficiency and Condition of Assets.
     (a) Except as set forth in Schedule 4.10(a), Parent or the appropriate EPD Group Member has good title to, a valid leasehold interest in, or valid rights under an Agreement to use, as the case may be, the tangible personal property included in the Purchased Assets free and clear of Liens other than Permitted Liens. All tangible personal property included in the Purchased Assets, taken as a whole, is in good working condition, except for ordinary wear and tear, and except where the failure to be in such condition would not reasonably be expected to have a Material Adverse Effect.
     (b) The Purchased Assets, together with the rights to be transferred or otherwise provided to the Buyer Group pursuant to the Other Agreements (i) except as set forth on Schedule 4.10(b), constitute all of the assets, properties and rights used or held for use by the EPD Group Members to conduct the Business substantially as it has been conducted by the EPD Group Members immediately prior to the date hereof on the basis reflected in the Business Financial Statements and (ii) are sufficient to conduct the Business immediately following the Closing on such basis in all material respects.
     (c) The Acquired Entities include all Affiliates of Parent engaged in the Business other than (x) Parent, (y) the Affiliated Sellers and (z) any other Affiliate of Parent whose sole engagement in the Business is the provision of corporate or other services to the Business.
     Section 4.11. Real Property.
     (a) (i) Schedule 4.11(a)(i) contains an address list of all real property owned by any EPD Group Member which is used or held for use primarily in the operation of the Business (such real property, under the heading “Owned Real Property,” together with, to the extent that any EPD Group Member has any fee ownership interest therein, all buildings and other structures, facilities or improvements located thereon and all fixtures attached or appurtenant thereto, is referred to herein collectively as the “Owned Real Property”). Parent has made available to Buyer correct and complete copies of the most recent deeds, title reports and title policies in its possession as of the date hereof in respect of the Owned Real Property. Schedule 4.11(a)(i) also contains an address list of the Embedded Manufacturing Campuses under the heading “Embedded Manufacturing Campuses”.
     (i) Schedule 4.11(a)(ii) contains a list as of the date hereof of the leases (the “Real Property Leases”) relating to each material plant, office, warehouse and other parcel of real property under which any EPD Group Member is a lessee and which is used or held for use primarily in the operation of the Business (such Real Property Leases, together with, to the extent used in the operation of the Business, all buildings and other structures, facilities or improvements located thereon and all fixtures attached or appurtenant thereto, are referred to herein collectively as the “Leased Real Property”). Parent has made available to Buyer correct and complete copies of all of the Real Property Leases in its possession in respect of the Leased Real Property.
     (b) The relevant EPD Group Member set forth in Schedule 4.11(a) has (i) good, marketable and valid title and, in the case of the Owned Real Property located in jurisdictions where title insurance is customary, insurable title to the Owned Real Property free and clear of all Liens except for the Permitted Liens; and (ii) a valid and binding leasehold interest in all of the Leased Real Property, the applicable Real Property Leases of which are free and clear of all Liens except for the Permitted Liens, subject to the terms and conditions of each of the applicable Real Property Leases. To the Knowledge of Parent the present use by the Business of each Owned Real Property and each Leased Real Property complies in all material respects with all zoning, building, land use and other similar Applicable Legal Requirements affecting the use of such property in the Business as currently conducted in any material respect.
     (c) None of the EPD Group Members has received written notice of any, and to the Knowledge of Parent there are no, threatened condemnation or eminent domain proceedings, or pending or threatened change in zoning with respect to any of the Owned Real Property, that would be likely to adversely affect (in any material respect) the current use or value of such Owned Real Property.

     (d) There are no material leases or subleases with any third party encumbering any portion of the Owned Real Property or the relevant EPD Group Member’s interest in the Leased Real Property other than as described on Schedule 4.11(d) or which do not materially interfere with the operation of the Business as currently conducted.
     Section 4.12. Intellectual Property.
     (a) Schedule 2.01(e) sets forth a true, complete and correct list as of the date hereof of all Purchased Intellectual Property that constitutes (i) United States and foreign patents and patent applications, (ii) registered trademarks and service marks, and applications to register trademarks and service marks, (iii) domain names or (iv) registered copyrights, and application to register copyrights.
     (b) The appropriate EPD Group Member has (i) all necessary right, title and interest in and to, or (ii) a valid and binding license or right under contract to use the Purchased Intellectual Property, free and clear of all Liens other than Permitted Liens or as set forth on Schedule 4.12(b)(i), except to the extent that, in the Ordinary Course of Business, the Business has stopped using a trademark prior to the date hereof, such that such non-used trademark may be susceptible to a claim of abandonment. A list of each Agreement pursuant to which any EPD Group Member has granted to any third party any material rights with respect to any of the material Purchased Intellectual Property is set forth on Schedule 4.12(b)(ii). Except as set forth on Schedule 4.12(b)(iii), other than the Purchased Intellectual Property and the marks to be licensed pursuant to the Trademark License Agreement, no other patents, trademarks or trade names are currently used in the conduct of the Business as it is now being conducted.
     (c) Except as set forth in Schedule 4.12(d), the EPD Group’s operation of the Business as of the date of this Agreement does not infringe in any material respect on the Intellectual Property rights of any third party and, to the Knowledge of Parent, no third party is currently infringing in any material respect on any EPD Group Member’s rights in the Purchased Intellectual Property.
     (d) Except as set forth on Schedule 4.12(d):
     (i) within the past twelve (12) months, no registration in respect of any material Purchased Intellectual Property, or application to register any Purchased Intellectual Property, has lapsed, expired, been abandoned, been disclaimed, been withdrawn, been the subject of a final judgment of invalidity by any court of competent jurisdiction, been the subject of a final judgment of unenforceability by any court of competent jurisdiction, been the subject of any holding or declaration of unenforceability, invalidity, or refused to be reissued by any domestic or foreign Governmental Authority, including the United States Patent and Trademark Office, or been canceled;
     (ii) to the Knowledge of Parent, all of the material Purchased Intellectual Property to the extent used or held for use in the Business is valid and subsisting, is not unenforceable in whole or in part and is not subject to any challenge; no unresolved written claim has been delivered by any Person to any EPD Group Member within the past twelve (12) months (i) challenging the use by any EPD Group Member of any of the Business Intellectual Property or (ii) challenging the ownership or validity of any of the Business Intellectual Property;
     (iii) Subject to the consent agreements described in Schedules 4.12(b)(i) through (iii), the applicable EPD Group Members are the sole and exclusive owners of the Purchased Intellectual Property shown on Schedule 2.01(e) as owned by such EPD Group Members, and no other Person has any claim of ownership with respect to such Intellectual Property;

     (iv) the Purchased Intellectual Property and the Proprietary Software, together with the rights being granted to Buyer under the Trademark License Agreement, the Software License Agreement and the Domain Name Redirection Agreement constitute all of the material Intellectual Property necessary to conduct the Business in the manner currently conducted.
     Section 4.13. Labor Relations.
     (a) Except as disclosed on Schedule 4.13(a) or as would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect, (i) none of the EPD Group Members has engaged in any unfair labor practice within the prior three years, (ii) there have been no employment related lawsuits or other similar charges filed with a Governmental Authority during the past three years, and (iii) to the Knowledge of Parent, there are no such lawsuits or charges currently pending or threatened, in the case of each of clauses (i), (ii) and (iii), by any current or former employee, consultant or independent contractor, any workers council, or any union or similar organization concerning employment with or termination from the Business including any charges filed with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Health and Safety Administration, the Department of Labor or any similar Governmental Authority alleging violations of labor or employment laws.
     (b) Except as set forth on Schedule 4.13(b), no EPD Group Member is a party to any collective bargaining Agreement in respect of the Business. True and complete copies of each collective bargaining Agreement set forth on Schedule 4.11(b) have been made available to Buyer. Since December 31, 2003, other than in connection with Parent’s negotiations with the bargaining representatives of the United Steel Workers for the Master CBA and the strike relating thereto, except as set forth on Schedule 4.13(b), no EPD Group Member has been subject to, and there is no existing, or to the Knowledge of Parent, currently threatened, strike, slow down, work stoppage, picketing, lockout or other material dispute in respect of the Business. The EPD Group Members, with respect to the Business, have, except as would not reasonably be expected to have a Material Adverse Effect, complied with all applicable laws relating to employment, equal employment opportunity, nondiscrimination, human rights, pay equity, employment standards, employment and reemployment rights of members of the uniformed services, immigration, wages, hours, benefits, collective bargaining and workers compensation, worker classification and plant closings. Except as would not reasonably be expected to have a Material Adverse Effect, each collective bargaining Agreement set forth on Schedule 4.13(b) has been administered by the applicable EPD Group Member in accordance with its terms and all Applicable Legal Requirements. Except as set forth on Schedule 4.13(b), to the Knowledge of Parent, no employee organizing efforts are pending with respect to nonunionized employees of the EPD Group.
     (c) Except as disclosed on Schedule 4.13(c), no EPD Group Member has closed any plant or facility, or implemented any early retirement, separation or window program affecting, in whole or in part, current or former employees of the Business within the past three years, nor has any such party announced any such action or program for the future affecting, in whole or in part, such employees.
     Section 4.14. Employee Benefits.
     (a) Schedule 4.14(a) contains a list, by country, of all material Employee Benefit Plans, which shall include and separately designate the material Employee Benefit Plans that are sponsored by an Acquired Entity and that will remain with an Acquired Entity following Closing (each, an “Acquired Entity Benefit Plan”). Parent has made available to Buyer copies of (i) the documents constituting or embodying each such Employee Benefit Plan, including amendments, summary plan descriptions, service agreements, insurance policies and trust agreements, as applicable, (ii) the two most recent annual reports, financial statements, tax returns and actuarial reports for each such Employee Benefit Plan, if applicable, and (iii) the most recent determination and/or opinion letter from the Internal Revenue Service (the “IRS”) pertaining to any such Employee Benefit Plan intended to qualify under Section 401(a) or 501(a)(9) of the Code.
     (b) With respect to any Employee Benefit Plan that is subject to the provisions of Title IV of ERISA, other than any Multiemployer Plan:
     (i) no proceeding has been initiated by any person (including the Pension Benefit Guaranty Corporation (the “PBGC”)) to terminate such plan and none of the EPD Group Members has incurred, or is reasonably expected to incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such plan;
     (ii) no “reportable event” (as defined in Section 4043 of ERISA) has occurred for which the 30-day notice period has not been waived and in connection with which any EPD Group Member has had or may have material liability;
     (iii) no such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and
     (iv) as of the date hereof, the “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA of each such plan (but excluding from the definition of “current value” of “assets” of such plan accrued but unpaid contributions) is set forth on Schedule 4.14(b), except where neither Buyer nor any of its Affiliates could be liable after Closing for any portion of the “amount of unfunded benefit liabilities”.
     (c) Each Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan, and conforms in all material respects to all applicable laws and regulations, including but not limited to ERISA and the Code, if applicable, and each such Employee Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and is intended to qualify under Section 401 of the Code either (i) has received a favorable determination letter from the IRS with respect to such qualification and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, or (ii) has been timely submitted to the IRS for a determination letter for a determination regarding the qualified status of such plan, and with respect to clauses (i) and (ii) to the Knowledge of Parent, nothing has occurred and no condition exists that is likely to cause the loss or denial of such qualified status.
     (d) Except as disclosed on Schedule 4.14(d), there has been no amendment to any Employee Benefit Plan that would materially increase the expense of maintaining any such Employee Benefit Plan above the level of the expense in respect thereof for the most recent fiscal year.
     (e) With respect to any Employee Benefit Plan maintained outside the United States for the purpose of providing or otherwise making available compensation or benefits for the current or former employees or consultants of the Business, each such Employee Benefit Plan and related funding arrangement, if any, (i) that is intended to qualify for tax-favored status has been reviewed and approved for such status by the appropriate Governmental Authority (or has been or will be submitted for such review and approval within the applicable time period), as applicable, and, to the Knowledge of Parent, nothing has occurred and no condition exists that is likely to cause the loss or denial of such tax-favored status, (ii) that is intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and applicable laws, and (iii) no material liability exists or reasonably could be imposed upon the assets of the Buyer or any of its Affiliates by reason of such plans. Except to the extent reflected as an accrued benefit obligation in accordance with the Specified Accounting Principles on the most recent balance sheet included in the Business Financial Statements or as disclosed on Schedule 4.14(e), the fair market value of the assets of each Acquired Entity Benefit Plan, the liability of each insurer for any Acquired Entity Benefit Plan funded through insurance and/or the book reserve established for any Acquired Entity Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations.
     (f) With respect to each of the Employee Benefit Plans, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due under any such Employee Benefit Plan to any Business Employee solely by reason of such transactions or by reason of a termination following such transactions.
     (g) No employee of an EPD Group Member can reasonably be expected to be subject to excise taxes under Section 4999 or 409A of the Code by virtue of any payment or benefit (or acceleration of any payment or benefit) under any Employee Benefit Plan resulting from the consummation of the transactions contemplated by this Agreement.
     (h) The representations and warranties in Sections 4.14(c) and (e) do not apply with respect to any Employee Benefit Plan in respect of which neither Buyer nor any of its Affiliates would be liable, directly or indirectly, after Closing. The representations and warranties in subsection 4.14(d) do not apply with respect to any increase in expense in respect of which neither Buyer nor any of its Affiliates would be liable, directly or indirectly, after Closing. The representations and warranties in Sections 4.14(b) and (g) do not apply to any Employee Benefit Plan maintained outside of the United States.
     (i) All contributions (including all employer contributions and employee salary reduction contributions) and premiums or other payments that are due have been made to each Employee Benefit Plan in all material respects.
     (j) With respect to each Employee Benefit Plan, no material action, suit, proceeding, hearing, claim or investigation with respect to the administration or the investment of the assets (other than routine claims for benefits) is pending or, to the Knowledge of Parent, threatened.
     (k) Except as disclosed on Schedule 4.14(k), there are no Employee Benefit Plans that are Multiemployer Plans or that are subject to Title IV of ERISA or Section 412 of the Code and with respect to which current or former Business Employees participate, and none of the EPD Group Members has, within the past six years, ever maintained, contributed to, participated or agreed to participate in any such Employee Benefit Plan, except where neither Buyer nor any of its Affiliates could be liable after Closing.
     (l) Except as set forth on Schedule 4.14(l), no Employee Benefit Plan or Acquired Entity provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA. Each Employee Benefit Plan that provides post-retirement or retiree welfare benefits may be terminated or amended by the plan sponsor, in any manner and at any time, without the consent of any person covered thereunder and may be terminated without any further liability for benefits that may be accrued or expenses that may be incurred after the date of such termination, subject, however, to the requirements of applicable collective bargaining agreements.

     Section 4.15. Contracts and Commitments; Government Contracts.
     (a) As of the date hereof, the aggregate amount of all accepted and unfulfilled Agreements entered into by the EPD Group for the sale of its products does not materially exceed amounts which would be outstanding in the Ordinary Course of Business of the Business and the aggregate amount under all Agreements for the purchase of raw materials, Inventory and supplies in the conduct of the Business does not materially exceed amounts which would be outstanding in the Ordinary Course of Business of the Business.
     (b) Schedule 4.15(b) sets forth a list or description as of the date hereof of all Agreements to which any Acquired Entity or (with respect to the Business or Purchased Assets) Parent or any of its other Affiliates is a party, or to which any of the Purchased Assets is subject, that (i) involve an obligation of the Business to pay amounts or sell engineered products or related services for amounts in each case in excess of $5.0 million in any fiscal year or $10.0 million in the aggregate; (ii) are Agreements with a remaining term of more than six months that may not be terminated without giving 90 days or more prior notice or paying a material penalty and that (x) individually or on the aggregate, would reasonably be expected to have a Material Adverse Effect if terminated or (y) was entered into other than in the Ordinary Course of Business; (iii) are Agreements solely between or among the Parent and any Affiliate of the Parent which are material to the Business; (iv) are employment, severance or change of control Agreements between any EPD Group Member on the one hand and any director of any Acquired Entity or any Business Employee involved in the management of the Business on the other; (v) are collective bargaining agreements with any labor unions or associations representing any of the Business Employees; (vi) are material Agreements relating to the license or use by the Business of any Purchased Intellectual Property or Proprietary Software; (vii) are Government Contracts for the sale of engineered products and related services in an amount in excess of $1.0 million, individually or in the aggregate for a series of related Government Contracts; (viii) are otherwise not made in the Ordinary Course of Business and are material to the Business; (ix) contain covenants limiting the freedom in any material way of any Acquired Entity or (with respect to the Business) any other EPD Group Member to compete with any Person in any line of business or in any territory; (x) are partnership, joint venture, limited liability company Agreements of the Business or other Agreements involving a sharing with any Person of profits, losses, costs or liabilities of the business activities of any other Person by the Business with such first Person (but excluding any agency agreement entered into in the Ordinary Course of Business); (xi) are Agreements pursuant to which an Acquired Entity or (with respect to the Business) other EPD Group Member has ongoing material liabilities (contingent or absolute), and relating to (1) the acquisition of any business or substantially all of the assets of any business or business unit, or (2) the disposition of any business, division, subsidiary or operating unit or all or substantially all of the assets of any business, division, subsidiary or operating unit (in each case, whether by merger, sale of stock, sale of assets or otherwise); (xii) relate to Indebtedness (including guarantees) of, or the deferred purchase price of property payable by the Acquired Entities or (with respect to the Business) Parent or any of its other Affiliates (in either case, whether incurred, assumed, guaranteed or secured by any asset); (xiii) are Real Property Leases; or (xiv) have “take or pay” or “requirements” provisions committing a Person to provide the quantity of goods or services required by another Person which would reasonably be expected to involve aggregate payments by or to the Business of more than $5,000,000 (all such Agreements required to be described or listed on Schedule 4.15(b), together with (x) all such Agreements entered into after the date of this Agreement that, if they had existed as of the date of this Agreement, would have been required to be so disclosed and (y) all unfulfilled purchase orders for the purchase or sale of products or services by the Business having an aggregate value with any one supplier or customer equal to or greater than $5,000,000 (which Agreements described in clause (x) and purchase orders described in clause (y) shall not be required to be described or listed in Schedule 4.15(b)), but excluding in any event any Agreement relating to Parent’s first, second or third lien credit facilities, collectively, the “Material Contracts”).

     (c) Except as disclosed in Schedule 4.15(c), no EPD Group Member, nor, to the Knowledge of Parent, any other party to such Material Contract, is in breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract) that would reasonably be expected to result in a Material Adverse Effect. Parent has prior to the execution of this Agreement made available to Buyer copies of the Material Contracts listed or described (or required to be) on Schedule 4.15(b), including any amendments or supplements thereto as of the date hereof in each case that are true, correct and complete in all material respects. Each of the Material Contracts is in full force and effect and is a legal, valid and binding obligation of the EPD Group Member that is a party thereto and, to the Knowledge of Parent, each other party thereto, enforceable against such EPD Group Member and, to the Knowledge of Parent, such other party in accordance with their respective terms subject to the qualifications that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability affecting the rights and remedies of creditors and general principles of equity.
     (d) Except as set forth on Schedule 4.15(d), during the past three years no material quantities of products delivered by the Business under any Government Contract have been rejected by any Governmental Authority, or prime contractor or subcontractor (at any tier) as not complying with contract specifications or requirements, and no termination or default, cure notice or show cause notice has been issued and remains unresolved. No material amount due to any EPD Group Member has been withheld or set off by or on behalf of a Governmental Authority, or prime contractor or subcontractor (at any tier) with respect to any Government Contract. The applicable EPD Group Members are in compliance in all material respects with all representations and certifications made to Governmental Authorities with respect to all Government Contracts, and the applicable EPD Group Member is in compliance in all material respects with the provisions of such Government Contracts. The applicable EPD Group Members are in compliance in all material respects with all national security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995). To the Knowledge of Parent, none of the Business Employees is (or during the last three years has been) under any administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the Business. Except as set forth on Schedule 4.15(d), to the Knowledge of Parent, (i) there is no pending material investigation by a Governmental Authority of any EPD Group Member, or any of its respective officers, employees or representatives, nor (ii) within the last three years has there been any material investigation by a Governmental Authority of any EPD Group Member, or any of its respective officers, employees or representatives resulting in any material adverse finding with respect to any material alleged irregularity, misstatement or omission in each case arising under or relating to any Government Contract or bid (other than routine audits). During the last three years, no EPD Group Member has made any voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or bid. Since January 1, 2001 neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts of subcontracts for or with any Governmental Authority. No suspension or debarment actions with respect any Government Contract have been commenced or, to the Knowledge of Parent, threatened in writing against any EPD Group Member or, to the Knowledge of Parent, any of their respective officers, directors or employees.
     Section 4.16. Finders, Brokers. Except for its agreements with J.P. Morgan Securities Inc. and Goldman, Sachs & Co., neither Parent nor any EPD Group Member is a party to any agreement with any finder, broker, investment bank or other agent, or in any way obligated to any such Person, for any commissions, fees or expenses incurred in connection with the origin, negotiation, execution or performance of this Agreement, the Other Agreements, or the transactions contemplated hereby or thereby. Parent shall be responsible for all amounts payable to pursuant to such agreements.

     Section 4.17. Trade Relations. Schedule 4.17 sets forth (a) a list of the ten (10) largest customers of the Business, taken as a whole, in terms of sales during each of the years ended December 31, 2005 and December 31, 2006, and the U.S. dollar value of the sales to each such customer during such period, and (b) a list of the ten (10) largest commodity suppliers of the Business in terms of purchases during each of the years ended December 31, 2005, and the U.S. dollar value of the purchases from each such supplier during each such period. As of the date hereof, no EPD Group Member has received any written notice that any of the five largest customers set forth on Schedule 4.17, intends to cease or materially reduce its purchases of products or services from any EPD Group Member as a result of the transactions contemplated by this Agreement or the Other Agreements.
     Section 4.18. Insurance. All material insurance policies maintained by or on behalf of the Business as of the date hereof (the “Insurance Policies”) are in full force and effect and are free from any right of termination on the part of the insurance carriers. There is no material claim by or pending under any of the Insurance Policies with respect to the Business. Parent has made available to Buyer true and correct copies of the Insurance Policies.
     Section 4.19. Absence of Certain Changes. From December 31, 2006 to the date hereof, except as described on Schedule 4.19 or as contemplated by this Agreement or any Other Agreement: (i) there has not been any event, occurrence or change that individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect, (ii) the EPD Group Members have operated the Business in the Ordinary Course of Business, and (iii) no EPD Group Member has taken any action that would be prohibited by Sections (a), (b), (c), (d)(ii), (f), (g)(i)(y), (h), or (m) or clause (o) as it relates to such clauses of Section 5.03 if taken after the date hereof.
     Section 4.20. Asbestos Matters. Except as set forth on Schedule 4.20, excluding any asbestos or asbestos-containing product used in building materials (including, by way of example, asbestos used as or in structural fireproofing, insulation on pipes and ducts, acoustical decorative ceilings, flooring, mastics, and roofing materials) in any facilities included in the Transferred Real Property, to the Knowledge of Parent, none of the facilities included in the Transferred Real Property have ever been involved in the manufacture, processing, marketing, distribution, sale, assembly, transportation, or transport of any asbestos or asbestos-containing product (or any component or ingredient thereof). Except as set forth on Schedule 4.20, to the Knowledge of the Parent, during the three years prior to the date hereof, no Person has asserted a claim (including but not limited to, any actual or alleged personal injury (including death) or property damage) resulting from the actual or alleged presence of or exposure to any asbestos or asbestos-containing product (or any component or ingredient thereof) or material at any North American Owned Real Property.
     Section 4.21. Business Relationships. (a) None of (i) Parent, (ii) any Acquired Entity organized or domiciled in the United States, (iii) any Affiliated Seller organized or domiciled in the United States or (iv) any Acquired Entity or Affiliated Seller involving United States persons or United States origin items for which export licensing is required (in each of (i) through (iv) with respect to the Business) is a party to any agreement with the Government of Iran or Sudan (as defined in applicable regulations of the United States Department of the Treasury) or a party that is located in Iran or Sudan.
     (b) None of (i) Parent, (ii) any Acquired Entity organized or domiciled in the United States, (iii) any Affiliated Seller organized or domiciled in the United States or (iv) any Acquired Entity or Affiliated Seller involving United States persons or United States items for which export licensing is required (in each of (i) through (iv) with respect to the Business) is a party to any agreement with an individual or entity on the List of Specially Designated Nationals and Blocked Persons of the Office of Foreign Assets Control in the United States Department of the Treasury.

     (c) None of Parent, any Acquired Entity, or any Affiliated Seller (in each case with respect to the Business) is a party to any agreement with Cuba, a party that is located in Cuba, or a party that is identified as a Specially Designated National of Cuba on the List of Specially Designated Nationals and Blocked Persons of the Office of Foreign Assets Control in the United States Department of the Treasury.
     (d) None of Parent, any Acquired Entity, or any Affiliated Seller (in each case with respect to the Business) currently exports to Syria or North Korea, or any party located in Syria or North Korea, any products subject to United States export license requirements or prohibitions.
     Section 4.22. Business Practices. Neither any Acquired Entity nor (with respect to the Business) Parent or any of its other Affiliates, nor, to the Knowledge of Parent, any of their respective directors, officers, agents, employees, representatives or any Person authorized to act on their behalf (in their capacities as such), has, in any material respect, during the past three (3) years: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country that, in each case, was illegal under any Applicable Legal Requirement; (iii) made any payment, bribe or kick-back payment to any customer or supplier or to any officer, director, partner, employee or agent of any such customer or supplier, in each case that was unlawful under any Applicable Legal Requirement; (iv) made any payment to any Person in connection with any Government Contract in violation of any Applicable Legal Requirement, including any violation of (or requiring disclosure pursuant to) the United States Foreign Corrupt Practices Act, or (v) engaged in any other reciprocal practice, or made any other payment or given any other consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in each case, that was unlawful under any Applicable Legal Requirement.
     Section 4.23. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. OTHER THAN THE REPRESENTATIONS AND WARRANTIES MADE BY PARENT OR ANY EPD GROUP MEMBER IN THIS AGREEMENT, THE OTHER AGREEMENTS OR ANY CERTIFICATES DELIVERED BY ANY EPD GROUP MEMBER AT CLOSING, PARENT AND THE EPD GROUP MEMBERS MAKE NO REPRESENTATIONS AND WARRANTIES INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS OR THE BUSINESS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. PARENT HEREBY DISCLAIMS, AND BUYER HEREBY WAIVES, ANY CLAIM BASED ON ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY PARENT TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). PARENT MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY PROJECTIONS, FORECASTS OR OTHER FORWARD-LOOKING FINANCIAL OR OTHER INFORMATION PROVIDED TO BUYER, AND BUYER ACKNOWLEDGES THAT THERE IS NO ASSURANCE THAT ANY PROJECTED OR FORECASTED RESULTS WILL BE ACHIEVED.
ARTICLE 5. PRE-CLOSING COVENANTS; OTHER COVENANTS
     Section 5.01. Efforts to Close; Finalize Ancillary Documents. Subject to the terms and conditions of this Agreement, each of the parties, at such party’s own cost and expense (except as may be specifically provided otherwise in this Agreement), will use, and cause its Affiliates to use, reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective in a prompt and expedient manner all of the transactions contemplated by this Agreement and the Other Agreements (including (i) seeking Consents of third parties as provided in Section 2.09 required in connection therewith and (ii) satisfaction, but not waiver, of the closing conditions of the other party set forth in Article 9). The parties further agree to execute and deliver or cause their respective Affiliates to execute and deliver each of the Other Agreements and such other documents, certificates, agreements and writings as may be necessary, proper or advisable to consummate such transactions and such further deeds, assignments, assumptions, transfers, conveyances, powers of attorney or other instruments or documents and take such other action as may be reasonably required by the other party (at the cost and expense of the requesting party) for the effective assigning, transferring, granting, conveying, assuring and confirming to, or assumption by, Buyer and each Affiliated Buyer and their respective permitted successors and assigns, of the Purchased Assets and the Assumed Liabilities and otherwise to carry out the purpose and intent of this Agreement and the Other Agreements.
     Section 5.02. Regulatory Matters; Notices and Consents. Between the date of this Agreement and the Closing, without limiting the generality of Section 5.01:
     (a) Consents from Governmental Authorities Generally. Each of the parties shall and shall cause the Affiliated Buyers and Affiliated Sellers, as the case may be, to use reasonable best efforts to secure all Consents of and provide all required notices to any Governmental Authority (including under applicable Antitrust Laws, and, to the extent required, under the Investment Canada Act) necessary or advisable in order to consummate the transactions contemplated hereby and by the Affiliate Transfer Agreements. The parties hereto shall, and shall cause the Affiliated Buyers and Affiliated Sellers, as the case may be, to consult and cooperate with respect to obtaining all such Consents of Governmental Authorities. Each party shall keep the other apprised of the status of matters and proceedings relating to such Consents, including providing each other with all notices, applications and information supplied to or filed with any Governmental Authority after the date hereof and all notices or correspondence received from any Governmental Authority, in each case relating to the transactions contemplated hereby, except (i) to the extent of competitively sensitive information, which competitively sensitive information will be provided only to the external legal counsel and/or external expert of the other party and such external advisors shall be instructed not to share such information with any other Person and (ii) to the extent prohibited by Applicable Legal Requirements.
     (b) Consents under Antitrust Laws and for Government Contracts. Without limiting the generality of Section 5.02(a), each of the parties shall and shall cause the Affiliated Sellers or the Affiliated Buyers, as the case may be, to use take all action necessary (i) to file as soon as practicable, and in any case on or prior to the due date required by the applicable Antitrust Laws, notifications, applications or other items deemed necessary or advisable under the applicable Antitrust Laws, and, to the extent applicable, the Investment Canada Act and with respect to the Government Contracts, (ii) to respond as promptly as practicable to any inquiries from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authorities under applicable Antitrust Laws or, to the extent applicable, the Investment Canada Act or with respect to the Government Contracts for additional information or documentation (including notification to the U.S. Directorate of Defense Trade Controls), (iii) to comply with the requirements of, and promptly respond to all inquiries and requests for additional information received from, any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) to promptly furnish to the relevant Governmental Authority any additional information required or reasonably requested under the applicable Antitrust Laws, and, to the extent applicable, the Investment Canada Act and (iv) to avoid or eliminate each and every impediment under the applicable Antitrust Laws, or with respect to the Government Contracts that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible and in any event no later than the End Date. All requests and inquiries from such Governmental Authorities shall be handled by the Affiliated Buyers, on the one hand, and the Affiliated Sellers, on the other hand, in consultation with each other.
     (c) Parent and the Affiliated Sellers, on the one hand, and Buyer and the Affiliated Buyers on the other hand agree (i) not to extend or consent to any extension of any waiting period under the Antitrust Laws or enter into any agreement with any Governmental Authority related thereto agreeing not to consummate any of the transactions contemplated in this Agreement other than with the consent of the other party hereto, (ii) to permit the other party to review in advance any proposed written communications of any nature with the Governmental Authorities relating to any Antitrust Laws and the transactions contemplated hereby, except (x) to the extent of competitively sensitive information, which competitively sensitive information will be provided only to the external legal counsel and/or external expert of the other party and such external advisors shall be instructed not to share such information with any other Person and (y) to the extent prohibited by Applicable Legal Requirements and (iii) not to participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with any Governmental Authority regarding approvals under applicable Antitrust Laws in respect of any filings, investigation or inquiry concerning the transactions contemplated hereby unless such Person consults with the other party in advance and provides the other party an opportunity to attend and participate in such meeting or discussion (unless the Governmental Authority expressly requests that the other party should not be present at the meeting or discussion or part or parts of the meeting or discussion).
     Section 5.03. Conduct of Business Prior to the Closing; Maintenance of Assets. Parent shall use commercially reasonable efforts, consistent with past practice, to (i) maintain the Purchased Assets from the date of this Agreement until the Closing Date in good operating condition, taken as a whole, suitable in all material respects for their intended purposes, ordinary wear and tear excepted and (ii) keep available to the Business the service of its senior management and maintain good relations between the Business and its employees, customers, suppliers, licensors, trade partners and others having business dealings with the Business. Nothing in this Section 5.03 shall be construed as prohibiting an Acquired Entity from (x) declaring and paying dividends of all or any portion of Cash to Parent or Affiliated Sellers or (y) taking any other lawful action to transfer all or any portion of Cash to Parent or Affiliated Sellers, in each case, so long as such actions specified in clauses (x) and (y) do not have an adverse impact on the Business (other than any adverse effect following Closing of not having access to such cash). Parent agrees that on and after the date hereof and prior to the Closing Date, except for such practices, actions or transactions as are specifically contemplated or required to occur hereunder or in connection with the transactions contemplated hereby or as otherwise consented to by Buyer in writing, it will operate the Business in the Ordinary Course of Business including, with respect to the Business, and the Purchased Assets, not and not allowing any EPD Group Member to:
     (a) except by reason of a change in GAAP, change its accounting principles or practices or the method of application of such principles or practices;
     (b) except (i) for Inventory sold in the Ordinary Course of Business, (ii) for transactions contemplated by this Agreement or an Other Agreement, and (iii) pursuant to existing commitments, sell, transfer, assign, subject to Lien (other than a Permitted Lien) or otherwise dispose of any assets of the Business (x) with an aggregate market value of $1 million or more or (y) in any transaction with Parent or Affiliate thereof, other than on an arms’ length basis;
     (c) except as contemplated hereby or by any Other Agreement or in the Ordinary Course of Business, change in any adverse material way the Business’ policies or practices, taken as a whole,

regarding the extension of customer credit, sales of Inventories, collection of accounts receivables or payment of accounts payable;
     (d) (i) other than pursuant to existing Agreements or pursuant to the capital expenditure plan described on Schedule 5.03(d), purchase or agree to purchase capital assets that would be included in the definition of Purchased Assets for an amount in excess of $1 million for any one such purchase or in excess of $4 million in the aggregate, or enter into any Agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by the Business after the Closing exceeding an aggregate of $4 million; or (ii) fail to make capital expenditures materially in accordance with the capital expenditure budget set forth on Schedule 5.03(d);
     (e) enter into any Agreement of the type that, if in effect on the date hereof, would be required to be listed as a Material Contract or amend any material term, condition or provision of or terminate any Material Contract, except for (i) Agreements or amendments entered into in the Ordinary Course of Business or (ii) a supply agreement with any third-party buyer of the ISF Business on terms that are not materially less favorable to the Business in the aggregate than the current supply arrangements with the ISF Business;
     (f) except for (i) a check-the-box election that Parent will make effective as of the formation date of the new company to be formed in Brazil in connection with the Pre-Closing Reorganization (“EPD Brazil Co.”) to treat such company as a disregarded entity of Parent and (ii) the elections described in Section 6.03(h) below, without first obtaining the consent of Buyer (which consent shall not be unreasonably withheld), make or change any Tax election, amend any Tax Return, settle or compromise any Tax audit that would directly affect the Business or any Acquired Entity, change any material Tax accounting method or practice of an Acquired Entity, or enter into any material agreement with respect to Taxes that would directly affect the Business or any Acquired Entity;
     (g) (i) enter into any settlement, consent decree or other agreement or arrangement with any third party or Governmental Authority that (x) involves more than $500,000 in the aggregate (other than Retained Liabilities) or (y) will limit or materially and adversely impact the way in which the Business may be operated after the Closing, or (ii) cancel, compromise, waive or release any right or claim (or series of related rights and claims) involving more than $500,000;
     (h) except as set forth in Schedule 5.03(h), with respect to any current and former employees, consultants and independent contractors of the Business (i) increase the wages, salaries, compensation, severance, pension or other benefits other than in the Ordinary Course of Business or pursuant to the currently existing terms of an Employee Benefit Plan, (ii) enter into or materially modify any employment, deferred compensation, severance, retirement or other agreement or arrangement providing for additional or different benefits from those provided under the Employee Benefit Plans or (iii) adopt or amend in any respect any Acquired Entity Benefit Plan;
     (i) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interest in, any Acquired Entity other than in connection with the Pre-Closing Reorganization;
     (j) issue or authorize the issuance of, or agree to issue or sell, any shares of capital stock of any class or membership interests or other equity interests or securities of an Acquired Entity (directly or indirectly, whether through the issuance or granting of options, warrants, commitments, convertible securities, subscriptions, rights to purchase or otherwise);

     (k) make any material loans, advances or capital contributions to, or investments in, any Person in each case, other than to Acquired Entities or in connection with the Pre-Closing Reorganization;
     (l) change or amend the articles of incorporation, charter, bylaws, or any other governance document of any Acquired Entity except as required by changes in Applicable Laws;
     (m) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of any Person, business, business unit or division or facility; provided, however, Parent may acquire the ISF Business through Specialty Fabrics;
     (n) incur or become contingently liable with respect to any Indebtedness other than incurrences of no more than $5,000,000 in the aggregate in the Ordinary Course of Business that can by its terms be repaid at or prior to the Closing without payment or penalty or;
     (o) agree to do any of the foregoing.
     Section 5.04. Public Announcements. Prior to the Closing, neither of the parties hereto shall issue any press release or make any public announcement, filing or disclosure concerning this Agreement or the transactions contemplated hereby without prior approval of the other party hereto, except (a) that each of Parent and Buyer, in its sole discretion, may disclose such transactions in, and may file this Agreement and any Other Agreement as exhibits to, its filings with the Securities and Exchange Commission based on the advice of counsel, and (b) as and to the extent that such party reasonably believes, based on the advice of counsel, that such public disclosure is required by law or by the rules of any stock exchange upon which the securities of such party or its Affiliate are traded, in which case the other party shall be so advised prior to such disclosure (when reasonably practicable) and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued and (c) Buyer’s Affiliates shall have the right to disclose summary information about this Agreement and the transactions contemplated hereby as part of, and only to the extent customarily disclosed in, such Affiliates’ normal fundraising, marketing, informational and reporting activities and in connection with Financing.
     Section 5.05. Right of Inspection; Access; Financial Information; Environmental Reports.
     (a) Between the date of this Agreement and the Closing Date, Parent shall afford to Buyer, its counsel and other representatives, reasonable access, during normal working hours and upon reasonable prior notice, and in a manner so as not to unreasonably interfere with normal business operations of the Business, to all of the facilities, management employees, books, records, accounts, financial information and operating data of the Business which Buyer may reasonably request and shall provide Buyer with such financial and operating data and other information with respect to the Business as Buyer may reasonably request, subject to compliance with Applicable Legal Requirements and provided that, after consultation with Buyer, Parent may restrict access and provision of information to the extent Parent reasonably believes (after consultation with counsel) necessary to (i) comply with existing confidentiality agreements with third parties, (ii) ensure compliance with antitrust laws, (iii) preserve the secrecy of confidential information not related to the Business or (iv) preserve legal privilege that Parent or any Affiliate Seller otherwise would be entitled to assert, if Parent reasonably believes (after consultation with counsel) that undermining such privilege would adversely affect in any material respect Parent’s position in any pending, or what Parent believes in good faith (after consultation with counsel) is likely to be future, litigation; provided that in each case the parties hereto shall cooperate to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of Parent after consultation with counsel) reasonably be likely to (x) result in a violation of the applicable agreement or law, (y) undermine the secrecy of such information not related to the Business or (z) undermine the applicable privilege.
     (b) From the date hereof until the Closing Date, Parent shall further provide Buyer with (i) a schedule setting forth the North American bookings of the Business, together with the unaudited combined statement of income of the Business, for each month from and after February 2007 and ended prior to the Closing Date within thirty (30) calendar days after the end of each such month, and (ii) interim unaudited combined balance sheets and income statements as of the last date of each fiscal quarter and for the portion of the year then ended for the Business in timing, scope and detail consistent with the interim financial statements that have been historically prepared for the Business, within 45 days after the end of each fiscal quarter that ends following the date hereof and prior to the Closing.
     (c) Pursuant to the terms of Parent’s agreement with Environ, Buyer may rely on the environmental reports listed on Schedule 5.05(c) and therefore, notwithstanding the foregoing provisions of this Section 5.05, Parent shall have no obligation to permit access to facilities of the Business or the Transferred Real Property for purposes of, and Buyer shall have no right to conduct, any environmental compliance testing or investigation at any of the facilities of the Business or the Transferred Real Property, including “Phase I”, “Phase II” or any other invasive testing or sampling. Notwithstanding the foregoing, Buyer shall not have access to personnel records relating to individual performance or evaluation records, medical histories or other information which in Parent’s good faith opinion, after consultation with Buyer, is reasonably likely to subject Parent or its Affiliates to any material risk of liability. Pursuant to the provisions of the Confidentiality Agreement between Parent and Buyer or its Affiliate, dated June 22, 2006, (the “Confidentiality Agreement”), prior to Closing, Buyer will treat and hold as such any Confidential Information or Evaluation Material (as defined in the Confidentiality Agreement) it receives from Parent relating to the Business or Parent in the course of the reviews contemplated by this Section 5.05 and will not use any of the Confidential Information except as permitted under the Confidentiality Agreement.
     (d) Buyer will indemnify the Parent Indemnified Parties and hold the Parent Indemnified Parties harmless with respect to any loss, liability, damage, judgment, cost and expense (including attorney’s fees) arising from any claim by a third party for personal injury or property damage that results from Buyer’s or any of its representative’s or Affiliate’s inspection and investigation pursuant to this Section 5.05. If the Closing does not occur, Buyer will repair damage to property of the Business caused as a result of Buyer’s or any of its representative’s or Affiliate’s inspection and investigation pursuant to this Section 5.05.
     Section 5.06. Solvency Opinions. Buyer shall furnish or cause to be furnished to Parent copies of any solvency opinions or similar materials obtained from third parties in connection with the Financing. Buyer shall cause the firms issuing such opinions to allow Parent to rely thereon.
     Section 5.07. Financing; Cooperation with Financing.
     (a) Without limiting the provisions of Section 5.01, Buyer shall and shall cause its Affiliates to use reasonable best efforts to obtain the Financing described in the Financing Commitments, including using reasonable best efforts (i) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letters on the terms and conditions described therein or on other terms not materially less beneficial to Buyer and the Business (but in no event including any terms that expand the conditions precedent to the Financing), (ii) to satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions applicable to Buyer and its Affiliates set forth in the Debt Commitment Letters and the Equity Commitment Letter and (iii) to consummate the Financing at the Closing, including enforcing the obligations of the lenders and other Persons providing the Financing contemplated by the Financing

Commitments to fund the Financing. Buyer shall obtain the Financing contemplated by the Equity Commitment Letter upon satisfaction or waiver of the conditions to funding set forth therein. Buyer shall keep Parent apprised of the status of, and any material developments in, its efforts to obtain the Financing (including any material breach by a party to the Financing Commitments) and shall deliver to Parent true, correct and complete copies of all definitive agreements for the Financing promptly when entered into. In the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters, Buyer shall promptly notify Parent, and Buyer shall use its reasonable best efforts to obtain alternative debt financing, as promptly as possible following such event, including from alternative financing sources, on terms not materially less favorable in the aggregate to Buyer and the Business than those in the Debt Commitment Letters (and in no event including any terms that expand the conditions precedent to the debt Financing in the Debt Commitment Letters or Parent’s obligations under Section 5.07(b)) that will enable Buyer and its Affiliates to consummate the transactions contemplated by this Agreement. Buyer shall deliver to Parent true, correct and complete copies of all agreements relating to such alternative debt financing promptly when entered into, and commitments to provide such financing shall be “Debt Commitment Letters” and “Financing Commitments” hereunder. Neither Buyer nor any of its Affiliates shall agree to or permit any termination, amendment or other modification of, or waive any of its rights under any Financing Commitment or the definitive agreements relating to the Financing, in each case, without the Parent’s written consent (such consent not to be unreasonably withheld in the case of the Debt Commitment Letters or the definitive agreements relating thereto), unless such termination, amendment, modification or waiver would not (i) reasonably be expected to hinder or delay the consummation of the Acquisition, (ii) expand upon the conditions precedent to the Financing, (iii) expand upon Parent’s obligations under Section 5.07(b), or (iv) reduce the aggregate amount of available Financing.
     (b) In connection with Buyer’s obligations set forth in Section 5.07(a), Parent shall, and shall cause the EPD Group to, reasonably cooperate with Buyer and Buyer’s Affiliates in their arrangement of the debt portion of the Financing as may be reasonably requested by Buyer, including (i) causing senior management of the Business and, if reasonably requested by Buyer, appropriate other personnel of the Business to (A) participate at reasonable times and on a reasonable number of occasions in meetings, drafting sessions, due diligence sessions, road shows, and rating agency presentations, and (B) provide reasonable assistance in the preparation of information memoranda, rating agency presentations and other similar customary debt financing documents, if applicable, (ii) furnishing such financial information regarding the Business as shall exist (or if not existing, using its reasonable best efforts to prepare such financial information) to the extent reasonably requested by Buyer, provided, however, that in no event shall Parent be required to provide, or to cause any EPD Group Member to provide, financial statements other than the financial statements required pursuant to Sections 4.05(a), 4.05(b) and 5.05(b) of this Agreement, and (iii) assisting Buyer in obtaining customary title insurance policies, mortgages and appraisals in connection with the Financing, provided, however, that (A) Parent shall not be obligated to provide or to cause others to provide such cooperation if such cooperation would (x) unreasonably interfere with the normal operations of the Business or Parent’s other businesses, (y) cause any closing condition set forth in Article 9 to fail to be satisfied or otherwise cause the breach of this Agreement (including breach of any representation or warranty) or any material contract or (z) involve any binding commitment by any EPD Group Member that is not conditioned on the Closing and does not terminate without liability to such parties upon termination of this Agreement, and (B) the out-of-pocket costs of any such cooperation shall be borne solely by Buyer, and Parent shall be entitled to invoice Buyer for all out-of-pocket costs incurred by Parent or its Affiliates as a result of such cooperation and to have such invoices paid promptly and in any event at the Closing. Any Confidential Information disclosed in connection with such cooperation shall be deemed to be Confidential Information or Evaluation Material (as defined in the Confidentiality Agreement). Buyer shall indemnify and hold harmless Parent and each of its Affiliates and their respective directors, employees and representatives for any Damages suffered or incurred by them in connection with any third party claim against such Persons connected to the arrangement of the Financing and any information used in connection therewith; provided, however, that Buyer shall not be liable under this sentence for any Damages to the extent arising out of, resulting from or relating to any materials provided to lenders and prospective lenders in the Financing in reliance upon and in conformity with written information furnished to the Buyer by or on behalf of Parent specifically for inclusion therein.
     Section 5.08. Environmental Permits; Permits. Schedule 5.08 sets forth a true and complete list of material Environmental Permits used or held for use in the Business. Parent shall use commercially reasonable efforts to assist the Buyer with the transfer or reissuance of all such Environmental Permits. Within thirty (30) days of the date hereof, or sooner if required by any Applicable Legal Requirement, Buyer (or Buyer and Parent jointly, in the case of facilities that will be subject to a Plant Services Agreement or Reciprocal Easement Agreement) shall notify the appropriate Governmental Authorities that Buyer has entered into an agreement with Parent to purchase the Purchased Assets and Parent or Buyer, or their respective Affiliates, as appropriate, will request that all necessary Environmental Permits that are transferable be transferred to Buyer or Affiliated Buyer or re-issued in Buyer’s or its Affiliate’s name effective as of the Closing Date. Without limiting the obligations under Section 5.02, Parent shall cooperate with the Buyer Group in connection with (x) the transfer to the Buyer Group of transferable Permits, including Environmental Permits, and (y) the Buyer Group’s obtaining any other Permits, including Environmental Permits, in connection with the ownership or operation of the Business by the Buyer Group.
     Section 5.09. Title and Survey. Buyer acknowledges that Parent has obtained and made available to Buyer, at Parent’s sole cost and expense, a current title report or title insurance commitment and/or survey for certain parcels of Transferred Real Property, as described on Schedule 5.09. If Buyer elects to obtain title insurance policies or other evidence of title, or any further updates of any of the surveys, Buyer shall pay the premium, cost or expense therefor.
     Section 5.10. Collective Bargaining Agreements. Promptly following the date hereof, Buyer shall enter into good-faith negotiations and pursue to completion with the representatives of the United Steel Workers the entering into by Buyer, prior to the Closing, but effective as of the Closing Date, of a new collective bargaining agreement replacing the Master CBA with respect to the Manufacturing Facilities in the United States that are subject to the Master CBA; provided, however, that Buyer will not be required to agree to terms that are less favorable, in the aggregate, to Buyer than the terms set forth in Schedule 5.10. Without limiting the generality of the foregoing, in connection with negotiating such collective bargaining agreement, Buyer shall offer terms to the United Steel Workers no less favorable, in the aggregate, than the terms set forth in Schedule 5.10. Parent and its Affiliates shall extend reasonable cooperation to Buyer in connection with such negotiations. Buyer shall promptly advise Parent of the status of negotiations, the material terms of any proposals made by Buyer or its Affiliates to the United Steel Workers and responses or counterproposals made by the United Steel Workers’ representatives and, whenever reasonably practicable, Buyer shall provide Parent and its Affiliates, or their respective representatives, with the opportunity to attend meetings and negotiations with the United Steel Workers’ representatives and Buyer and its Affiliates. Parent and Buyer or their respective Affiliates, as appropriate, shall reasonably cooperate to timely file any and all notices required by the Master CBA in order to effect the entering into of a new collective bargaining agreement and to assist Buyer and its Affiliates with any such negotiation of a new agreement.
     Section 5.11. Privacy. Parent and Buyer acknowledge and agree that certain information provided to Buyer and the Affiliated Buyers in connection with the transactions contemplated hereunder constitutes Personal Information (the “Disclosed Personal Information”) the disclosure of which is necessary for the purposes of determining whether Buyer and the Affiliated Buyers shall proceed with, and completing, the transactions contemplated hereby, and thereafter for carrying on the Business. Parent and Buyer acknowledge and agree that, prior to the Closing:
     (a) the Disclosed Personal Information may not be used or disclosed by Buyer or the Affiliated Buyer for any purpose other than the purposes described above in Section 5.11; and
     (b) Buyer shall keep the Disclosed Personal Information strictly confidential and Buyer shall, and shall cause the Affiliated Buyers, to use commercially reasonable efforts to ensure that access to the Disclosed Personal Information is restricted to those representatives of Buyer and its Affiliates who have a bona fide need for access to the Disclosed Personal Information for the purposes described above and Buyer shall instruct those representatives to protect the confidentiality of such information in a manner consistent with the obligations of Buyer hereunder and shall establish reasonable security measures to protect the confidential nature and limit access to the Disclosed Personal Information.
     (c) if this Agreement is terminated for any reason, Buyer and the Affiliated Buyers shall destroy or return to Parent, as directed by Parent, with confirmation in writing, the Disclosed Personal Information; and
     (d) if the transactions contemplated hereby are consummated, Buyer and the Affiliated Buyers shall only use or disclose the Disclosed Personal Information in compliance with Applicable Legal Requirements.
     Section 5.12. Notification of Certain Matters. From the date hereof until the Closing Date, Parent shall give notice to Buyer and Buyer shall give notice to Parent, in each case promptly after becoming aware of, an event, circumstance or condition which is reasonably likely to result in (x) any of the parties’ conditions to closing set forth in Article 9 not being satisfied or a material inaccuracy in any of such party’s representations or warranties in this Agreement or (y) any material breach of any of such party’s covenants or agreements in this Agreement. Any delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect (i) the remedies available hereunder to the party receiving such notice, or (ii) the representations or warranties of the parties or the conditions to the obligations of the parties hereto.
     Section 5.13. No Solicitation. From the date hereof through the Closing Date, Parent shall not, and shall not permit any of its Affiliates, officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Parent, Buyer and their respective Affiliates) or enter into any agreement concerning any merger, sale of a substantial portion of the assets, sale of shares of capital stock or similar transaction involving the Business, any of the EPD Group Members (with respect to the Business) or the Purchased Assets in each case not focused on acquisition of Parent or substantially all of its assets (each an “Acquisition Proposal”). Parent will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Parent shall (a) promptly notify Buyer (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to an Acquisition Proposal and (b) include in such notification the material terms of any such proposal or offer that it may receive with respect thereto (and provide Buyer with a copy thereof in writing), including the identity of the soliciting party and (c) keep Buyer reasonably informed with respect to the status of the foregoing. As promptly as practicable after the date of this Agreement, Parent shall request that all confidential material provided to prospective purchasers (other than Buyer) of the Business and their representatives in connection with the recently completed auction process regarding the Business be returned to Parent or be destroyed, in accordance with the applicable confidentiality agreements with such prospective purchasers.

     Section 5.14. Third-Party Software. Parent shall, at Parent’s expense and in consultation with Buyer, at or prior to the Closing Date, use commercially reasonable efforts to secure for Buyer the right to use the computer software that is material to the Business as set forth on Schedule 5.14 under the heading “Significant Third Party Licensed Software Used by the Business,” or if such reasonable commercial efforts fail, Parent shall assist in securing for Buyer the right to use computer software with substantially equivalent functionality. Parent shall, at Parent’s expense and in consultation with Buyer, at or prior to the Closing Date, use commercially reasonable efforts to transfer Parent’s licenses to the other computer software on Schedule 5.14 under the heading “Other Third Party Licensed Software Used by the Business.”
     Section 5.15. Affiliate Agreements; Guarantees; Letters of Credit.
     (a) Except for Assigned Contracts, Assigned Purchase Orders and the Other Agreements, all Agreements and purchase orders between Parent or (other than any Acquired Entity) any of its Affiliates, on the one hand, and any Acquired Entity or (to the extent such Agreements and purchase orders would otherwise constitute a Purchased Asset or Assumed Liability) Affiliated Seller, on the other hand, shall be terminated prior to the Closing and of no further force and effect after the Closing and with no further liabilities on the part of any party thereto. Notwithstanding the foregoing, all payables or receivables of the Acquired Entities under such Agreements and purchase orders shall be paid in full prior to the Closing.
     (b) Prior to the Closing Date, (i) Parent shall cause to be terminated, with no further liabilities on the part of the Buyer Group, all guarantees, letters of credit or similar obligations of the Acquired Entities or the Business with respect to any obligation (other than an Assumed Liability) of Parent or any of its Affiliates (“Business Guarantees”); provided that Parent will not be in violation of this clause (i) if it uses commercially reasonable efforts and fails to terminate one or more such guarantees, letters of credit or similar obligations if they (x) do not relate to Indebtedness and (y) are not, individually or in the aggregate, material and (ii) Buyer shall use its commercially reasonable efforts to obtain replacement guarantees, letters of credit or similar obligations with respect to any guarantee, letter of credit or similar obligation listed on Schedule 5.15, in each case to the extent an Assumed Liability of Parent or an Affiliated Seller (with respect to the Business) or of the Acquired Entities (“Parent Guarantees”), which will be in effect at the Closing, or to otherwise make arrangements reasonably satisfactory to Parent that will allow Parent and its Affiliates (other than the Acquired Entities) to be released from and have no liability under the Parent Guarantees. In the event that any Business Guarantee or Parent Guarantee has not been terminated as of the Closing, from and after the Closing, (A) Parent shall indemnify Buyer and its Affiliates from and against any and all Damages incurred by any of them relating to the Business Guarantees, and shall not amend, modify or renew any Agreement subject to a Business Guarantee without the consent of Buyer in its sole discretion and (B) Buyer shall indemnify Parent and its Affiliates from and against any and all Damages incurred by any of them relating to the Parent Guarantees, and shall not amend, modify or renew any Agreement subject to a Parent Guarantee without the consent of Parent in its sole discretion. Any such indemnity shall be provided in accordance with Article 10 as a Retained Liability (in the case of a Business Guarantee) or an Assumed Liability (in the case of a Parent Guarantee).
     Section 5.16. VEBA Funding. In the event the EPD VEBA is funded by Parent or its Affiliates or a VEBA funded by any of them, such funding shall occur within three (3) Business Days following the date of the Judgment (as defined in the MOU) (or such longer period as is reasonably necessary to comply with the process contemplated by the Judgment). Parent shall afford Buyer a reasonable opportunity to review the actuarial calculation of the amount required to fund the EPD VEBA in accordance with the Judgment prior to any funding of the EPD VEBA. Parent shall use commercially reasonable efforts to cause the Judgment to apply to Buyer so as to afford Buyer substantially the same protections as Parent shall enjoy thereunder, except that Parent shall not be obligated to make Buyer or any Buyer Group Member, or cause Buyer or any Buyer Group Member to be made, a party to the related litigation. If Buyer or another Buyer Group Member funds the EPD VEBA as contemplated by Section 2.06(c), Buyer or such Buyer Group Member shall fund the full amount required to fund the EPD VEBA in accordance with the Judgment (as defined in the MOU) within three (3) Business Days following the date of the Judgment (or such longer period as is reasonably necessary to comply with the process contemplated by the Judgment), net of any previous funding of the EPD VEBA by Parent or its Affiliates or a VEBA funded by any of them. If Parent does not consent to Buyer’s funding of the EPD VEBA pursuant to Section 2.06(c), Parent shall fund the full amount required to fund the EPD VEBA in accordance with the Judgment (as defined in the MOU). All funding of the EPD VEBA shall be made by wire transfer of immediately available funds.
     Section 5.17. Works Council Meetings. Parent will do, and will cause its Affiliates to do, all things necessary to timely notify, call and hold timely meetings of the applicable works councils (or other competitive employee representative bodies) in the European Union (if applicable) and in France and Slovenia regarding the transactions contemplated by this Agreement in accordance with Applicable Legal Requirements, including with respect to the duration of any notice period and completion of any information and consultation procedure prior to Closing (or any earlier required time).
     Section 5.18. Pre-Closing Reorganization. Parent shall, and shall cause its Affiliates to, complete the Pre-Closing Reorganization prior to the Closing in all respects in accordance with the terms and subject to the conditions set forth in Exhibit H. Parent shall, or shall cause its applicable Affiliates to, provide Buyer with copies of all agreements, and if requested by Buyer all other instruments and other documents, to be executed and delivered in connection with such transaction. Parent shall consult with Buyer with respect to such agreements, instruments and documents and use reasonable efforts to structure the Pre-Closing Reorganization in accordance with Buyer’s reasonable requests so long as doing so does not adversely impact Parent or its subsidiaries or materially delay the Pre-Closing Reorganization. Parent shall, or shall cause its applicable Affiliates to provide Buyer with copies of all Affiliate Transfer Agreements to be executed and delivered in connection with the Pre-Closing Reorganization.
     Section 5.19. Payoff Letters. No less than one (1) Business Day prior to the Closing Date, Parent shall deliver to Buyer one or more payoff letters signed by the lenders, lessors and other financing sources with respect to all outstanding Indebtedness of the Acquired Entities and their respective subsidiaries (other than Assumed Liabilities) setting forth, in the aggregate, all amounts necessary to be paid in order to fully pay off all of such Indebtedness on the Closing Date and providing that, upon such payment, such Indebtedness will be extinguished and all Liens relating thereto will be released. This Section 5.19 shall not apply to Parent’s first, second and third lien credit agreements.
ARTICLE 6. POST-CLOSING COVENANTS
     Section 6.01. Confidentiality.
     (a) Buyer’s Obligations. From the date hereof through the third anniversary of the date of this Agreement, as to Confidential Information of Parent and its Affiliates other than with respect to the Business, and from the date hereof through the Closing Date, or, if this Agreement is terminated, the third anniversary of the date of this Agreement, as to Confidential Information with respect to the Business, Buyer will and will use its commercially reasonable efforts to cause its respective directors, officers, employees, shareholders, investors, partners, managers, representatives, agents and Affiliates to treat and hold as such all of such Confidential Information and refrain from using or disclosing to any third party such Confidential Information (including any Confidential Information relating to environmental matters)

except as contemplated by this Agreement (including to the extent necessary to effect the Financing contemplated by the Financing Commitments) or Applicable Legal Requirements.
     (b) Parent’s Obligations. For a period of three years from the Closing Date, Parent will and will use its commercially reasonable efforts to cause its respective directors, officers, employees, managers, representatives, agents and Affiliates to treat and hold as confidential all of the Confidential Information of the Business and refrain from using or disclosing to any third party (other than the Buyer Group) such Confidential Information except as required by any Applicable Legal Requirements.
     (c) Return of Information. Upon the termination of this Agreement, Buyer shall promptly deliver to Parent, or destroy (to the extent permitted by Applicable Legal Requirements), with written confirmation of such destruction, all tangible embodiments (and all copies) of the Confidential Information in it or its Affiliate’s possession.
     (d) Required Disclosure. In the event that (i) any party is requested or required (by oral question for information or documents in any Proceeding or otherwise) to disclose any Confidential Information, or (ii) any party believes (based on the opinion of counsel) that it is advisable to disclose the Confidential Information as requested or required by a Governmental Authority and its rules and regulations, then such party will notify the other party promptly of the request or requirement and in any case prior to the disclosure of any such Confidential Information (to the extent practicable) so that the other party may seek (at its sole expense) an appropriate protective order or other protection or waive compliance with the provisions of this Section 6.01(c). If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or any other Person or else stand liable for contempt, then such party shall use its commercially reasonable efforts to obtain, at the request and expense of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed. The Parties shall be entitled to seek injunctive relief to enforce this Section 6.01.
     Section 6.02. Cooperation.
     (a) After the Closing, in the event and for so long as any party hereto is contesting or defending any pending or threatened Proceeding resulting or arising from the transactions contemplated by this Agreement or the Other Agreements or any activity or transaction relating to the Business that arose prior to the Closing or compliance (or lack of compliance) by the other party with any Applicable Legal Requirements pertaining to the Business prior to the Closing, each party will, upon reasonable prior notice, and in a manner so as not to unreasonably interfere with normal business operations of such party, reasonably cooperate with the other and cause its officers or employees, and use its commercially reasonable efforts to cause its directors, partners, managers, representatives, agents or Affiliates involved or formerly involved in the operation of the Business as it relates to the subject matter of such Proceeding to reasonably cooperate with the other in furnishing information, evidence, testimony and other assistance as may be reasonably requested by the other party in connection with any such Proceeding. The covenants contained in this Section 6.02(a) shall not apply in connection with an adverse Proceeding between the parties (or any of their Affiliates) to this Agreement, and shall not be in lieu of or otherwise limit the indemnification obligations of the parties pursuant to this Agreement, including those in Article 8 or 10 hereof. After consultation with the other Party, a Party may restrict such cooperation and provision of such information to the extent such Party reasonably believes (after consultation with counsel) necessary to (i) comply with its existing confidentiality agreements with third parties (except as they relate to Books or Records of the Business), (ii) ensure compliance with Antitrust Laws, (iii) preserve the secrecy of confidential information not related to the Business or (iv) preserve legal privilege that such Party or any of its Affiliates otherwise would be entitled to assert, if such Party reasonably believes (after consultation with outside counsel) that undermining such privilege would adversely affect in any material respect such Party’s position in any pending, or what such Party believes in good faith (after consultation with outside counsel) is likely to be future, litigation; provided, however, that in each case the Parties hereto shall notify the other Party of the existence of such information and cooperate to find a way to allow provision of such information to the extent doing so would not (in the good faith belief of the disclosing Party after consultation with outside counsel) reasonably be likely to (x) result in a violation of the applicable agreement or law, (y) undermine the secrecy of such information not related to the Business or (z) undermine the applicable privilege
     (b) Subject to the indemnification provisions of Article 8 or 10, the party requesting such assistance will pay or reimburse the other party for all reasonable out-of-pocket expenses incurred by the party providing such assistance in connection therewith, including all travel, lodging and meal expenses.
     (c) From and after the Closing, the Parties shall and shall cause their Affiliates to cooperate with one another to ensure the orderly transition of the Business from Parent and its Affiliates to the Buyer Group and to minimize any disruption to the Business and to Parent’s remaining businesses that might result from such transition.
     (d) At all times after the Closing Date, each of Parent and Buyer and their respective Affiliates authorizes the Buyer Group, on the one hand, or Parent and its Affiliates, on the other hand, as the case may be, to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for such other party (or its Affiliates) or any of such other party’s (or its Affiliates’) officers or directors, and to retain the same to the extent that they relate to the business of the receiving party. To the extent that any such communications relate to the business of the non-receiving party, the receiving party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other party. The provisions of this Section 6.02(d) are not intended to, and shall not be deemed to, constitute an authorization by any of the parties or their Affiliates to permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes.
     (e) After the Closing, Parent shall reasonably assist the Buyer with the transference or reissuance of any Environmental Permits that are not required to be transferred or reissued prior to the Closing Date.
     (f) After the Closing, the Parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Purchased Assets to the Buyer Group, or effect or confirm the assumption of the Assumed Liabilities by the Buyer Group, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby. Except as expressly provided in the Trademark License Agreement or this Agreement, to the extent any Intellectual Property (other than software) owned or licensed by any EPD Group Member on the date hereof or acquired by such party prior to Closing, in each case, used or held for use in the Business is not properly transferred to Buyer as part of the Purchased Intellectual Property, Parent hereby grants to Buyer a non-exclusive world-wide perpetual royalty-free license or sub-license, as the case may be, to use such Intellectual Property in the Business (except to the extent that any such licensed Intellectual Property cannot be sublicensed in accordance with its terms and subject to any necessary third-party consents).
     Section 6.03. Taxes. (a) Transfer Taxes Resulting from Transactions Contemplated Herein. References to the Parent and the Buyer, for purposes of this Section 6.03, shall also be deemed to include, where appropriate, Affiliates of the Parent and Buyer, respectively. All transfer, documentary, direct or indirect real estate conveyance, land transfer, sales, use, value-added, stamp, registration, mortgage recording, deed of trust recording and other similar taxes and fees (including penalties and interest thereon), and any expenses relating to the filing of Tax Returns with respect thereto, incurred as a result of the purchase and sale of the Purchased Assets (such Taxes and expenses, “Transfer Taxes”) shall be paid one-half by Buyer and one-half by Parent; provided, however, such equal sharing of the liability for Transfer Taxes shall not apply to any Transfer Taxes paid to the extent the payor receives a Tax credit which is reasonably expected to be used within 24 months of the Closing, in which case the payor shall be solely responsible for such Transfer Taxes. Notwithstanding any other provision of this Agreement, Buyer shall pay over to Parent the amount of any tax credit received by EPD Brazil Co. within 24 months of Closing as a result of Transfer Taxes paid to the Brazilian taxing authorities in connection with the portion of the Pre-Closing Reorganization involving the formation of EPD Brazil Co., the transfer of all EPD Business assets owned, used or held for use by Goodyear do Brasil Productos de Borracha Ltda. to EPD Brazil Co. (the “Brazil Pre-Closing Reorganization”). Within 30 days after the end of each calendar quarter during such 24-month period, Buyer shall determine the amount of any such tax credit received by EPD Brazil Co. during that calendar quarter and pay over such amount to Parent. Notwithstanding any other provision of this Agreement, any Mexican value-added tax incurred with respect to the transfer of maquiladora machinery and equipment shall be the sole responsibility of Buyer. The party legally obligated to pay any Transfer Taxes shall pay such Transfer Taxes to the Taxing Authorities, and no later than two (2) Business Days prior to the due date for payment of such Transfer Taxes, the other party will pay to the paying party its one-half share of such Transfer Taxes. If Buyer breaches (i) the proviso set forth in Section 2.01(e), (ii) Section 6.03(o), or (iii) Section 6.09(f), Buyer shall be responsible for all withholding taxes resulting from breaches of the proviso set forth in Section 2.01(e) and Section 6.09(f). With regard to a breach of Section 6.03(o), Buyer shall be responsible for all withholding taxes in excess of the withholding tax amount that would have been payable corresponding to the net gain.
     (b) Property Taxes.
     (i) Pre-Closing Property Taxes for which an Acquired Entity is Legally Responsible. Real and personal property and other similar Taxes and fees (including penalties and interest thereon) relating to the Business or the Purchased Assets for which an Acquired Entity is legally responsible concerning taxable periods ending on or prior to the Closing Date or Pre-Closing Periods shall be the responsibility of Buyer, but only to the extent provided in Section 6.03(e), and such Taxes otherwise shall be the responsibility of the Parent or the relevant Affiliated Seller, as the case may be.
     (ii) Pre-Closing Property Taxes for Which Parent or an Affiliated Seller is Legally Responsible. Real and personal property and other similar Taxes and fees (including penalties and interest thereon) relating to the Business or the Purchased Assets for which Parent or an Affiliated Seller is legally responsible concerning taxable periods ending on or prior to the Closing Date or Pre-Closing Periods shall be the sole responsibility of Parent or an Affiliated Seller, as the case may be. Buyer shall notify Parent in writing of any such Taxes that Buyer pays on behalf of Parent or an Affiliated Seller. No later than ten (10) Business Days after receipt of the notice, Parent shall pay to Buyer an amount equal to the portion of Taxes attributable to the Pre-Closing Period or taxable period ending on or prior to the Closing Date (as determined under Section 6.03(b)(iii)).
     (iii) Post-Closing Property Taxes. Real and personal property and other similar Taxes and fees (including penalties and interest thereon) relating to the Business or the Purchased Assets for taxable periods beginning after the Closing Date or for Post-Closing Periods shall be the sole responsibility of Buyer. For purposes of Section 6.03(b), any such Taxes payable with respect to a Split Tax Period will be pro-rated between the Pre-Closing Period and the corresponding Post-Closing Period based on the number of days in each such Period.

     (c) Income Taxes.
     (i) Income Taxes for which an Acquired Entity is Legally Responsible Concerning Taxable Periods Ending on or prior to the Closing Date. For each Acquired Entity, Parent shall be responsible for any and all income Taxes, franchise Taxes and Taxes based on net worth (including penalties and interest thereon) imposed on any such entity under Treasury Regulation § 1.1502-6 or other similar provisions of state, local, or foreign law for taxable periods ending on or prior to the Closing Date or for Pre-Closing Periods. Income Taxes, franchise Taxes and Taxes based on net worth (including penalties and interest thereon) of an Acquired Entity for which such Acquired Entity is legally responsible concerning taxable periods ending on or prior to the Closing Date shall be the responsibility of Buyer, but only to the extent provided in Section 6.03(e), and such Taxes otherwise shall be the responsibility of Parent or the relevant Affiliated Seller, as the case may be.
     (ii) Income Taxes for Split Tax Periods for which an Acquired Entity is Legally Responsible. With regard to income Taxes, franchise Taxes and Taxes based on net worth (including penalties and interest thereon) for which an Acquired Entity is legally responsible concerning Pre-Closing Periods or Split Tax Periods, Parent and Buyer shall mutually agree on an estimated amount for all such Taxes (the “Agreed Pre-Closing Period Income Tax Liability Amount”). The Agreed Pre-Closing Period Income Tax Liability Amount will be included in the Final Net Working Capital. Parent shall be solely responsible for the income Taxes, franchise Taxes and Taxes based on net worth (including penalties and interest thereon) for all Pre-Closing Periods to the extent such taxes exceed the Agreed Pre-Closing Period Income Tax Liability Amount included in the calculation of the Final Net Working Capital. For purposes of this Section 6.03(c) and 6.03(d), any such income taxes or other taxes incurred in a Split Tax Period will be allocated between the Pre-Closing Period and Post-Closing Period on a “closing of the books” basis as if the tax period ended on the close of business on the Closing Date.
     (iii) Income Taxes for which an Acquired Entity is Legally Responsible Concerning Taxable Periods Beginning after the Closing Date. Income Taxes, franchise Taxes and Taxes based on net worth (including penalties and interest thereon) for which an Acquired Entity is legally responsible concerning taxable periods beginning after the Closing Date shall be the sole responsibility of Buyer; provided that nothing in this subsection (iii) shall preclude recovery of indemnity payments by any Buyer Indemnified Party under Section 6.03(l), clause (i).
     (iv) Pre-Closing Income Taxes for which Parent or an Affiliated Seller is Legally Responsible. Income Taxes, franchise Taxes and Taxes based on net worth (including penalties and interest thereon) relating to the Business or the Purchased Assets for which Parent or an Affiliated Seller is legally responsible concerning taxable periods ending on or prior to the Closing Date or for Pre-Closing Periods shall be the sole responsibility of Parent or an Affiliated Seller, as the case may be.
     (v) Income Taxes for Taxable Periods Beginning after the Closing Date. Subject to Section 6.03(c)(ii), income Taxes, franchise Taxes and Taxes based on net worth (including penalties and interest thereon) relating to the Business or the Purchased Assets for taxable periods beginning after the Closing Date or for Post-Closing Periods shall be the sole responsibility of Buyer.
     (d) Other Taxes.
     (i) Pre-Closing Other Taxes for which an Acquired Entity is Legally Responsible. Taxes not otherwise described in Sections 6.03(a)-(c) (including penalties and interest thereon) relating to the Business or Purchased Assets for which an Acquired Entity is legally responsible concerning taxable periods ending on or prior to the Closing Date or Pre-Closing Periods shall be the responsibility of Buyer, but only to the extent provided in Section 6.03(e), and such Taxes otherwise shall be the responsibility of Parent or the relevant Affiliated Seller, as the case may be.
     (ii) Pre-Closing Other Taxes for which a Parent or an Affiliated Seller is Legally Responsible. Taxes not otherwise described in Sections 6.03(a)-(c) (including penalties and interest thereon) relating to the Business or Purchased Assets for which Parent or an Affiliated Seller is legally responsible concerning taxable periods ending on or prior to the Closing Date or Pre-Closing Periods shall be the sole responsibility of Parent or an Affiliated Seller, as the case may be.
     (iii) Post Closing Other Taxes. Taxes not otherwise described in Sections 6.03(a)-(c) (including penalties and interest thereon) relating to the Business or Purchased Assets for taxable periods beginning after the Closing Date or for Post-Closing Periods shall be the sole responsibility of Buyer; provided that nothing in this subsection (iii) shall preclude recovery of indemnity payments by any Buyer Indemnified Party under Section 6.03(l), clause (i).
     (e) Limitation on Buyer’s Liability for Certain Pre-Closing Taxes. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall be responsible for Taxes pursuant to Sections 6.03(b)(i), 6.03(c)(i), 6.03(c)(ii) and 6.03(d)(i) only to the extent of the Final Tax Liability Amount (as defined in Section 2.04(b)). If the aggregate amount of such Taxes exceeds the Final Tax Liability Amount, Parent shall be responsible for such excess. If, on the other hand, the Final Tax Liability Amount exceeds the total Taxes paid by Buyer during the 12-month period following the Closing Date pursuant to Sections 6.03(b)(i), 6.03(c)(i), 6.03(c)(ii) and 6.03(d)(i), Buyer shall pay such excess to Parent; provided, however, that Parent shall then be solely responsible for the payment of any Taxes pursuant to Sections 6.03(b)(i), 6.03(c)(i), 6.03(c)(ii) and 6.03(d)(i) to the extent that the aggregate amount of such Taxes exceeds the amount equal to the Final Tax Liability Amount less the amount that Buyer paid to Parent pursuant to this Section 6.03(e).
     (f) Section 338(h)(10) Elections.
     (i) Buyer and Parent shall jointly make timely elections under Section 338(h)(10) of the Code on Form 8023 for each US Subsidiary. Buyer and Parent agree to file such Forms with each relevant Taxing Authority. Buyer and Parent each agree to file all income, franchise, and other Tax Returns, and execute such other documents as may be required by any Taxing Authority, in a manner consistent with such elections, unless otherwise required by an Applicable Legal Requirement; provided that nothing contained herein shall prevent the parties hereto from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the allocation specified in Section 2.07 and none of the parties hereto shall be required to litigate before any court, any proposed deficiency or adjustment by any Taxing Authority challenging such allocation.
     (ii) As soon as practicable after the Closing Date and in any event no later than 120 days prior to the latest date for filing of the first Section 338(h)(10) election that is due for filing, Buyer shall prepare for purposes of reporting the effects of the Section 338(h)(10) elections, the value of the assets of the U.S. Subsidiaries deemed sold by any “old T” under applicable Treasury Regulations and the value of the assets deemed purchased by “new T” under applicable Treasury Regulations (the “Asset Valuation”), and shall provide such Asset Valuation to Parent. Parent shall review and comment on such Asset Valuation within 60 days of receipt thereof. Buyer shall consider any comments received from Parent and shall make such changes to the Asset Valuation to which Buyer consents, such consent not to be unreasonably withheld. The parties further agree that such Asset Valuation will be adjusted in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder as a result of any adjustments to the Purchase Price pursuant to any provision of this Agreement. Buyer and Parent shall jointly prepare the IRS Forms 8023 or such other applicable forms necessary to affect the Section

338(h)(10) elections based on the Asset Valuation described in this Section 6.03(f), and shall allocate the aggregate deemed sales price (within the meaning of Treasury Regulations Section 1.338-4) of the assets of the 338(h)(10) Targets deemed sold, and the adjusted grossed-up basis (within the meaning of Treasury Regulations Section 1.338-5) of the assets of the 338(h)(10) Targets deemed purchased, in accordance with Treasury Regulations Section 1.338-6 and the other requirements of the Code, including any adjustments thereto required under Treasury Regulations Section 1.338-7, based in each case upon the Asset Valuation.
     (g) Section 338(g) Elections. Buyer may make an election under Section 338(g) of the Code with respect to the acquisition of any Acquired Entity. Upon making any Section 338(g) election, Buyer shall provide a copy of such election to Parent.
     (h) Canadian Elections.
     (i) Buyer acknowledges that Goodyear Canada Inc. and Goodyear Engineered Products Canada Inc. will file an election pursuant to subsection 85(1) of the Income Tax Act (Canada ) (the “ITA”) and elections pursuant to corresponding provisions of applicable provincial or territorial tax statutes in respect of the transfer of assets, rights, property and undertaking by Goodyear Canada Inc. to Goodyear Engineered Products Canada Inc. pursuant to the Asset Purchase Agreement dated December 1, 2006 between Goodyear Canada Inc. and Goodyear Engineered Products Canada Inc. The elected amounts for purposes of such elections shall be as determined by Goodyear Canada Inc. Goodyear Canada Inc. shall be entitled to amend any such election(s) or file revised election(s) in its sole discretion at any time and Buyer shall cause Goodyear Engineered Products Canada Inc. to take such steps as are necessary to give effect to Goodyear Canada Inc.’s entitlement to amend such election(s) or file revised election(s). Goodyear Canada Inc. shall have the right to assume control of any defense, compromise or settlement of any dispute with any Governmental Authority in respect of such election(s), amended election(s) and/or revised election(s) on behalf of itself and on behalf of Goodyear Engineered Products Canada Inc.
     (ii) Buyer acknowledges that Goodyear Canada Inc. and Goodyear Engineered Products Canada Inc. will file an election pursuant to section 22 of the ITA and elections pursuant to corresponding provisions of applicable provincial or territorial tax statutes in respect of the transfer of accounts receivable by Goodyear Canada Inc. to Goodyear Engineered Products Canada Inc. pursuant to the Asset Purchase Agreement dated December 1, 2006 between Goodyear Canada Inc. and Goodyear Engineered Products Canada Inc. The elected amounts for purposes of such elections shall be as determined by Goodyear Canada Inc. Goodyear Canada Inc. shall be entitled to amend any such election(s) or file revised election(s) in its sole discretion at any time and Buyer shall cause Goodyear Engineered Products Canada Inc. to take such steps as are necessary to give effect to Goodyear Canada Inc.’s entitlement to amend such election(s) or file revised election(s). Goodyear Canada Inc. shall have the right to assume control of any defense, compromise or settlement of any dispute with any Governmental Authority in respect of such election(s), amended election(s) and/or revised election(s) on behalf of itself and on behalf of Goodyear Engineered Products Canada Inc.
     (i) Filing of Tax Returns and Cooperation.
     (i) Preparing and Filing Tax Returns for Taxable Periods Beginning after the Closing Date. Buyer shall be responsible for preparing (on a basis consistent with previously filed Tax Returns) and timely filing all Tax Returns for periods beginning after the Closing Date.
     (ii) Preparing and Filing Tax Returns for Taxable Periods Ending on or Prior to the Closing Date and for Split Tax Periods. Buyer shall be responsible for preparing (on a basis consistent with previously filed Tax Returns, except as required by applicable law) and timely filing all Tax Returns for taxable periods ending on or prior to the Closing Date that are due to be filed after Closing (giving effect to any lawful extension for filing) and for Split Tax Periods that an Acquired Entity is legally required to file. Parent shall be responsible for preparing (on a basis consistent with previously filed Tax Returns, except as required by applicable law) and timely filing all Tax Returns for taxable periods ending on or prior to the Closing Date and for Split Tax Periods that a Parent or an Affiliated Seller is legally required to file. In the case of Tax Returns for Acquired Entities, Buyer shall pay any Tax liability due with the Tax Returns. In all other cases, Parent shall pay any Tax liability due with the Tax Returns. No later than five (5) Business Days prior to the due date for the payment of any Taxes with respect to any Tax Return for a taxable period ending on or before the Closing Date or a Pre-Closing Period (giving effect to any extension) that an Acquired Entity is legally required to file, Parent shall pay Buyer an amount equal to the portion of the Taxes attributable to the taxable period ending on or before the Closing Date or the Pre-Closing Period, as determined pursuant to Sections 6.03(b)(iii) or 6.03(c)(ii), as applicable, except to the extent that such Taxes are included in the calculation of the Final Tax Liability Amount (which amount includes the Agreed Pre-Closing Period Income Tax Liability Amount). With regard to Tax Returns described in this Section 6.03(i)(ii) prepared by Parent for Split Tax Periods or by Buyer and reflecting a Tax liability in excess of $100,000, the party preparing such Tax Return shall use its reasonable best efforts to provide such Tax Return to the other party for review and comment at least ten (10) Business Days prior to the due date for such Tax Return (including extensions of time to file). If a dispute arises concerning any Tax Return described in Section 6.03(i)(ii) prepared by Buyer, Buyer and Parent shall cooperate in good faith to resolve such dispute as promptly as possible. If the dispute is not resolved within thirty (30) days, either party may invoke the dispute resolution procedure set forth in Section 2.06(a), provided that nothing herein shall prevent the relevant party from filing the Tax Return on the due date for such Tax Return.
     (iii) Cooperation and Payment. Buyer and Parent shall each cooperate in the preparation and timely filing of, and if necessary, join in the execution of, Tax Returns concerning the Business or the Purchased Assets. Buyer and Parent shall cooperate with each other and take any action reasonably requested by the other party in order to minimize Taxes and fees, including assisting the other party (i) in filing a claim for a Tax refund, (ii) in responding to an inquiry by a Taxing Authority, or (iii) in defending or litigating a Tax matter relating to the Business or the Purchased Assets.
     (j) Right to Control Defense of Tax Disputes. If a Taxing Authority asserts a Tax deficiency concerning the Business or the Purchased Assets, a party learning of such Tax deficiency shall promptly notify the other party of such Tax deficiency; provided, however, no failure or delay by the party learning of such Tax deficiency to provide notice shall reduce or otherwise affect the obligation of the notifying party hereunder except to the extent the other party is actually prejudiced thereby. In a case of a Tax deficiency for which Parent has an indemnification obligation under Section 6.03(l), Parent shall have the right to defend against such Tax deficiency (at the administrative stage and, if necessary, in litigation) and Buyer shall take any and all action reasonably necessary to permit Parent to defend against such Tax deficiency, including granting a power of attorney to Parent or Parent’s designee. Notwithstanding the foregoing, if at any time that the amount in dispute in any Split Tax Period that is allocable to a Post-Closing Period, measured by giving effect to any interest, penalty, addition to tax or other amount that may be imposed by any Governmental Authority, is greater than the amount in dispute that is allocable to a Pre-Closing Period, Buyer, and not Parent, shall have the right to assume control of the defense of such Tax deficiency. In addition, notwithstanding the second sentence of this subsection (i), if at any time that the amount in dispute in any taxable period ending on or before the Closing Date or any Pre-Closing Period, measured by giving effect to any interest, penalty, addition to tax or other amount that may be imposed by any Governmental Authority, exceeds 200% of the amount for which Parent and Affiliated Sellers are obligated to indemnify the Purchaser Indemnified parties with respect to such amount, Buyer, and not Parent, shall have the right to assume control of the defense of such Tax deficiency. In a case where a Tax deficiency concerns a taxable period beginning after the Closing Date or a Post-Closing Period, Buyer shall have the right to defend against such Tax deficiency (at the administrative stage and, if necessary, in litigation) and Parent shall take any and all action necessary to permit Buyer to defend against such Tax deficiency, including granting a power of attorney to Buyer or Buyer’s designee. A party may not settle a Tax dispute described herein without the written consent of the other party if the settlement would result in adverse Tax consequences to such other party.
     (k) Treatment of Income Tax Benefits Attributable to Liabilities Indemnified by Parent.
     (i) With regard to income Taxes, if (A) any deduction from income taken by an Acquired Entity (other than the U.S. Subsidiaries) for (or related to) periods ending on or prior to the Closing Date or the Pre-Closing Period is ultimately disallowed or the income of such an Acquired Entity is otherwise increased by a Final Determination (an “Adjustment”) (and Parent is required to indemnify Buyer for any income Taxes resulting therefrom) and (B) such Acquired Entity realizes either increased deductions or a reduction in gross income for the Post-Closing Period or periods beginning after the Closing Date as a result of such Adjustment, then Buyer shall credit Parent (for its benefit or as agent for the benefit of an Affiliated Seller, as the case may be) against the indemnity payment otherwise owing to any Buyer Indemnified Party for the amount of any Tax benefits actually realized by the relevant Acquired Entity in the form of a reduction in cash Taxes paid as a result of the Adjustment during any Tax period ending on or before the third anniversary of the Closing Date.
     (ii) With regard to income Taxes, if (A) any deduction from income taken by an Acquired Entity (other than the U.S. Subsidiaries) for (or related to) periods beginning after the Closing Date or the Post-Closing Period is ultimately disallowed or the income of such an Acquired Entity is otherwise increased by an Adjustment and (B) such Acquired Entity realizes either increased deductions or a reduction in gross income for the Pre-Closing Period or periods ending on or prior to the Closing Date as a result of such Adjustment, then Parent shall pay Buyer (for its benefit or as agent for the benefit of an Acquired Entity, as the case may be) for the amount of any Tax benefits actually realized by the relevant Acquired Entity in the form of a reduction in cash Taxes paid by Parent or its Affiliates during any Tax period ending on or before the third anniversary of the Closing Date as a result of the Adjustment within thirty (30) days of the filing of the Tax Return reflecting the Tax benefits thus realized.
     (iii) For purposes of calculating any Tax benefits actually realized as a result of any Adjustment, such Adjustment shall be treated as reducing the relevant taxpayer’s taxable income only after all other expenses, losses or deductions available to such taxpayer are used.
     (l) Tax Indemnification. Parent and the Affiliated Sellers hereby agree to jointly and severally indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Damages arising out of or otherwise related to (i) any breach of or inaccuracy in any representation and warranty contained in Section 4.05; (ii) any unpaid Taxes of any of the Parent, the Affiliated Sellers and the Acquired Entities for any tax period ending on or before the Closing Date and any Pre-Closing Period; (iii) the failure of Parent, the Affiliated Sellers and the Acquired Entities to comply with their obligations under this Section 6.03 and Section 5.03(f); (iv) any withholding tax attributable to (a) the sale or licensing of Business Intellectual Property by Parent, any of the Affiliated Sellers organized in any state of the United States, or Goodyear Canada Inc., (b) the covenants described in Section 6.09 or (c) the sale of the stock of EPD Brazil Co.; provided, that the Buyer fulfilled its obligations under the proviso of Section 2.01(e), Section 6.09(f), or Section 6.03(o), as the case may be; and (v) any Transfer Taxes for which the Seller Entities are liable pursuant to Section 6.03(a) hereof; provided, however, that Parent and the Affiliated Sellers shall not be required to indemnify the Buyer Indemnified Party for the Final Tax Liability Amount and the Agreed Pre-Closing Income Tax Liability Amount used to determine Closing Net Working Capital on the Final Schedule. For the purposes of this Section 6.03(l) reference to any

“Damages” of any description shall be deemed to include amounts that would have constituted “Damages” but for the set-off or other utilization of any loss, deduction or credit realized in, or attributable to, a tax period beginning after the Closing Date or Post-Closing Period, other than any such item that arises from the Taxes or other expenditures giving rise to such Damages (including a set off for any tax credit under Sections 901 and 902 of the Code). To the extent this Section 6.03(l) is in conflict with any provision in Article X, this Section 6.03(l) shall control.
     (m) Tax Treatment of Indemnification Payments. The parties agree that any indemnity payments under the terms of this Agreement shall be treated as an adjustment to the Purchase Price for all income tax purposes.
     (n) Timing of Indemnity Payment. A tax indemnity payable by Parent or Buyer shall be paid within thirty (30) days after receipt of notice from the other party. Tax refunds or credits received by Parent or Buyer but belonging to the other party, shall be remitted to the other party within seven (7) days of receipt of such refund or credit. For the avoidance of doubt, Buyer shall have the exclusive right to any Tax refunds for a tax period ending on or before the Closing Date or a Pre-Closing Period that are included in the determination of Closing Net Working Capital on the Final Schedule.
     (o) Brazil Withholding Taxes. With regard to any Brazil withholding taxes attributable to the sale of the stock of EPD Brazil Co., Buyer shall withhold from the purchase price only the amount of tax corresponding to the net gain. For purposes of this Section 6.03(o), “net gain” shall be the excess of the sales price over the cost of acquisition of the stock of EPD Brazil Co. as registered before the Brazil Central Bank after giving effect to the Brazilian Pre-Closing Reorganization.
     Section 6.04. Fees and Expenses. (a) Except as otherwise specifically provided in this Agreement or the Other Agreements, each party shall pay the fees and expenses incurred by it and its Affiliates incidental to this Agreement and the Other Agreements and the closing of the transactions contemplated hereby and thereby including any brokerage, investment banking, financial advisory, finders or similar fees or commissions, and all expenses of any Person who was engaged by it in connection with this Agreement or the transactions contemplated hereby.
     (b) Notwithstanding the foregoing, Buyer and the Affiliated Buyers shall pay all (i) recording fees associated with the recording of any Deeds, and (ii) filing, recording and similar fees and expenses payable or incurred by Parent and its Affiliates or Buyer and its Affiliates in connection with the preparation and making of all filings or notices made under applicable Antitrust Laws arising from the transactions contemplated hereby including any fines, penalties and other costs resulting from Buyer’s or the Affiliated Buyers’ failure to timely make such filings or give such notices.
     Section 6.05. Administration of Accounts.
     (a) All payments and reimbursements made by any third party in the name of or to Parent or any of its Affiliates that constitute Purchased Assets or relate to the Assumed Liabilities that are received after the Closing shall be held by Parent in trust for the benefit of Buyer and, promptly upon receipt by Parent or such Affiliate of any such payment or reimbursement, Parent shall pay over or cause to be paid over to Buyer the amount of such payment or reimbursement without deduction, withholding or right of set-off.
     (b) All payments and reimbursements by any third party in the name of or to Buyer or any of its Affiliates that constitute Excluded Assets or relate to the Retained Liabilities, that are received after the Closing shall be held by Buyer in trust for the benefit of Parent and, promptly upon receipt by Buyer or such Affiliate of any such payment or reimbursement, Buyer shall pay over or cause to be paid over to Parent the amount of such payment or reimbursement without deduction, withholding or right of set off.
     Section 6.06. Access to Records.
     (a) As soon as reasonably practicable following the Closing Date, Parent shall deliver to Buyer all Books and Records in Parent’s or its Affiliates’ possession, custody or control relating solely to the business and operation of the Business that remain in its possession, custody or control and copies of all other Books and Records to the extent related to the Business, except that Parent shall be entitled to retain all records or data relating to workers’ compensation claim activity occurring prior to the Closing Date and, if Parent so desires, to keep copies of all such Books and Records relating solely to the business and operation of the Business that Parent delivers to Buyer pursuant to this Section 6.06; provided, however, that such Books and Records will be subject to Parent’s obligations under Section 6.01. In the case of Books and Records to be delivered to Buyer that are maintained in electronic format, Parent shall deliver such Books and Records in an electronic format reasonably requested by Buyer to the extent practicable. To the extent Parent retains originals of any Books and Records, for a period of six years after the Closing, or such longer period as is required by Applicable Legal Requirements, any Governmental Authority or ongoing litigation, Parent shall preserve and keep such originals and allow Buyer access (during normal business hours and on reasonable notice) to, to make copes of (at the expense of Buyer), and temporary possession of, such Books and Records as reasonably requested by Buyer, including in connection with any Proceedings or governmental investigations.
     (b) For a period of six years after the Closing, or such longer period as is required by Applicable Legal Requirements, any Governmental Authority or ongoing litigation, subject to compliance by Parent, its Affiliates and representatives with the provisions of Section 6.01 hereof, Buyer will provide Parent and its duly authorized representatives during normal business hours and on reasonable notice reasonable access to financial, Tax and other Books and Records of the Business for any other reasonable purpose, including litigation, government investigations, financial and Tax reporting purposes, and will permit such representatives, at the expense of Parent, to make abstracts from, or to take copies of any of such Books and Records, or obtain temporary possession thereof as may be reasonably required, and will provide such cooperation as is reasonably required in connection therewith (including assistance with Parent’s annual and quarterly reporting); provided, however, that (i) Buyer will not be required to provide such access to Books and Records that are reasonably related to any Proceedings in which the Buyer Group, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse and (ii) after consultation with Parent, Buyer may restrict access and provision of information to the extent Buyer (after consultation with counsel) reasonably believes necessary to (x) comply with existing confidentiality agreements with third parties, or (y) preserve legal privilege that Buyer or any of its Affiliates otherwise would be entitled to assert, if Buyer reasonably believes (after consultation with counsel) that undermining such privilege would adversely affect in an material respect Buyer’s position in any pending, or what Buyer believes in good faith (after consultation with counsel) is likely to be future, litigation; provided that in each case the parties hereto shall cooperate to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of Buyer after consultation with counsel) reasonably be likely to (I) result in a violation of the applicable agreement or law, or (II) undermine the applicable privilege.
     (c) Buyer shall preserve and keep such Business Books and Records for a period of six years following the Closing or for any longer period that may be required by Applicable Legal Requirements, any Governmental Authority or ongoing litigation; provided, however, that Buyer may dispose of any such Books and Records retained by it at any time provided that prior to any such disposition such party shall give advance notice to Parent and afford the Parent the opportunity to take possession or copy such Books and Records as the Parent within 30 days of such notice.

     Section 6.07. Corporate Names and Trademarks. Notwithstanding any inference or prior course of conduct to the contrary and except as otherwise provided in this Section 6.07 or in the Trademark License Agreement, in no event shall Buyer, or any Affiliate of Buyer, acquire or have any right to use or any other right, title or interest in or to the corporate name of Parent or any of its Affiliates in any jurisdiction, or any trademark, trade name, service mark or copyright, or any application or registration therefor owned, licensed or used by Parent or any of its Affiliates that includes any form of the word “Goodyear” or the term “Goodyear (and winged foot design)”, the winged foot design, or the blimp design (such corporate name, trademark, trade name, service mark or copyright or identification called, for the purposes of this Agreement, the “Goodyear Name and Marks”), or anything confusingly similar thereto, all rights to which and the goodwill represented thereby, shall be retained by Parent except as expressly provided in the Trademark License Agreement. As soon as possible following the Closing Date, but in any case not later than five (5) days following such date, Buyer shall file all documentation necessary to change the legal name of any Acquired Entity the name of which includes any form of the word “Goodyear” or “Dunlop” to another legal name that does not contain the word “Goodyear” or “Dunlop” or any confusingly similar word. As soon as practicable following the Closing, but not later than thirty (30) days after the Closing Date, Buyer shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging and take all such other steps as may be required or appropriate to cease use of the Goodyear Name and Marks except as expressly provided in the Trademark License Agreement and to cease use of the Dunlop name and mark; provided, however, that Buyer shall not be deemed to have violated this Section 6.07 by reason of the appearance of the Goodyear Name and Marks in or on any tools, dies, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other Purchased Assets that are used for internal purposes only in connection with the Business where the Goodyear Names and Marks are reflected on such Purchased Assets as of the Closing Date, provided that Buyer endeavors to remove such appearances of the Goodyear Name and Marks in the Ordinary Course of Business. Notwithstanding the foregoing, Buyer shall have six (6) months following the Closing Date to sell-off inventory bearing the Dunlop name and mark.
     Section 6.08. Privacy Notification.
     (a) Following the Closing Date, Buyer shall or shall cause the Affiliated Buyers to notify the individual employees, suppliers, customers, and other individual Persons whose Personal Information is included within the Disclosed Personal Information that the Closing has taken place and that Personal Information about them has been or may have been disclosed to Buyer, as required under applicable Privacy Laws.
     Section 6.09. Non-Compete and Non-Solicitation
     (a) Subject to Section 6.09(b) below, for a period of three (3) years after the Closing Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, engage in Prohibited Activities in the Territory.
     (b) Notwithstanding anything to the contrary in this Section 6.09:
     (i) Parent and its Affiliates may acquire and hold, in the aggregate, five percent (5%) or less of the debt (which is understood not to include trade payables) or equity of any Person, without being deemed to engage in any of such Person’s businesses solely by reason of such ownership, provided that neither Parent nor any of its Affiliates nor any of their respective officers, directors or employees acts as an officer, director, employee or consultant of such person; and

     (ii) Parent and its Affiliates may directly or indirectly acquire, and may thereafter hold, manage, operate, control or invest in, solicit customers, business patronage or orders for, or otherwise own, promote or assist, a business engaged in Prohibited Activities (a “Future Acquired Business”) if the Prohibited Activities constitute less than the greater of (x) 10% of the sales of the Future Acquired Business and (y) $25,000,000 in sales (in each case measured by sales as of the most recently completed fiscal year of the Future Acquired Business ended prior to the date of closing of such acquisition or if earlier, the date of the definitive agreement relating thereto).
     (iii) Parent and its Affiliates may directly or indirectly acquire a Future Acquired Business the acquisition of which would otherwise violate this Section 2.09 (but for this sentence) if (A) the Prohibited Activities constitute less than 50% of the sales of the Future Acquired Business (measured by sales as of the most recently completed fiscal year of the Future Acquired Business ended prior to the date of closing of such acquisition or if earlier, the date of the definitive agreement relating thereto) and (B) as soon as practicable, but in any event within one year after the closing of such acquisition, Parent and its Affiliates divest the portion of such Future Acquired Business engaged in Prohibited Activities in order to comply with this Section 6.09 (without regard to this sentence); provided, however, that Parent and its Affiliates shall not continue to be obligated to divest after the expiration of the three (3) year period referred to in Section 6.09(a) above.
     (c) The following terms have the following respective meanings:
“Prohibited Activities” means the conduct of or participation (including the holding of any debt or equity interest, or other profit participation or similar interest, in any person engaged in) in any business that competes with the Business as conducted as of the Closing Date. For the avoidance of doubt, nothing in this Agreement shall (i) prevent Parent and its Affiliates from licensing or sublicensing any of its trademarks and trade names, including the Goodyear Name and Mark or (ii) prevent Parent or its Affiliates from (y) marketing and selling at or (z) owning, conducting, participating in or otherwise being involved in retail outlets for consumer tires and automotive services and for commercial truck tires and services and the related sales of belts, hoses, power transmission products, air springs and other related products and services for automotive and truck applications so long as such products are manufactured by a Person other than Parent or its Affiliates, in each case such activity shall not constitute Prohibited Activities for purposes of this Agreement.
“Territory” means anywhere in the world.
     (d) For a period of two (2) years from the Closing Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, (i) induce or attempt to induce any of the officers, management employees or other key employees of the Business listed on Schedule 6.09 to leave the employ of Buyer, any Acquired Entity or any other subsidiary of Buyer or violate the terms of their contracts, or any employment arrangements, with Buyer, any Acquired Entity or any other subsidiary of Buyer; or (ii) hire any such employee; provided, however, that the prohibitions set forth in this Section 6.09(d) shall not be breached by (A) general solicitations to the public or general advertising or by offering to hire or hiring any such person(s) who respond to such general solicitations or general advertising or who are not solicited in violation of this Section 6.09, (B) the hiring of any such persons whose employment has been terminated by the Business (other than a termination for cause orchestrated by the employee in order to avoid this Section 6.09(d)), or (C) the hiring of any such person who voluntarily terminates such person’s employment no earlier than 6 months following such termination without having been solicited in violation of this Section 6.09(d).

     (e) In the event any provision of this Section 6.09 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. It is recognized and acknowledged by Parent and Affiliated Sellers that a breach of the covenants contained in this Section 6.09 may cause irreparable damage to Buyer, its Affiliates and their goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Parent and the Affiliated Sellers agree that in the event of a breach of any of the covenants contained in this Section 6.09, in addition to any other remedy which may be available at law or in equity, Buyer and its Affiliates will be entitled to seek specific performance and injunctive relief.
     (f) Any payment to Parent in consideration for the covenants set forth in Sections 6.09(a), (b), (c) and (d) shall be made by a Buyer Group Member that is organized in a state of the United States.
     Section 6.10. Dividends of Cash. Any payments of dividends of Cash by an Acquired Entity received after Closing by Buyer or any Affiliate of Buyer resulting from dividends from an Acquired Entity declared before Closing or other payments of Cash by an Acquired Entity received by an Affiliate of Buyer after Closing resulting from other actions taken before Closing by an Acquired Entity, Parent or any Affiliated Seller for the purpose of distributing out Cash held by an Acquired Entity prior to Closing shall be for the sole benefit of Parent and the Affiliated Sellers. Buyer shall cause the applicable Acquired Entities to pay any such dividends promptly and shall remit any such receipts of Cash to Parent, net of any applicable withholding or other Taxes required to be withheld in accordance with Applicable Legal Requirements, within seven (7) days of receipt. Buyer shall promptly remit any refunds of such withholding or other Taxes that it may receive to Parent within seven (7) days of receipt.
ARTICLE 7. EMPLOYMENT MATTERS
     Section 7.01. Employment.
     (a) The EPD Group Members shall offer Business Employees who are eligible for retirement prior to the Closing Date an opportunity to retire from an EPD Group Member on the Closing Date. Buyer agrees to offer employment to or to cause an Affiliated Buyer to offer employment to each Business Employee (other than those individuals identified on Schedule 7.01(a) as retained employees and Business Employees who retire prior to the Closing Date). To assist Buyer with making such offers of employment, Parent shall provide Buyer with information regarding such Business Employees as may be reasonably requested by Buyer. Each Business Employee who continues its employment with an Acquired Entity or accepts such offer of employment shall be referred to herein as a “Transferred Employee”. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Buyer Group Members shall provide each Transferred Employee who continues to be employed by the Business with either the same salary, wage or hourly rate and target bonus that such person received from the relevant EPD Group Member immediately prior to the Closing or a substantially comparable overall compensation package (taking into account any equity-based compensation offered by the Buyer Group). Any Retired Employee who becomes a Transferred Employee shall be employed as a common-law employee eligible for employee benefits from a Buyer Group Member and not as an independent contractor. The Buyer Group Members shall indemnify as an Assumed Liability under Section 10.03(b) the Parent Indemnified Parties from and against all Damages arising as a result of any change in the terms or conditions of the Transferred Employees’ employment, or the termination or layoff of any Transferred Employee, on or after the Closing Date, including any claim for notice of termination, payment in lieu of notice, vacation pay, severance pay, or any other benefit whatsoever, but excluding, in each case (so long as Buyer complies with its covenants in this Article 7), Damages arising from any EPD Group Member’s (other than an Acquired Entity) employment or termination of a Transferred Employee and Damages arising from any Employee Benefit Plans of any EPD Group Member that is not an Acquired Entity.
     (b) A Buyer Group Member may require any Business Employee not actively employed on the Closing Date but whose continuous service with all EPD Group Members has not ended (collectively, the “Inactive Business Employees”) (other than any Inactive Business Employee on an approved leave of absence with a right to reinstatement under any collective bargaining agreement assumed in accordance with the terms of Section 2.03(a) (collectively referred to as “Employees on Protected Leave”)) to return to active employment within six months of the Closing Date as a condition of acceptance of its offer of employment. Parent or its applicable Affiliate shall be responsible for all obligations and liabilities with respect to each Inactive Business Employee and each Employee on Protected Leave until the applicable inactive employee returns to active employment in accordance with the terms of this Section 7.01(b) or until such Person earlier otherwise ceases to be a Business Employee. Each Inactive Business Employee and each Employee on Protected Leave is set forth on Schedule 7.01(b).
     (c) Subject to Section 7.02, nothing in this Section 7.01 shall obligate or otherwise require a Buyer Group Member to employ or otherwise retain any Transferred Employee for any length of time. Parent shall provide Buyer with reasonable access to the management employees prior to the Closing Date, and shall not, with respect to the Business, enforce against any Transferred Employee any confidentiality, non-compete, non-solicit or similar contractual obligations, or otherwise assert with respect to any such Transferred Employee or any Buyer Group Member claims that would otherwise prohibit or restrict such Transferred Employee’s employment with a Buyer Group Member. Subject to Section 7.02, Parent shall be responsible for the payment of any termination or severance payments that are owed to any Business Employees who do not become Transferred Employees on the Closing Date.
     Section 7.02. U.S. Employment Matters. Prior to the Closing Date, Parent shall remain liable and responsible for compliance with, and any liability that may exist under, the Workers Adjustment and Retraining Notification Act, P.L. 100-379 (“WARN”), or other similar Applicable Legal Requirements, with respect to the termination of any Business Employee prior to the Closing Date, and Parent and the Affiliated Sellers shall indemnify as a Retained Liability under Section 10.02(b) the Buyer Indemnified Parties from and against all losses, claims, damages, costs and attorneys’ fees arising with respect thereto. From and after the Closing Date, Buyer shall assume responsibility for compliance with and any liability which may exist under WARN, or other similar Applicable Legal Requirements, on account of any Transferred Employee who is terminated by a Buyer Group Member after the Closing Date. Parent shall notify the Buyer within thirty (30) days following the Closing Date of any layoffs or terminations that have occurred in the United States in the 90-day period prior to the Closing Date. Subject to Parent complying with its notification requirement in the previous sentence, Buyer agrees (i) that it will not reduce the workforce to a level, when aggregated with layoffs or terminations in the 90-day period prior to the Closing Date, that will trigger obligations under WARN, or other similar Applicable Legal Requirements; and (ii) to indemnify as an Assumed Liability under Section 10.03(b) Parent and the Parent Indemnified Parties from any liability under WARN and other similar Applicable Legal Requirements as a result of the actions of Buyer on or after the Closing Date.
     Section 7.03. Treatment of Employee Benefit Plans.
     (a) In addition to the obligations set forth below in Section 7.04 and 7.05, for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Buyer Group Members shall provide any Transferred Employees who are not under a collective bargaining Agreement and who continue to be employed by the Business with a benefits package that is substantially comparable, in the aggregate and on a country by country basis, to the benefits (including Retiree Benefits) provided to such Transferred Employee by Parent and the Affiliated Sellers immediately prior to the Closing pursuant to the Employee Benefit Plans set forth on Schedule 4.12(a). All prior service with Parent and its Affiliates shall count toward the service requirements of sick pay and vacation accruals with Buyer Group Members. Buyer Group Members shall cause any eligible expenses incurred by a Transferred Employee under such Employee Benefit Plans during the portion of the current plan year ending on the date the Transferred Employee begins participation in the corresponding medical or health plan made available by Buyer Group Members to be taken into account under such medical or health plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements that apply to the Transferred Employee for the applicable plan year as if such amounts had been paid in accordance with the medical or health plan made available by Buyer Group Members to the Transferred Employee.
     (b) With respect to any Transferred Employee who has or who, on or before the Closing Date, develops any medical condition other than any medical condition caused by, arising out of, or otherwise associated with an accidental injury (including by way of illustration but not by way of limitation, a work place, sporting, motor vehicle or other accidental injury) (“Applicable Condition”), Buyer shall, or shall make reasonable efforts to cause insurance carriers for the Buyer Group Members to cause, each medical or health plan made available by Buyer Group Members to any such Transferred Employee to provide that any pre-existing condition exclusion relating to such Applicable Condition (to the extent that coverage for such condition is generally provided under such medical or health plan) shall be waived (to the extent coverage for such condition was provided under a comparable Employee Benefit Plan in which such Transferred Employee participated immediately prior to the Closing Date and such pre-existing condition exclusion was waived under such Employee Benefit Plan) as to such Transferred Employee.
     (c) Except as otherwise provided in Section 7.03(d), the EPD Group Members (other than the Acquired Entities) shall, following the Closing Date, retain all liabilities associated with the obligations, if any, to provide retiree medical, retiree life insurance and other retiree welfare benefits (often referred to collectively as, “other post employment benefits (OPEB)”, herein defined collectively, as the “Retiree Benefits”) to (i) any present or former employee of the Business (or any eligible spouse, surviving spouse or dependent thereof) who does not become a Transferred Employee on the Closing Date and (ii) any Business Employee eligible to retire on the Closing Date (or any eligible spouse, surviving spouse of dependent thereof); except that (x) any Transferred Employee and any Retired Employee hired by a Buyer Group Member shall be required to be eligible for employee medical benefits from a Buyer Group Member while employed by the Buyer Group Member and Parent and its Affiliates will only provide retiree medical benefits to a Transferred Employee or Retired Employee while such Transferred Employee or Retired Employee is employed by a Buyer Group Member as “secondarily liable” and will administer its respective retiree medical plan as if each Transferred Employee or Retained Employee has in place primary coverage under a Buyer Group Member plan, (y) Acquired Entities set forth on Schedule 7.03(c) and located outside of the United States that sponsor employee benefit plans to provide Retiree Benefits to their own present or former employees shall retain the obligations, if any, to provide such Retiree Benefits to such present or former employees following the Closing Date in accordance with the terms of such plans, and (z) after the EPD VEBA is established and provided that Parent, its Affiliates, a VEBA funded by any of them, or Buyer or any Buyer Group Member makes a contribution to the EPD VEBA sufficient to satisfy any initial contribution (as provided for in the Judgment (as defined in the MOU)) required to be made to the EPD VEBA and the EPD VEBA becomes solely responsible for the Retiree Benefits with respect to those Business Employees (or eligible spouses, surviving spouses or dependents thereof) for whose benefit the EPD VEBA is established, none of Parent or its Affiliates will retain any obligation to provide Retiree Benefits to those Business Employees (or eligible spouses, surviving spouses or dependents thereof) for whose benefit the EPD VEBA is established. Except as provided in the immediately preceding sentence, the Buyer Group Members shall not be obligated to provide any Retiree Benefits to any individual described in this Section 7.03(c). Nothing in this Section 7.03(c) shall prevent an EPD Group Member’s right to amend or terminate any plan under which any such benefits may be provided; provided, that such EPD Group Member shall retain all liabilities related to any such amendment or termination.
     (d) In the event the EPD VEBA is not established and funded prior to the Closing Date in accordance with the Judgment, Parent shall indemnify Buyer and its Affiliates from and against any and all Damages incurred by any of them in connection with providing post-retirement medical benefits to any Retirees up to the level of benefits that are required by the current terms of Exhibit E of the Pension and Insurance Agreement of the December 2006 Collective Bargaining Agreement between The Goodyear Tire & Rubber Company and the USW (“2006 CBA”), as defined in the MOU, to be provided to Retirees during the Pre-Judgment Transition Period; provided, that Parent shall have no further indemnification obligations pursuant to this sentence for Damages that relate to claims that are incurred by Retirees following the date of the Judgment and the EPD VEBA becomes solely responsible for providing post-retirement medical benefits to the Retirees (other than as a result of any Agreement entered into by Buyer with the United Steel Workers). Parent’s indemnification obligations set forth in this Section 7.04(d) shall be deemed a Retained Liability. Prior to the Closing Date, if the EPD VEBA is not established and funded in accordance with the MOU, Buyer shall establish, with reasonable assistance from Parent and its Affiliates, if requested, a plan that mirrors the plan referred to in the 2006 CBA that provides for the level of post-retirement medical benefits required to be provided to Retirees under the terms of the MOU during the Pre-Judgment Transition Period and following the Judgment. Buyer shall send Parent a written notice of the Damages on a quarterly basis and Parent shall, within five (5) Business Days from the receipt of such notice, make payment by wire transfer of immediately available funds to an account or accounts designated by Buyer in an amount equal to such Damages.
     (e) The Buyer Group Members shall be responsible for all severance obligations with respect to the termination of employment of a Transferred Employee by a Buyer Group Member after the Closing Date, to the extent such obligations arise under the Assigned Contracts, Applicable Legal Requirements or under a Buyer Group Member employee benefit plan or arrangement, and all such obligations shall be deemed to be Assumed Liabilities. Notwithstanding the previous sentence, Parent shall retain all liabilities related to severance obligations and union buyout offers with respect to Business Employees as such liabilities relate to the termination of a Business Employee prior to the Closing or a Business Employee’s acceptance of a union buyout offer that was offered, directly or indirectly, to a Business Employee on or prior to the Closing Date.
     Section 7.04. Treatment of Specific U.S.-Based Employee Benefit Plans.
     (a) Parent’s SUCB Plan. The sale of the Purchased Assets shall not constitute a permanent shutdown of the operations of the Business for purposes of entitling any of the current or former employees of the Business to payment under the Parent’s SUCB Plan with respect to the loss of employment. Parent shall not make payments under Parent’s SUCB Plan to any Transferred Employee on account of such Transferred Employee’s termination of employment with the Parent. Parent and the Affiliated Sellers shall indemnify as a Retained Liability under Section 10.02(b) the Buyer Indemnified Parties from and against all Damages arising from the SUCB Plan.
     (b) COBRA. Parent shall be responsible for making continuation coverage under Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code (“COBRA”) available to any Business Employee or any eligible spouse or dependent of any Business Employee who experiences a “qualifying event” as defined in Section 4980B(f)(3) of the Code on or before the Closing Date (or such later date on which a person becomes a Transferred Employee). In addition to the benefits to be provided to Transferred Employees by Buyer pursuant to Section 7.01(a), Buyer shall be responsible for making continuation coverage under COBRA available to any Transferred Employee and any eligible spouse or dependent of a Transferred Employee who experiences a “qualifying event” as defined in Section 4980B(f)(3) of the Code following the Closing Date.
     (c) Deferred Compensation Plans. Parent shall retain all accrued liabilities as of the Closing Date as to any Transferred Employee under the Parent’s Excess Pension Plan and any of Parent’s other non-qualified deferred compensation or supplemental retirement plans (collectively, the “Parent Deferred Compensation Plans”), and Buyer shall not have any liability with respect to the Parent Deferred Compensation Plans.
     (d) U.S. Pension Plans.
     (i) Buyer shall not become a sponsoring employer of The Goodyear Tire & Rubber Company Salaried Pension Plan (the “Parent Salaried Plan”) or The Goodyear Tire and Rubber Company 1950 Pension Plan (the “Parent Hourly Plan” and, with the Parent Salaried Plan, the “Parent Pension Plans”). Earnings with Buyer will not be recognized under the Parent Pension Plans for purposes of determining a Transferred Employee’s average monthly earnings and, if applicable, benefit compensation. Transferred Employees who are participants in the Parent Pension Plans shall be entitled to the payment of benefits under the Parent Pension Plans solely in accordance with their terms in effect as of the Closing Date and this Section 7.04. Parent shall be responsible for all liabilities and obligations under the Parent Pension Plans related to service by such Business Employees, whether active or inactive and including Transferred Employees, prior to and including the Closing Date.
     (ii) On or prior to the Closing Date, Parent shall cause the Parent Pension Plans to be amended as necessary or appropriate to cause all unvested accrued benefits of any Transferred Employee under the Parent Pension Plans to become fully vested as of the Closing Date. Following the Closing Date, the Parent shall not further amend the terms of the Parent Pension Plans in a manner that (x) changes other rights and features of the Parent Pension Plans available to Transferred Employees as of the Closing Date (including, but not limited to, early retirement, survivor, or layoff benefits) except as required to maintain the Parent Pension Plans in compliance with Applicable Legal Requirements, or (y) reduces any Transferred Employee’s accrued benefit under the Parent Pension Plans.
     (e) U.S. Defined Contribution Plan. As of the Closing, each Transferred Employee who is a participant in an Employee Benefit Plan that is qualified under Sections 401(a) and 401(k) of the Code (each a “Parent 401(k) Plan”) shall become fully vested in its account balance under such Parent 401(k) Plan. Buyer agrees to establish or make available a defined contribution plan that is qualified under Sections 401(a) and 401(k) of the Code (the “Buyer 401(k) Plan”). Parent agrees to direct the trustees of each Parent 401(k) Plan to transfer to the trustee of the Buyer 401(k) Plan, as soon as practicable after the Closing, an amount equal to the account balances in such Parent 401(k) Plan attributable to the Transferred Employees as valued in good faith by the trustees of the applicable Parent 401(k) Plan as of the end of the day immediately prior to the transfer date. Such amount shall be transferred to the trustee of the Buyer 401(k) Plan entirely in (i) cash or other assets acceptable to the trustee of the Buyer 401(k) Plan, and (ii) promissory notes which represent the participant loans of Transferred Employees. Prior to such transfer, Parent agrees to provide Transferred Employees with the ability to make payments on outstanding loans under each Parent 401(k) Plan and agrees not to put such loans into default status while such payments are made.
     Section 7.05. Treatment of Specific Canadian Pension Plans.

     (a) Canadian Pension Plans. An Acquired Entity in Canada will, prior to the Closing, assume the sponsorship of the Canadian pension plans described on Schedule 7.05.
     (b) Pension Indemnity. Buyer shall, and shall cause the Affiliated Buyers, to indemnify as an Assumed Liability under Section 10.03(b) the Parent Indemnified Parties and any of their respective affected pension funds if any actions taken by Buyer or any Affiliated Buyer or their successors in the on (1) year period following the Closing Date in respect of any Canadian registered pension plan results in a partial wind-up of any registered pension plan of Parent or its Affiliates. Such indemnity shall include all reasonable and necessary expenses associated with the partial wind-up of Parent’s or its Affiliate’s pension plan and the amount by which the aggregate value of the assets distributed pursuant to the partial wind-up of such pension plan exceeds the value of the assets that would have been distributed pursuant to Parent’s or its Affiliate’s pension plan if the affected Transferred Employees would have transferred from an EPD Group Member to a Buyer Group Member on or before the Closing Date terminated their participation in an EPD Group Member pension plan as of the partial wind-up date without a partial wind-up occurring.
     Section 7.06. Non-Canadian Pension Plans. Except as set forth on Schedule 7.06, Parent shall be responsible for all liabilities and obligations under any defined benefit pension plan maintained or sponsored by any EPD Group Member as of and prior to the Closing Date, in any jurisdiction other than Canada, with respect to service by all Business Employees, whether active or inactive and including Transferred Employees.
     Section 7.07. Post-Closing Matters. Buyer and the Buyer Group Members shall be solely responsible for all Damages for all claims that are filed by any Transferred Employee or such Transferred Employee’s covered dependents with respect to events or circumstances occurring on or after the Closing Date with respect to their employment by the Buyer or any of the Buyer Group Members and/or participation in the employee benefit plans and arrangements of the Buyer or any of the Buyer Group Members, including all claims relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by Transferred Employees and all such liabilities shall be deemed Assumed Liabilities. Parent shall be solely responsible for all Damages for all claims that will be or have been filed by any Business Employee or such Business Employee’s covered dependents with respect to matters that occurred on or prior to the Closing Date and any Business Employee who does not become a Transferred Employee or such Business Employee’s covered dependents, including all claims relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by such Business Employee and all such liabilities shall be deemed Retained Liabilities.
     Section 7.08. Limitation.
     (a) Notwithstanding anything set forth in this Article 7, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Employee Benefit Plan, or (ii) shall limit the right of Buyer or any Affiliated Buyer to amend, terminate or otherwise modify any Employee Benefit Plan or any employee benefit plan maintained or contributed to by Buyer or any Affiliate of Buyer following the Closing Date.
     (b) Parent and Buyer acknowledge and agree that all provisions contained in this Article 7 with respect to employees are included for the sole benefit of Parent and Buyer, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Business Employee, former Business Employee, any participant in any

Employee Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Buyer or any Affiliated Buyer.
ARTICLE 8. ENVIRONMENTAL MATTERS
     Section 8.01. Representations and Warranties. Except as set forth on Schedule 8.01 and except for such exceptions (other than with respect to Section 8.01(f)) as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, Parent hereby represents and warrants that:
     (a) The Business and the Purchased Assets are in compliance with applicable Environmental Laws.
     (b) Each EPD Group Member possesses or has applied for all material Environmental Permits required for the ownership and operation of the Business as it is currently conducted, and each EPD Member is in compliance with all Environmental Permits.
     (c) No EPD Group Member has received any written notice, request for information, citation, complaint, summons or order relating to any violation of or any liability under, any Environmental Law in connection with the Business during the past three years, or if unresolved, any previous years.
     (d) To the Knowledge of Parent, no Releases of Hazardous Substances have occurred at the Transferred Real Property in violation of applicable Environmental Laws that could reasonably be expected to give rise to a claim against Buyer.
     (e) There are no (i) underground storage tanks, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos-containing materials at the Transferred Real Property that is not currently in compliance with applicable Environmental Laws.
     (f) There are no Phase I, Phase II or similar reports, and no environmental compliance audits, relating to the Business that have been generated in the past three (3) years which have not been made available to the Buyer prior to the execution of this Agreement.
     (g) Other than pursuant to any Material Contract or other Agreement entered into in the Ordinary Course of Business, the Business is not subject to any contract pursuant to which the Business (and/or EPD Group Members) could reasonably be expected to indemnify any other Person with respect to any pending material claim or pending material violation arising under Environmental Law.
     Section 8.02. Environmental Indemnification Under Section 10.02.
     (a) Parent and the Affiliated Sellers shall indemnify the Buyer Indemnified Parties for any Damages related to matters identified on Schedule 8.02 as a Retained Liability under Section 10.02(b), with the exception of any matters described in Section 8.03.
     (b) Parent and the Affiliated Sellers shall indemnify the Buyer Indemnified Parties for any Damages related to Pre-Closing Environmental Matters, with the exception of any matter described in Section 8.03, that are first asserted less than seven (7) years after the Closing Date, provided that the foregoing seven year claim period shall not apply to any Pre-Closing Environmental Matters that are also Retained Liabilities. For the avoidance of doubt, (i) the Basket Amount and the Indemnity Cap shall not apply to this Section 8.02(b), and (ii) with respect to the matters identified on Schedule 8.02, a claim shall be deemed to have been first asserted pursuant to this Section 8.02(b) and Section 10.04, without the need for any further notice or action on the part of the Buyer Indemnified Parties. For the purposes of this Article 8, a claim is “first asserted” when, within the applicable time period for bringing such a claim, the Indemnified Party provides written notice to the Indemnifying Party in compliance with Section 10.04, which notice specifies with particularity the nature of the alleged Pre-Closing Environmental Matter, the basis upon which the Indemnified Party has concluded that the matter is a Pre-Closing Environmental Matter, the Hazardous Substances, if any, alleged to be involved, and any alleged violations of Applicable Laws in connection with such matter.
     (c) In connection with any and all issues for which Parent and the Affiliated Sellers have agreed in writing that they are obligated to indemnify the Buyer Indemnified Parties pursuant to Sections 8.02(a), 8.02(b) and 10.02 (as Section 10.02 relates to environmental matters) without any reservations of rights except for limitations provided in this Agreement. Parent and its Affiliates shall retain exclusive control over any Remedial Action, including the exclusive right to (i) investigate any suspected contamination or noncompliance, (ii) conduct and obtain any tests, reports, surveys and investigations, (iii) contact, negotiate or otherwise deal with Governmental Authorities, (iv) prepare any plan for such Remedial Action, and (v) conduct or direct any such Remedial Action. Upon reasonable advance written notice, Buyer agrees to, and agrees to cause the Affiliated Buyers to, provide Parent and the Affiliated Sellers (including their respective agents, consultants and contractors) and any Governmental Authority with reasonable, non-exclusive access to and use of the Owned Real Property and any and all parts and improvements of it, above and below ground for purposes of investigation and carrying out any Remedial Action, including the right to install and maintain monitoring wells, extraction wells and treatment systems. Parent agrees to, and agrees to cause the Affiliated Sellers to, use commercially reasonable efforts to limit any such access and use of the Property in a manner which will not unreasonably interfere with the industrial use of the Owned Real Property by Buyer or an Affiliated Buyer as was conducted by the relevant EPD Group Member on the Closing Date. Notwithstanding any other provision herein to the contrary, the Buyer Indemnified Parties shall have the right to control such Remedial Action at Parent’s reasonable cost and expense should Parent and Affiliated Seller, within sixty (60) days of being notified in writing of a claim regarding any Remedial Action, fail to agree in writing that they are obligated to indemnify the Buyer Indemnified Parties without any reservation of rights in respect of such claim except for limitations provided in this Agreement.
     (d) Notwithstanding any other provision of this Agreement, including Section 10.02, neither Parent nor any of the Affiliated Sellers shall have any obligation to indemnify the Buyer Indemnified Parties for any breach of representations and warranties set forth in Section 8.01 or covenants set forth in Section 8.02 unless the Remedial Action in connection with such indemnification was undertaken as a result of, or any Damages resulted from, (i) a violation of, or liability arising under, an Environmental Law, or (ii) a Third-Party Claim.
     (e) Buyer will not be entitled to indemnification with respect to any Pre-Closing Environmental Matter to the extent that the discovery of the Pre-Closing Environmental Matter resulted from any invasive testing of environmental conditions of the Facility or Transferred Real Property conducted by Buyer, other than any such testing (A) required under any Applicable Legal Requirements, (B) reasonably determined by Buyer in good faith to be necessary in connection with any bona fide construction, material maintenance or decommissioning activity at any Facility or Transferred Real Property (including expansion of any Facility or Transferred Real Property), or (C) relating to environmental matters set forth on Schedule 8.02.
     (f) Parent and Buyer, for themselves and for the Affiliated Sellers and Affiliated Buyers, respectively, agree that any Remedial Action (i) need not be more than the most reasonable cost-effective method under the circumstances and based upon the assumption that the Owned Real Property is and will continue to be used for industrial (as opposed to residential or commercial) purposes, (ii) need not exceed the least stringent requirements of any applicable Environmental Law or any clean-up standards set forth under any Environmental Law, and (iii) shall make maximum use of institutional controls, including deed restrictions, signs, fencing, buffers and controls, to the extent permitted by applicable Governmental Authorities, provided that such institutional controls shall not unreasonably restrict or limit the industrial activities currently being performed on the Owned Real Property. Buyer agrees that neither Buyer nor any of its Affiliates shall solicit or importune any Governmental Authority or other Person to seek or require any Remedial Action unless required by applicable Environmental Laws or any Person to undertake or pursue any Third-Party Claim.
     (g) Parent and Buyer agree to cooperate and agree to cause their respective Affiliates to cooperate in connection with any indemnification claims that may reasonably result in a Remedial Action. Upon reasonable request, such cooperation shall include (i) Buyer and Parent and their respective Affiliates making reasonable resources available in support of the response (e.g., utilities and manpower) at each such Person’s actual cost and (ii) each Person responding in a timely manner to requests for information, input, historical documentation, consultations, access, and other actions, including those listed above, that are reasonably necessary for Parent or its Affiliates to implement the response.
     Section 8.03. Indemnification. Buyer shall, and shall cause the Affiliated Buyers to, indemnify as an Assumed Liability under Section 10.03(b), the Parent Indemnified Parties from any and all Damages (i) relating to Pre-Closing Environmental Matters, (other than Pre-Closing Environmental Matters that are also Retained Liabilities described in Sections 2.04(a) through (r)), that are first asserted seven (7) years or more after the Closing Date or (ii) arising under Environmental Laws or Environmental Permits in connection with the Owned Real Property or Buyer’s or an Affiliated Buyer’s operations on such Owned Real Property that arise after the Closing Date, including but not limited to claims relating to the release of Hazardous Substances after the Closing Date.
ARTICLE 9. CONDITIONS PRECEDENT TO OBLIGATIONS
     Section 9.01. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing shall be subject to the satisfaction (or waiver by Buyer, in its sole discretion) of the following conditions:
     (a) The representations and warranties of Parent in this Agreement, without taking into account any materiality or Material Adverse Effect qualifiers therein, shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date), other than such failures to be true and correct that, individually and in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.
     (b) All covenants and other obligations of Parent under this Agreement which are to be performed by Parent on or prior to the Closing shall have been performed in all material respects on or prior to the Closing.
     (c) Any applicable waiting period under HSR, the EC Regulation, and Canadian Antitrust Laws shall have expired or been terminated. Any consents, approvals, clearances and filings under any other foreign Antitrust Law the absence of which would prohibit the consummation of the Closing (or the subsequent operation of the Business by Buyer in such jurisdiction) shall have been obtained or made. Any and all other material Consents of any Governmental Entity necessary for the consummation of the

Acquisition, including, to the extent applicable, under the Investment Canada Act (other than any consent to the novation of any Government Contract), shall have been obtained or filed or shall have occurred.
     (d) No Applicable Legal Requirement and no injunction, order or decree shall prohibit the consummation of the Closing; provided, however, that prior to asserting this condition Buyer shall have used its best efforts to prevent the entry of any such injunction, order or decree and to appeal as promptly as possible any judgment that may be entered. There shall be no Proceeding by any Governmental Authority pending or threatened and seeking to (i) prevent or restrain consummation of the Acquisition or (ii) cause any material portion of the Acquisition to be rescinded after Closing.
     (e) Buyer shall have entered into collective bargaining Agreements with the United Steel Workers covering the facilities in the United States included in the Business that are subject to collective bargaining Agreements with the United Steel Workers immediately prior to the Closing.
     (f) There shall not have been any event, occurrence or development which as of the Closing Date has had, or would reasonably be expected to have, a Material Adverse Effect.
     (g) Parent and it Affiliates shall have completed the Pre-Closing Reorganization in accordance with Exhibit H.
     (h) Parent shall have delivered to Buyer all deliverables contemplated by Section 2.08(a) hereof in the form and substance reasonably satisfactory to Buyer.
     Section 9.02. Conditions to Obligations of Parent. The obligation of Parent to consummate the Closing shall be subject to the satisfaction (or waiver by Parent, in its sole discretion) of the following conditions:
     (a) The representations and warranties of Buyer in this Agreement, without taking into account any materiality or Material Adverse Effect qualifiers therein, shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date), other than such failures to be true and correct that, individually and in the aggregate, have not had a material adverse effect on the ability of Buyer to consummate the Closing.
     (b) All covenants and other obligations of Buyer under this Agreement which are to be performed by Buyer on or prior to the Closing shall have been performed in all material respects on or prior to the Closing.
     (c) Any applicable waiting period under HSR, the EC Regulation, and Canadian Antitrust Laws shall have expired or been terminated. Any consents, approvals, clearances and filings under any other foreign Antitrust Law the absence of which would prohibit the consummation of the Closing (or the subsequent operation of the Business by Buyer in such jurisdiction) shall have been obtained or made. Any and all other material Consents of any Governmental Entity necessary for the consummation of the Acquisition, including, to the extent applicable, under the Investment Canada Act (other than any consent to the novation of any Government Contract), shall have been obtained or filed or shall have occurred.
     (d) No Applicable Legal Requirement and no injunction, order or decree shall prohibit the consummation of the Closing; provided, however, that prior to asserting this condition Parent shall have used its best efforts to prevent the entry of any such injunction, order or decree and to appeal as promptly as possible any judgment that may be entered. There shall be no Proceeding by any Governmental

Authority pending or threatened and seeking to (i) prevent or restrain consummation of the Acquisition or (ii) cause any material portion of the Acquisition to be rescinded after Closing.
     (e) Buyer shall have entered into collective bargaining Agreements with the United Steel Workers covering the facilities in the United States included in the Business that are subject to collective bargaining Agreements with the United Steel Workers immediately prior to the Closing.
     (f) Parent and its Affiliates shall have completed the Pre-Closing Reorganization.
     (g) Buyer shall have delivered to Parent all deliverables contemplated by Section 2.08(b) hereof in the form and substance reasonably satisfactory to Parent.
ARTICLE 10. REMEDIES
     Section 10.01. Survival.
     (a) Unless otherwise expressly provided herein, all of the representations and warranties set forth in this Agreement shall survive for a period of twelve (12) months from the Closing Date, except:
     (i) the representations and warranties in Section 8.01 (Environmental Matters) shall survive for a period of two (2) years from the Closing Date;
     (ii) the representations and warranties in Section 4.07 (Taxes) and Section 4.14 (Employee Benefits) shall survive until thirty (30) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof); and
     (iii) the representations and warranties in Sections 3.01 and 4.01 (Corporate Organization and Qualification), 3.02 and 4.02 (Authorization of Transaction), 4.04 (Capitalization of the Acquired Entities) and 3.08 (Inspections) shall survive indefinitely.
     (b) Upon expiration of such periods, neither the Buyer Indemnified Parties nor the Parent Indemnified Parties shall have any further right to indemnification under this Article 10 relating to such representations and warranties, provided, however, that to the extent that written notice specifically setting forth a claim for indemnification is provided with respect to an indemnifiable matter prior to the date that the representation or warranty claimed to have been breached would have expired, then such claim shall survive until its resolution. Each covenant set forth herein that is to be fully performed on or prior to the Closing shall survive for one year following the Closing Date. Each other covenant set forth herein or in any Affiliate Transfer Agreement shall survive until fully performed by the Person obligated to perform it or until waived in writing by the party entitled to the benefit thereof or until the shorter period specified therein, provided, however, that to the extent that written notice specifically setting forth a claim for indemnification is provided with respect to an indemnifiable matter prior to the date that the covenant claimed to have been breached would have expired, then such claim shall survive until its resolution. Following the termination of such periods, neither the Buyer Indemnified Parties nor the Parent Indemnified Parties, as the case may be, shall have any other indemnification obligations under this Agreement or any Affiliate Transfer Agreement, with respect to such covenants. Parent’s indemnification obligations with respect to Retained Liabilities, and Buyer’s indemnification obligations with respect to Assumed Liabilities, shall survive indefinitely.
     Section 10.02. Indemnification by Parent. Effective at and after the Closing and subject to the limitations set forth in Article 8 and in this Article 10, Parent shall indemnify, defend and hold harmless Buyer, the other Buyer Group Members, and their respective officers, directors, shareholders, agents, employees, subsidiaries, parents, assigns, successors and predecessors (collectively, the “Buyer Indemnified Parties”) from and against any and all damages, losses, penalties, liabilities, obligations, expenses and fees, whether or not resulting from third party claims, including reasonable costs of investigation, remediation and reasonable attorneys’ fees and expenses in connection with any actual or threatened Proceeding (collectively, “Damages”) incurred or suffered by any of the Buyer Indemnified Parties to the extent directly or indirectly arising from or as a result of (a) any inaccuracy in or breach of any representation or warranty made by Parent in this Agreement on the Closing Date, as if made on such date (except in the case of any representations or warranties that address matters only as of a specific date, as of such date), or set forth in an officer’s certificate delivered by Parent pursuant to Section 2.08, (b) any Retained Liability, or (c) any breach of any covenant or agreement made by Parent or the Seller Affiliates in this Agreement. For purposes of the any indemnification hereunder (including the determination of whether a breach has occurred and the calculation of Damages as a result thereof), except with respect to Section 4.19(i), each representation and warranty contained herein (or in any officer’s certificate delivered by Parent pursuant to Section 2.08) shall be read as if any Material Adverse Effect qualification in such representation or certification were a materiality qualification only and, for the avoidance of doubt, the calculation of Damages resulting from such breach shall not be limited to the amount in excess of such materiality qualifier.
     Section 10.03. Indemnification by Buyer. Effective at and after the Closing and subject to the limitations set forth in this Article 10, Buyer shall indemnify, defend and hold harmless Parent, its Affiliates, and their respective officers, directors, shareholders, agents, employees, subsidiaries, parents, assigns, successors and predecessors (collectively, the “Parent Indemnified Parties”) from and against any and all Damages incurred or suffered by any of the Parent Indemnified Parties arising from or as a result of (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement on the Closing Date, as if made on such date (except in the case of any representations or warranties that address matters only as of a specific date, as of such date), or set forth in an officer’s certificate delivered by Buyer pursuant to Section 2.08, (b) except to the extent any Buyer Indemnified Party would be entitled to indemnification with respect thereto pursuant to this Agreement, any Assumed Liability, or (c) any breach of any covenant or agreement made by Buyer in this Agreement. For purposes of any indemnification hereunder (including the determination of whether a breach has occurred and any calculation of Damages), each representation and warranty contained herein (or in any officer’s certificate delivered by Buyer pursuant to Section 2.08) shall be read as if any Material Adverse Effect qualification in such representation or certification were a materiality qualification only and, for the avoidance of doubt, the calculation of Damages resulting from such breach shall not be limited to the amount in excess of such materiality qualifier.
     Section 10.04. Procedure for Establishment of Claim.
     (a) If any claims are discovered by or asserted against any Person that is entitled to indemnification hereunder (including pursuant to Section 8.02(a) or 8.03 hereof) (the “Indemnified Party”), which, if sustained, could result in an indemnifiable claim by such Person (an “Indemnifiable Claim”), the Indemnified Party shall promptly provide written notice (an “Indemnity Notice”) to the party responsible for such indemnification hereunder (the “Indemnifying Party”) of such claim describing in reasonable detail the nature of the claim and the calculation of any Damages (unless the amount of such Damages are not then calculable). Such timely notice shall affect the Indemnifying Party’s obligations to provide indemnification hereunder only to the extent that the Indemnified Party’s failure to give such timely notice actually prejudices or impairs the Indemnifying Party’s ability to defend, compromise or verify such claim.

     (b) Third Party Claims. If an Indemnified Party receives notice of the assertion of a claim from a third party in respect of which the Indemnified Party may have a claim under Section 8.02, 10.02 or 10.03, as the case may be (a “Third Party Claim”), then the following shall apply:
     (i) The Indemnified Party shall promptly provide an Indemnity Notice of such Third Party Claim to the Indemnifying Party. Such Indemnity Notice shall describe in reasonable detail the nature of the Third Party Claim and the basis for its claim under Section 10.02 or 10.03, as the case may be, provided that the failure to provide such notice shall not affect a party’s rights under Section 10.02 or 10.03, as the case may be, except to the extent the Indemnifying Party’s ability to defend, compromise or verify such claim is actually prejudiced or impaired by the failure to give such notice.
     (ii) Except as otherwise provided in Section 6.03(j) (Right to Control Defense of Tax Disputes), at any time following receipt of an Indemnity Notice, the Indemnifying Party shall have the right to assume, by written notice to the Indemnified Party, at the Indemnifying Party’s sole cost and expense, the defense or settlement of such Third Party Claim with counsel reasonably acceptable to the Indemnified Party, provided that the Indemnifying Party may so undertake, conduct and control the settlement or defense thereof only if it acknowledges its indemnification obligations hereunder. In addition, the Indemnifying Party shall be liable for the fees, costs and expenses of counsel employed by the Indemnified Party as to a claim for which the Indemnifying Party is responsible hereunder for any period during which the Indemnifying Party has not assumed the defense thereof. Indemnifying Party shall conduct the defense and/or settlement of such Third Party Claim diligently and in good faith.
     (iii) Notwithstanding Section 10.04(b)(ii), if an Indemnified Party is obligated to permit an insurer or other third party having liability therefore to assume the defense of a Third Party Claim, the Indemnified Party may, by notice to the Indemnifying Party, retain or reassume the defense of any such Third Party Claim.
     (iv) In the event the Indemnifying Party does not assume control of the defense of any matter as provided in this Section 10.04(b), the Indemnified Party shall have the right to undertake the defense, compromise and settlement of such claim. If the Indemnified Party undertakes the defense and/or settlement of any Third Party Claim, it shall do so diligently and in good faith.
     (v) The party controlling the defense of a Third Party Claim shall not settle any Third Party Claim being defended by it without the consent (not to be unreasonably withheld or delayed) of the other party, unless with respect to any settlement: (A) the other party is not obligated to perform or to refrain from performing any non-ministerial act under such settlement; (B) there is no finding or admission of any violation of any Applicable Legal Requirement, violation of the rights of any Person by the other party or any other liability of the other party to any Person; (C) the other party receives, as a part of such settlement, a complete release of all claims with respect to such Third Party Claim; and (D) if the Indemnifying Party is controlling the defense, such settlement by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim (subject to the Indemnity Cap and the Basket Amount where applicable).
     (vi) The Indemnified Party shall not, without the prior written consent of the Indemnifying Party, waive, release or otherwise impair any rights of subrogation or contribution that the Indemnifying Party has or may have against any other party to a Third Party Claim or any other Person relating to or arising out of such Third Party Claim or by reason of the indemnification provided or to be provided by the Indemnifying Party to the Indemnified Party.
     (vii) The party controlling the defense of a Third Party Claim shall keep the other party reasonably informed at all stages of the defense and/or settlement of such Third Party Claim. The non-

controlling party shall have the right, at its sole cost and expense, to participate in, but not control, the defense and/or settlement of any such Third Party Claim. Each party shall reasonably cooperate with the other in the defense and/or settlement of any such Third Party Claim; provided that all reasonable out-of-pocket costs and expenses incurred in connection with an Indemnified Party’s cooperation shall be borne by the Indemnifying Party.
     Section 10.05. Limitations and Remedies. The parties’ and their Affiliates, rights and obligations to recover Damages under Section 10.02 or 10.03, as the case may be, shall be subject to the following:
     (a) The Buyer Indemnified Parties shall not be entitled to make a claim to recover Damages under Sections 10.02(a) unless and until they have incurred Damages in the aggregate in excess of $15 million (the “Basket Amount”), in which event the Buyer Indemnified Parties shall be entitled to make a claim under Sections 10.02(a) for all Damages incurred by them in excess of the Basket Amount; provided, however, that (i) if the Damages incurred by the Buyer Indemnified Parties in respect of an individual claim or group of related claims under Sections 10.02(a) are less than $250,000, then the Buyer Indemnified Parties shall not have the right to make a claim under Section 10.02(a) with respect to such individual claim or group of related claims and the amount of the Damages so incurred in respect of such individual claim or group of related claims shall not be applied toward the Basket Amount and (ii) the limitations in this Section 10.05(a) shall not apply to indemnification with respect to breaches of the representations and warranties in Sections 3.01 and 4.01 (Corporate Organization and Qualification), 3.02 and 4.02 (Authorization of Transaction), 4.04 (Capitalization of the Acquired Entities), 3.08 (Inspections), 8.01(Environmental Matters) and 4.07 (Taxes) (collectively, the “Specified Representations”).
     (b) The Parent Indemnified Parties shall not be entitled to make a claim to recover Damages under Sections 10.03(a) unless and until they have incurred Damages in the aggregate in excess of the Basket Amount, in which event the Parent Indemnified Parties shall be entitled to make a claim under Sections 10.03(a) for all Damages incurred by it in excess of the Basket Amount; provided, however, that (i) if the Damages incurred by the Parent Indemnified Parties in respect of an individual claim or group of related claims under Sections 10.03(a) are less than $250,000, then the Parent Indemnified Parties shall not have the right to make a claim under Sections 10.03(a) with respect to such individual claim or group of related claims and the amount of the Damages so incurred in respect of such individual claim or group of related claims shall not be applied toward the Basket Amount and (ii) the limitations in this Section 10.05(b) shall not apply to indemnification with respect to breaches of the Specified Representations.
     (c) In no event will the Buyer Indemnified Parties, on the one hand, or the Parent Indemnified Parties, on the other hand, be liable to the others under Section 10.02(a) or Section 10.03(a), as the case may be, for any Damages in excess of $50 million (the “Indemnity Cap”), provided, however, that the Indemnity Cap with respect to indemnification for breaches of Specified Representations shall be the Cash Purchase Price.
     (d) None of the Buyer Indemnified Parties nor the Parent Indemnified Parties shall have any obligation to indemnify or hold harmless any Indemnified Party for any other Damages to the extent such Damages are actually recovered by the Indemnified Party under any insurance policy.
     (e) Nothing in this Agreement shall in any way restrict or limit the general obligation at law of an Indemnified Party to mitigate any Damages which it may suffer or incur by reason of a breach by an Indemnifying Party of any representation, warranty or failure to perform a covenant of the Indemnifying Party, provided, that the failure of an Indemnified Party to mitigate any Damages shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure. If any Damages can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall use commercially reasonable efforts to enforce such recovery, settlement or payment, and the amount of any Damages payable under Sections 10.02 or 10.03 shall be reduced by the amount actually recovered (net of any expenses of such recovery); provided, however, that Buyer Indemnified Parties shall only be required to initiate litigation or other formal claims procedure to seek remedies against insurance carriers or then-current customers of the Business if doing so will not be harmful to the interests of the Business in the exercise of reasonable business judgment of Buyer. All reasonable costs incurred by the Indemnified Party in mitigating the Damages entitled to indemnification hereunder shall be borne by the Indemnifying Party, subject to application of the Indemnity Cap and the Basket Amount (to the extent applicable to the related Damages). The Indemnifying Party shall not delay any payments due and owing the Indemnified Party under Article 10 while claims are being pursued against any third parties under this Section 10.05(e); provided that if any Indemnified Party receives any payment from the Indemnifying Party with respect to any Damages pursuant to this Article 10, and thereafter such Indemnified Party receives payment with respect to such Damages from any insurer such Indemnified Party shall pay such amount (net of any expenses incurred in connection with such recovery) to the Indemnifying Party.
     (f) An Indemnifying Party shall have no liability to an Indemnified Party (i) to the extent any provision of the Agreement was expressly waived in writing by Buyer; (ii) for any Damages or matter to the extent such Damages or matter are accrued as a current liability on the Final Balance Sheet, (iii) for any Damages to the extent arising from a change in the GAAP-compliant accounting policies or practices of an Acquired Entity after the Closing, (iv) to the extent that Parent is unable to challenge or dispute any claim due to the loss or destruction, in each case, by a Buyer Indemnified Party, of any relevant Books and Records, (v) to the extent of any Tax benefits actually realized in the form of a reduction in cash Taxes paid by the Indemnified Party arising from the incurrence or payment of such Damages. For purposes of calculating any Tax benefits actually realized arising from any Damages, the Tax benefits arising from such Damages shall be treated as reducing the Indemnified Party’s taxable income only after all other expenses, losses or deductions of the Indemnified Party are used for such purpose.
     Section 10.06. Exclusive Remedy. Following the Closing, and except as otherwise specifically set forth in this Agreement and except with respect to actions grounded in fraud or deceit, effective as of the Closing this Article 10 sets forth the exclusive remedy for monetary Damages owing from the Buyer Indemnified Parties or the Parent Indemnified Parities that arise from or are related to breaches of representations, warranties, or covenants (other than those contained in Section 2.06) under this Agreement. Except as set forth in the immediately preceding sentence, each of Parent and Buyer, for itself and for each of the other Buyer Indemnified Parties or Parent Indemnified Parties, as the case may be, hereby waives, subject to the Closing occurring, any other claim, cause of action, or remedy, in each case, for monetary Damages, in each case, under Agreement that it might assert against the other with respect to the matters that arise from or are related to such Agreements, whether under statutory or common law, any environmental law, or securities, trade regulation or other law.

     Section 10.07. Allocation of Certain Matters. Notwithstanding any other provision of this Agreement, in any case where the same or substantially similar circumstances or occurrences commencing prior to the Closing that form the basis of a Pre-Closing Asbestos Matter and/or Pre-Closing Workers Compensation Matter, and not involving any breach of any representation, warranty, covenant or agreement of Parent in this Agreement, continued from and after the Closing and therefore also form the basis of a Post-Closing Asbestos Matter and/or Post-Closing Workers Compensation Matter (any such circumstance or occurrence, a “Continuing Matter”), each of the EPD Group Members, on the one hand, and the Buyer Group Members, on the other hand, shall indemnify the Buyer Indemnified Parties or the Parent Indemnified Parties, as the case may be, under this Article 10, for the Pro Rata Share of the appropriate party.
     Section 10.08. Waiver and Release by Parent. From and after the Closing Date, no Parent Indemnified Party shall have any right of contribution or indemnification against any Buyer Group Member for, and shall otherwise hold the Buyer Group harmless from, any amounts paid by any Parent Indemnified Party to any Buyer Indemnified Party as a result of any claim arising from or relating to a Retained Liability or a breach by Parent of any of its representations, warranties, covenants or other agreements contained herein or in any of the Other Agreements or otherwise entitled to indemnification under Section 10.02. Effective as of the Closing, Parent, on behalf of itself and each of its past, present and future Affiliates, beneficiaries and assigns (“Related Persons”), hereby releases and forever discharges each Buyer Group Member and each of its past, present and future Affiliates, stockholders, members, successors and assigns, and their respective officers, directors and employees (each individually, a “Releasee” and collectively, “Releasees”), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities under or relating to the Business, the Purchased Assets or the Acquired Entities or their respective predecessors in interest, or any of their respective equity interests, including any liability or obligation with respect to fiduciary or similar duties or arising under or pursuant to any stockholder agreement, employment agreement or other compensation arrangement whether known or unknown, suspected or unsuspected, both at law and in equity, which Parent or any of its Related Persons now has, has ever had or hereafter has against the respective Releasees as a result of any act, circumstance, occurrence, transaction, event or omission on or prior to the Closing Date. Notwithstanding the foregoing, Parent does not release and this Section 10.08 shall be deemed not to affect, limit or impair any claim of Parent or its Related Persons, or any obligation of the Buyer Group, pursuant to this Agreement or the Other Agreements.
ARTICLE 11. TERMINATION
     Section 11.01. Termination by Either Party. This Agreement may be terminated at any time prior to the Closing upon written notice as follows:
     (a) By mutual consent of Buyer and Parent; or
     (b) By either Buyer or Parent if the Closing has not occurred on or before, November 30, 2007 (the “End Date”) (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement, except that Buyer may terminate under this Section 11.01(b) notwithstanding its breach solely of its obligation to consummate the Closing if the sole reason for such breach is failure to obtain the proceeds of the debt Financing without breaching any of its other covenants or agreements).

     Section 11.02. Termination by Parent. This Agreement may be terminated at any time prior to the Closing by Parent if:
     (a) Satisfaction on or before the End Date of any condition in Section 9.02 is or becomes impossible, including due to a material violation or breach by Buyer of any covenant, agreement, representation or warranty on the part of Buyer set forth in this Agreement (other than through the failure of Parent to comply with its obligations under this Agreement), and Parent has not waived such condition and Parent is not then in material breach of its obligations under the Agreement; or
     (b) (A) All of the conditions in Section 9.01 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (B) Buyer has not received the proceeds of the debt portion of the Financing by the time specified for the Closing in Section 2.08 or within 10 Business Days thereafter.
     Section 11.03. Termination by Buyer. This Agreement may be terminated at any time prior to the Closing by Buyer if satisfaction on or before the End Date of any condition in Section 9.01 is or becomes impossible, including due to a material violation or breach by Parent of any covenant, agreement, representation or warranty on the part of Parent set forth in this Agreement (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition and Buyer is not then in material breach of its obligations under the Agreement.
     Section 11.04. Effect of Termination.
     (a) Except as otherwise provided in this Section 11.04, termination of this Agreement pursuant to Sections 11.01, 11.02 or 11.03 shall be without liability of either party or its Affiliates to the other party to this Agreement and shall terminate all obligations of the parties hereunder except for the obligations under Sections 5.04 (Public Announcements), 5.05(b) (Access Indemnities), 5.07(b) (last sentence only) ( Financing Indemnities), 6.01 (Confidentiality), 6.04 (Fees and Expenses), 12.01 (Notices) and 12.08 (Governing Law); provided, however, that if such termination results from a breach of this Agreement, such termination shall not relieve the breaching party from liability to the other party for Damages suffered as a result of such breach, subject to limitations on the parties’ recourse in Sections 11.04(c) and 11.04(d).
     (b) In the event that this Agreement is terminated (i) by either party pursuant to Section 11.01(b) and (A) all conditions to Buyer’s obligations to close (other than (x) the condition set forth in Section 9.01(e) if the failure of such condition was caused by any action or inaction of Buyer constituting a material breach of Section 5.10 and (y) those conditions that by their nature are to be satisfied at Closing) have been satisfied or waived by the other party on or prior to the End Date and (B) Buyer did not receive the proceeds of the debt portion of the Financing by the End Date or (ii) by Parent pursuant to Section 11.02(b), then Buyer shall pay to Parent an aggregate amount equal to $50.0 million (the “Termination Fee”) as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) by wire transfer of same-day funds. Each of Parent and Buyer acknowledges and agree that the agreements contained in this Section 11.04(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor Buyer would have entered into this Agreement. If Buyer fails promptly to pay the Termination Fee when due, and, in order to obtain such payment, Parent commences a Proceeding that results in a Judgment against Buyer for the Termination Fee, Buyer shall pay Parent’s costs and expenses (including attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the Termination Fee from the date such payment was required to be made until the date of payment, at the Bank Rate in effect on the date such payment was required to be made.

     (c) Upon a termination by Parent under Section 11.02(b) or by either party under Section 11.01(b) in circumstances where a Termination Fee is payable, the Termination Fee shall be: (i) Parent’s sole and exclusive remedy with respect to all matters arising under or relating to this Agreement, at law or equity (including Damages arising out of the failure to consummate the Closing and/or as a result of any breach of the Agreement by Buyer prior to such termination), (ii) compensation and liquidated damages for the Damages suffered by Parent as a result of failure of the transactions contemplated by this Agreement to be consummated and/or as a result of any breach of the Agreement by Buyer prior to such termination, in each case so as to avoid the difficulty of determining Damages under the circumstances and not a penalty, and (iii) in lieu of any other entitlement or remedy of Parent with respect to all matters arising under or relating to this Agreement, at law or equity (including, without limitation, a willful breach of this Agreement by Buyer); provided, however, that (x) nothing in this Section 11.04(c) shall relieve Buyer from liability for failure to comply after termination of this Agreement with the provisions surviving such termination as specified in Section 11.04(a) and (y) if, as of the termination of this Agreement, Buyer is in breach of any of its representations, warranties, covenants or agreements hereunder (other than its obligation to consummate the Closing if the sole reason for such breach is failure to obtain the proceeds of the debt Financing) and such breach results in a failure to consummate the transaction, then Parent may seek damages for breach of this Agreement; provided, further, that the liability of Buyer and Guarantor, in the aggregate, with respect to such damages (and all such other matters arising under or relating to this Agreement, at law or equity) shall not in any event exceed $75 million (inclusive of the Termination Fee).
     (d) In the event this Agreement is terminated under Section 11.01, 11.02, or 11.03, in no event shall the liability of Parent exceed $75 million.
ARTICLE 12. MISCELLANEOUS PROVISIONS
     Section 12.01. Notices. All notices, demands and other communications (each a “Notice”) which may or are required to be given or made by either party to the other in connection with this Agreement shall be in writing (including facsimile) and shall be (a) delivered personally; (b) sent by documented overnight delivery service; (c) sent by facsimile transmission; or (d) sent by first class mail, postage prepaid. Such Notice shall be deemed to have been duly given (i) on the date of delivery, if delivered personally; (ii) on the Business Day after dispatch by documented overnight delivery service; (iii) on the date of facsimile transmission provided that confirmation of a successful transmission is received by the sending party; or (iv) upon receipt, if sent by first class mail, postage prepaid. In any case, Notices shall be addressed to the respective parties as follows:
     if to Parent:
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Attn: Corporate Secretary
Fax No.: 330-796-8836
     with a copy to (which copy shall not constitute notice):
Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114-1291

Attn: April V. Boise
Fax No.: 216-566-5800
     if to Buyer:
EPD, Inc.
c/o The Carlyle Group
1001 Pennsylvania Ave. N.W.
Suite 220 South
Washington, D.C. 20004
Attn: Daniel A. Pryor
Fax No.: 202-347-1818
     with a copy to (which copy shall not constitute notice):
Latham & Watkins LLP
555 11th Street, N.W.
Suite 1000
Washington, D.C. 20004
Attn: David S. Dantzic
Fax No.: 202-637-2201
or to such other address and to the attention of such other Persons as either party hereto may specify from time to time by Notice to the other party.
     Section 12.02. Entire Agreement. This Agreement, the schedules and exhibits attached hereto, and the Other Agreements, embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof and the transactions contemplated hereby and thereby, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter other than the Confidentiality Agreement, which shall terminate on the earlier of Closing or the termination of the Confidentiality Agreement but only with respect to Evaluation Material (as defined in the Confidentiality Agreement) provided by Parent to Buyer and its Affiliates that is included in the Business or the Purchased Assets.
     Section 12.03. Captions. The Table of Contents and Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.
     Section 12.04. Amendment, Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party against whom such waiver is to be effective. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

     Section 12.05. No Third Party Beneficiaries. Nothing herein in this Agreement or the Other Agreements, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including any employee or former employee of Parent, any beneficiary thereof, or any union or bargaining representative), other than the parties hereto any legal or equitable right, remedy, claim or other benefit under or by reason of this Agreement, including by subrogation, except that an Indemnified Party will be entitled to the rights to indemnification provided hereunder.
     Section 12.06. Counterparts. This Agreement may be executed (including by facsimile or other electronic transmission) with counterpart signature pages or in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     Section 12.07. Gender Plurals. Unless the context otherwise requires, words used in the singular shall be construed to mean or include the plural and vise versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.
     Section 12.08. Governing Law; Waiver of Jury Trial.
     (a) The parties hereto agree that all of the provisions of this Agreement (including the Schedules and Exhibits attached hereto) and any questions concerning its or their interpretation and enforcement shall be governed by the laws of the State of New York without regard to conflicts of law or choice of law provisions in such State or the United States provided, however, that nothing herein shall require the application of such law where the law of another nation or state mandates the application of a body of law from that nation or state, but only as to events occurring within that nation or state.
     (b) Each of the Parties agrees that each of the Parties may serve any process, summons, notice or document in connection with any action, suit or proceeding with respect to any matters under this Agreement by sending or delivering such process, summons, notice or document to the other party at the other Party’s address and in the manner provided for the giving of notices in Section 12.01.
     (c) EACH PARTY HERETO HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, SUIT, LITIGATION, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PROVISION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT SUCH PROCEEDING WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED BY A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
     Section 12.09. Interpretation. It is acknowledged by Buyer and Parent that this Agreement has undergone several drafts with the negotiated suggestions of each and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any provision of this Agreement. Each party to this Agreement has been represented by counsel of its choice in negotiation and drafting. In this Agreement, unless otherwise indicated, all words defined in the singular have the corresponding meaning in the plural and vice versa; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed in each instance by the words

“without limitation”; the words “shall” and “will” have the same meaning; unless otherwise indicated, references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement); references to Persons include their respective successors and permitted assigns and, in the case of governmental or regulatory authorities, Persons succeeding to their respective functions and capacities; unless otherwise indicated, monetary amounts are denominated in United States Dollars; and references to “hereof”, “herein”, “hereto”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
     Section 12.10. Invalidity; Unenforceability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of such term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the remaining provisions of this Agreement shall not be affected so long as the essential economic or legal substance of the transactions contemplated by this Agreement is not affected and the court making the determination of invalidity or unenforceability shall have the power to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed; provided, however, that, upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Acquisition be consummated as originally contemplated to the greatest extent possible.
     Section 12.11. Assignment. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned (whether by merger, sale of stock, sale of substantially all the assets or business, by operation of law or otherwise) by either party without the prior written consent of the other party, except that no prior consent shall be needed for Buyer to assign all or any of its rights hereunder to an Affiliate or the financial institutions from which it receives financing to consummate the transactions contemplated by this Agreement and the Other Agreements. Any assignment under this Section 12.11 shall not relieve the assigning party of any of its obligations hereunder.
     Section 12.12. No Partnership. Nothing contained in this Agreement will be deemed or construed by the parties hereto, or by any other person or entity, to create the relationship of principal and agent, or of partnership, strategic alliance or joint venture.
     Section 12.13. Limitation on Certain Remedies. In no event will either party hereto be responsible to the other party for any indirect, punitive, consequential (including lost profits or damages calculated by reference to a multiple of profits or EBITDA or similar methodology), special, exemplary or other similar damages or losses except to the extent such damages were awarded in a Proceeding (or settlement thereof) to any third party against an Indemnified Party.
     Section 12.14. Respecting Affiliate Transfer Agreements. Parent and Buyer agree that the respective Affiliate Transfer Agreements are intended to cover only the sale and transfer of the asset and/or ownership interests to which they relate and, accordingly, except with respect to the transfer of such assets and/or ownership interests and the amount, timing and manner of payment of the amounts to be paid thereunder in accordance with their respective terms, in the event of any conflict between any provision contained in this Agreement and any provision contained in, or implied or deemed to be added by operation of Applicable Legal Requirement or otherwise to, any Affiliate Transfer Agreement, the provisions of this Agreement shall control.
     Section 12.15. Specific Performance. The parties acknowledge that any breach of this Agreement by the other party prior to the Closing will result in irreparable and continuing damage to the non-breaching party for which there will be no adequate remedy at law and that, in the event of any such breach, the non breaching party shall be entitled to injunctive relief, including specific performance, and to such further and other relief as may be necessary and proper to ensure compliance by the breaching party with this Agreement, and the parties consent to the entry of such relief, without necessity of posting bond or other security (any requirements therefore being expressly waived). The Parties acknowledge that the provisions of this Section 12.15 are reasonably necessary and commensurate with the need to protect the Parties’ against irreparable harm and to protect their legitimate business interests.
[Remainder of page intentionally left blank. Signature page to follow.]

[Signature page to Purchase and Sale Agreement]
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first above written.

PARENT:		BUYER:

THE GOODYEAR TIRE & RUBBER COMPANY		EPD, INC.

By:	/s/ Richard J. Kramer	By:	/s/ Daniel A. Pryor

	Name: Richard J. Kramer		Name: Daniel A. Pryor

	Title: President, North American Tire and CFO		Title: President